UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.     )

☑ Filed by the Registrant	☐ Filed by a Party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

Baxter International Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
1) Title of each class of securities to which transaction applies:
2) Aggregate number of securities to which transaction applies:
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4) Proposed maximum aggregate value of transaction:
5) Total fee paid:
☐	Fee paid previously with preliminary materials:
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1) Amount previously paid:
2) Form, Schedule or Registration Statement No.:
3) Filing Party:
4) Date Filed:

Notice of 2020

Annual Meeting

of Stockholders

and Proxy Statement

May 5, 2020

Baxter International Inc.

Headquarters

One Baxter Parkway

Deerfield, Illinois 60015

Baxter International Inc. One Baxter Parkway Deerfield, Illinois 60015	March 17, 2020

Dear Fellow Stockholder:

It is my pleasure to invite you to attend Baxter’s Annual Meeting of Stockholders on Tuesday, May 5, 2020, at 9 a.m., Central Daylight Time. The attached Notice of Annual Meeting of Stockholders and Proxy Statement will serve as your guide to the business to be conducted.

Baxter’s medically essential products play a fundamental role in healthcare around the world, making a difference for an estimated 75 million patients annually. The company’s Mission to Save and Sustain Lives remains firm and enduring; yet Baxter and its portfolio are dynamic and continually evolving to best meet the needs of our diverse stakeholder base, from patients and healthcare providers to our investors and the communities where we do business. Today we are on a multi-year journey of transformation focused on elevating the power of our portfolio, the quality of our products and the safety and effectiveness of our operations.

In 2019, our emphasis on meaningful, patient-centered innovation was demonstrated in an array of product launches across all six of our businesses. To supplement our organic growth, we also advanced high-potential acquisitions, such as Cheetah Medical and Seprafilm, as well as collaborations in our core areas of focus and key adjacencies, further expanding our product range and patient impact.

As we have revitalized innovation, we have also heightened operational efficiency. Baxter has achieved more than $1 billion in cost savings since 2015, the year in which we separated from Baxalta. This gives us far greater flexibility to invest in our future and reward investors like you.

The outcome of these efforts in 2019 helped drive increased sales across all of our businesses and geographies over the year, as well as growth in our operating margin and earnings per share. It also contributed to further stock buybacks and a 16% increase in our annual dividend rate in 2019, furthering a disciplined capital allocation strategy focused on driving innovation for patients, growth for the business and greater value for investors.

If you have been following the company closely, you may be aware that Baxter launched an internal investigation in 2019 into certain intra-company transactions and related misstatements to Baxter’s previously reported non-operating foreign exchange gains and losses. This internal investigation is now complete as it relates to the evaluation of the related financial statement impacts. We have filed the related restated financial restatements and are now current in our reporting obligations with the SEC. We have and are continuing to implement comprehensive, remedial actions (as described on p.24 of the proxy statement) to help ensure that this does not recur. We believe our performance across the relevant periods continues to demonstrate the strength of our transformation.

Also central to our Mission is how we embrace our role as a leading corporate citizen. The spirit of transformation that guides how we do business extends to our social responsibility efforts, as we sharpen our focus and refine our execution to create lasting social, environmental and economic value for our stakeholders. Baxter continues to be recognized by numerous global, national and local organizations for its leadership as a socially and environmentally responsible business, and as an employer of choice cultivating an inclusive, diverse workplace.

Baxter’s success is fueled by the hard work and passion of our 50,000 committed employees worldwide.[1] It is an honor to lead this dedicated, diverse team as we elevate our presence, accelerate innovation and build additional value for our stockholders.

We hope that you are able to join us at the Annual Meeting of Stockholders to discuss our 2019 results and learn more about our strategic agenda, including our commitment to corporate responsibility. Details of the business to be conducted at the Annual Meeting are included in the attached Notice of Annual Meeting of Stockholders and Proxy Statement, which we encourage you to read carefully. If we have the Annual Meeting in Deerfield and you plan on attending, please review the information on attendance provided on p.73 of the proxy statement.

Your vote is very important to us. Whether or not you plan to attend in person, I urge you to vote your shares as promptly as possible. You may vote your shares by Internet or by telephone. If you received a paper copy of the proxy card by mail, you may sign, date and return the proxy card in the enclosed envelope. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

As part of our precautions regarding the coronavirus, or COVID-19, we currently expect that the Annual Meeting will be held by means of remote communications. If we take this step, we will announce the decision to do so in advance, and details on how to participate in the meeting will be issued by press release and filed with the SEC as additional proxy material.

On behalf of Baxter’s Board of Directors, our management team, and our employees, thank you for your continued confidence and support as we advance our Mission for patients globally. We look forward to your participation in this year’s Annual Meeting of Stockholders.

Sincerely yours,

José (Joe) E. Almeida

Chairman of the Board,

President and Chief Executive Officer

[1]	As of December 31, 2019.

Baxter International Inc. One Baxter Parkway Deerfield, Illinois 60015	March 17, 2020

Dear Stockholder:

It has been my privilege to serve as Baxter’s lead independent director during 2019. As part of our ongoing stockholder engagement program, I have enjoyed meeting with a broad group of investors over the years, gaining valuable insight into their views and creating an opportunity for us to share our perspectives about the company. We describe this program in more detail on p.33 of the proxy statement and expect to continue these outreach efforts following the filing of this proxy statement. I look forward to engaging in productive dialogue with our stockholders in the remainder of 2020.

Your Board plays a key role in overseeing the strategic direction of the company, monitoring the execution of strategy by Baxter’s management, and ensuring that the company’s corporate culture aligns with its long-term strategy. The Board includes a diverse and experienced group of independent directors with a wide range of skills and experiences that support Baxter’s strategy and help to position the company for long-term success in the complex and rapidly changing healthcare environment in which we operate.

As a lead director, I liaise closely with the other independent directors to help ensure their input is incorporated into the Board meetings and work closely with Joe Almeida to develop Board strategy and agenda topics. Additionally, I provide an independent channel for investors and other stakeholders to access the Board and Baxter generally. There were many developments in our Board practices in 2019 to date, including:

•   Board Refreshment – We welcomed two new Board members in advance of our 2019 Annual Meeting: Patricia (Patty) Morrison and Amy Wendell. Each of Patty and Amy brought critical experience in the areas of information technology and cybersecurity and M&A, respectively, which complement Baxter’s strategies and potential transformation activities. With these appointments, our directors have an average Board tenure of about 9 years, which we believe strikes the right balance between new directors, who bring fresh perspectives, and seasoned directors, who have extensive institutional knowledge. We are continuously focused on ensuring that Baxter has an optimal Board structure and composition, and approach Board refreshment in a thoughtful manner to ensure that the right skills, experiences, and perspectives are brought to our meetings and discussions. As part of this process, the Board has retained an outside search firm to identify potential new Board members with medical/scientific, audit/internal controls or corporate governance backgrounds. Our Corporate Governance Committee will be actively involved in identifying and evaluating candidates for Board consideration.

•   Restatement Process – On March 17, 2020, Baxter filed restated financial statements to correct certain misstatements to its previously issued financial statements (as described on p.23 of the proxy statement). Together with the other members of the Audit Committee, I actively participated in the company’s internal investigation. I appreciate the patience that our investors and other stakeholders have shown as we have been focused on completing the investigation, becoming current in our SEC reporting obligations and implementing comprehensive remedial actions to help ensure that this does not recur. As your lead independent director, I will review our alignment with our stockholders’ perspectives at the upcoming corporate governance meetings.

I am confident that Baxter will continue to build on its growing momentum with the Board’s active involvement, valuable input and support. I am equally confident that we currently have the proper structures in place to help drive success and accomplish the company’s long-term strategic goals. We look forward to our continued engagement with you. On behalf of the Board, thank you for your investment in, and support of, Baxter.

Best regards,

Thomas T. Stallkamp

Lead Director

Table of Contents	i

investor.baxter.com

Notice of 2020 Annual Meeting of Stockholders and Proxy Statement	1

Notice of 2020 Annual Meeting of Stockholders and Proxy Statement

The 2020 Annual Meeting of Stockholders of Baxter International Inc. (the Annual Meeting) is scheduled to be held at our corporate headquarters located at One Baxter Parkway, Deerfield, Illinois 60015, on Tuesday, May 5, 2020 at 9:00 a.m., Central Daylight Time, for the following purposes:

To elect the 12 directors named in the attached proxy statement.

To approve named executive officer compensation for 2019.

To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Baxter International Inc. (Baxter or the company) in 2020.

To vote on the two stockholder proposals as described in the proxy statement, if such proposals are properly presented at the Annual Meeting.

To transact any other business that may properly come before the meeting.

The Board of Directors recommends that stockholders vote FOR Items 1, 2 and 3. The Board of Directors recommends that stockholders vote AGAINST each of the stockholder proposals referred to in Item 4. Stockholders of record at the close of business on March 12, 2020 will be entitled to vote at the meeting.

By order of the Board of Directors,

Ellen K. McIntosh

Corporate Secretary

  How Do I Vote?

By Internet, following the instructions on the Notice of Internet Availability of Proxy Materials or the proxy card;

By telephone, using the telephone number printed on the proxy card; or

By mail (if you received your proxy materials by mail), using the enclosed proxy card and return envelope.

Important Notice Regarding

the Availability of Proxy Materials for

the Annual Meeting of Stockholders

to be Held on May 5, 2020

The proxy statement relating to the

Annual Meeting and the

Annual Report to Stockholders for the year

ended December 31, 2019 are available at

http://materials.proxyvote.com/071813.

Baxter is actively monitoring the coronavirus (COVID-19) and is sensitive to the public health and travel concerns stockholders may have as well as the protocols that federal, state, and local governments have imposed. Baxter currently expects that the Annual Meeting will be held by means of remote communication. If we take this step, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting by means of remote communication, and will issue a press release with details on how to participate in the meeting and inspect a list of stockholders of record. The press release will be filed with the SEC as additional proxy material. If you are planning to attend the Annual Meeting, please check Baxter’s website prior to the meeting date. As always, you are encouraged to vote your shares prior to the Annual Meeting.

Proxy Statement

The accompanying proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting to be held on Tuesday, May 5, 2020. On or about March 17, 2020, Baxter began mailing to stockholders of record a Notice of Internet Availability of Proxy Materials providing instructions on how to access proxy materials via the Internet and how to vote online (www.proxyvote.com). Stockholders who did not receive the Notice of Internet Availability of Proxy Materials as a result of a previous election will receive a paper or electronic copy of the proxy materials, which Baxter also began sending on or about March 17, 2020.

investor.baxter.com

2	Proxy Statement Highlights

Proxy Statement Highlights

To assist you in reviewing the proposals to be acted upon at the Annual Meeting, this section presents concise detail about each non-routine voting item. For more complete information, please review our Annual Report on Form 10-K for the year ended December 31, 2019 (the 2019 Form 10-K) and the complete proxy statement.

Election of Directors

What am I voting on?

You are asked to vote for the reelection of the 12 directors set forth below for a term of one year.

What is the Board’s recommendation?

The Board recommends a vote FOR the election of each of the director nominees.

The Board believes that the 12 directors standing for reelection possess a desirable mix of professional and industry experience and qualifications, reflective of the Board’s ongoing board refreshment efforts. The Board has demonstrated an ability to effectively consult with management on the company’s strategic and operational plans and oversee the company’s performance. See below for additional information regarding the qualifications, experiences and backgrounds of the Board and recent Board developments.

Where can I find more information?

Concise supporting information is presented below.

See also “Corporate Governance at Baxter International Inc.—Proposal 1—Election of Directors” for additional information.

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	3

Name Primary Occupation	Age	Director Since	Independent Y/N	Key Attributes and Skills	A	C	CG	QCT
José (Joe) E. Almeida Chairman, President and Chief Executive Officer, Baxter International Inc.	57	2016	N	✓ Significant experience in the medical device industry ✓ Extensive experience leading and helping to transform global, multi-faceted corporations
Thomas F. Chen Senior Vice President and President of International Nutrition, Abbott Laboratories (retired)	70	2012	Y	✓ Extensive international business experience in hospital products and pharmaceuticals ✓ Global perspective			⬛	⬛
John D. Forsyth Chairman and CEO, Wellmark Blue Cross Blue Shield	72	2003	Y	✓ Significant experience in the healthcare industry, including with leading payors ✓ Understanding of large, complex organizations, including healthcare payors		⬛	⬛
James R. Gavin III, M.D., Ph.D. Chief Executive Officer (retired) and Chief Medical Officer Healing Our Village, Inc.	74	2003	Y	✓ Significant experience in the healthcare industry, including with leading healthcare providers ✓ Extensive scientific and medical expertise, including as a practicing endocrinologist			⬛	⬛
Peter S. Hellman President and Chief Financial and Administrative Officer Nordson Corporation (retired)	70	2005	Y	✓ Extensive financial and capital markets experience ✓ Significant experience leading global industrial companies, including a multi-billion dollar information technology business	⬛	⬛
Michael F. Mahoney Chairman, President and CEO, Boston Scientific Corporation	55	2015	Y	✓ Extensive experience leading global, medical products companies, including most recently as a Chairman and CEO		⬛		⬛
Patricia B. Morrison Executive Vice President, Customer Support Services & Chief Information Officer, Cardinal Health, Inc. (retired)	60	2019	Y	✓ Significant experience in information technology and cybersecurity at global healthcare companies	⬛
Stephen N. Oesterle, M.D. Healthcare Industry Consultant, former Senior Vice President, Medicine and Technology, Medtronic plc	69	2017	Y	✓ Significant experience in the medical products and healthcare industries ✓ Strong scientific and medical background, including as a practicing cardiologist			⬛	⬛
Cathy R. Smith Chief Financial Officer, Bright Health Inc.	56	2017	Y	✓ Significant financial expertise and corporate leadership experience, including in response to cybersecurity incidents	⬛
Thomas T. Stallkamp (Lead Director) Founder and Principal, Collaborative Management LLC	73	2000	Y	✓ Extensive experience leading global corporations, including global manufacturers ✓ Significant business development and supply chain experience	⬛	⬛
Albert P.L. Stroucken Chairman and Chief Executive Officer, Owens-Illinois Inc. (retired)	72	2004	Y	✓ Extensive experience leading large, complex organizations ✓ Significant financial expertise	⬛		⬛
Amy A. Wendell Senior Vice President of Strategy and Business Development, Covidien (retired)	59	2019	Y	✓ Extensive experience in business development and strategy in healthcare industry, including significant restructuring and integration experience				⬛

Key

⬛ Committee Chairperson ⬛ Committee Member	A Audit Committee C Compensation Committee	CG Corporate Governance Committee QCT Quality, Compliance and Technology Committee

investor.baxter.com

4	Proxy Statement Highlights

2019 Board and Governance Highlights

Board Refreshment Activities	See page 17

•  Heightened focus by the Board on refreshment and diversity led to the appointment of two new directors in 2019, as described below.

•  As part of ensuring that Baxter has an optimal Board structure and composition, the Board has retained an outside search firm to identify potential new Board members with medical/scientific, audit/internal controls or corporate governance backgrounds.

*  Calculated as of March 17, 2020

Governance Practices	See pages 23 and 33

•  Since the company’s internal investigation began (as described under “Restatement of Certain Financial Statements”), the Audit Committee held 19 meetings, with active participation by the full Board, to consider and take action on matters relating to the internal investigation, the restatement and management’s remediation efforts.

•  Baxter directors, including Thomas Stallkamp and Albert Stroucken, will be embarking on a corporate governance outreach, including meetings following the filing of this proxy statement.

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	5

Board Qualifications, Experiences and Backgrounds

The following chart sets forth the varied qualifications, experiences and backgrounds of the director nominees in the aggregate. Each chevron represents a director nominee who possesses the specific attribute or experience. See “Corporate Governance at Baxter International Inc.—Nominees for Election as Directors” and “—Board of Directors—Director Qualifications” for additional information.

Advisory Vote to Approve Named Executive Officer  Compensation

What am I voting on?

You are asked to cast a non-binding advisory vote to approve Baxter’s compensation programs as described in the “Executive Compensation—Compensation Discussion and Analysis” section of the proxy statement.

What is the Board’s recommendation?

The Board recommends a vote FOR this proposal.

The Board and the Compensation Committee believe that Baxter’s executive compensation programs appropriately align executives’ interests with Baxter’s strategies and long-term objectives, including Baxter’s ongoing pursuit of top quartile financial performance. See “—Performance Highlights” below for additional information regarding 2019 financial and operational highlights.

investor.baxter.com

6	Proxy Statement Highlights

Where can I find more information? Concise supporting information is presented below.
See “Executive Compensation—Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation” for additional information.

Performance Highlights

Further Information
Strong financial results and stockholder returns for 2019	See page 38

[1]

For purposes of calculating performance under the company’s 2019 annual incentive plan, net sales were calculated at budgeted exchange rates (as of January 1, 2019) and were adjusted to exclude results associated with sales of the company’s newly acquired doxorubicin HCI liposome injection (DOXIL) product. Adjusted earnings from continuing operations per share and adjusted operating margin were further adjusted (for purposes of performance calculations under the company’s 2019 annual and long-term incentive plans) to exclude the results associated with DOXIL. We refer to these measures as used in the proxy statement as adjusted net sales, further adjusted earnings per share or further adjusted EPS and further adjusted operating margin, respectively. These amounts totaled $11.7 billion in adjusted net sales, $3.28 in further adjusted EPS and 18.5% in further adjusted operating margin. See “Executive Compensation—Compensation Discussion and Analysis—Structure of Compensation Program—Financial Targets” and “—Performance Over the Long Term—Performance Against Adjusted Operating Margin Target” for a reconciliation of the amounts listed in the graphics above along with further adjusted amounts (as described in this paragraph) to the applicable measures calculated in accordance with U.S. generally accepted accounting principles (GAAP).

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	7

Compensation Design for 2019	See page 36
Base Salary
• Provides a base level of competitive compensation • Used to attract and retain executive talent

2019 Annual Incentive Program

•  Motivates and rewards executives for company and individual performance against annually established financial targets and individual objectives

•  Financial targets and relative weightings for 2019 included:

•  Adjusted earnings per share (50%)

•  Net sales (30%)

•  Free cash flow (20%)

2019 Long-Term Incentive Program (LTI)

Performance Share Units (PSUs) (50%)

•  Motivates and rewards executives for company performance against financial targets and incorporates an assessment of the executive’s past performance and future potential.

•  PSUs recognize that a portion of an executive’s equity awards should be completely “at-risk”

•  Financial objectives for 2019 PSU awards included:

•  Adjusted operating margin (50%)—based on company performance as compared to the applicable annual adjusted operating margin target, subject to completion of the three-year vesting period across all three tranches of awards

•  Total shareholder return (50%)—based on the change in company stock price over a three-year performance period, including reinvested dividends (TSR), as compared to the TSR of the company’s peer group over the same performance period (as further described in “—Structure of Compensation Program”)

Stock Options (50%)

•  As another form of performance-based compensation, motivates and rewards an executive’s contributions to helping to achieve the company’s long-term objectives and increasing stockholder value

•  Stock options recognize that it is in the best interests of the company to provide equity that will vest as long as the executive continues to serve at Baxter and are valued, at least in part, on the company’s performance during a specified period

investor.baxter.com

8	Proxy Statement Highlights

Changes to Baxter’s Long-Term Incentive Program for 2020

The Compensation Committee approved changes in early 2020 to Baxter’s LTI program metrics that determine PSU awards. These changes align with stockholder input and those used by the company’s peer group. No changes were made with respect to the stock option component of the 2020 LTI plan. Below is a summary of the changes:

2020 LTI PSU Metrics	Change Effective 2020
TSR (weighted 33-1/3%)

•   In the event TSR is negative during the three-year performance period, the maximum payout of TSR PSUs is capped at 100% of target.

•   Threshold performance changes from the 25th percentile (25% of target payout) to the 35th percentile (50% of target payout).

•   Achieving maximum payout requires performance at the 80th percentile (change from the 75th percentile).

CAGR Sales Growth & Return on Invested Capital (ROIC) (each weighted 33-1/3%)

•   Adjusted Operating Margin will be replaced by two new metrics: CAGR Sales Growth & ROIC.

•   Cumulative sales growth, including new products in the pipeline, is critical to Baxter’s long-term success.

•   ROIC measures profitability and how effectively company assets are being used. It requires management to effectively manage different aspects of the business—including new product introductions and productivity.

•   The performance for each of the metrics is measured over a three-year period (Adjusted Operating Margin will continue to be measured over three one-year periods for previously issued awards).

The company did not issue any restricted stock units (RSUs) to any executive officers in 2019, consistent with the structure of its executive compensation program generally. The Compensation Committee has not and does not intend to authorize the issuance of any RSUs in 2020, except as may be required to retain and attract key personnel.

On March 12, 2020, to continue to benefit from Mr. Almeida’s leadership, the company entered into a new employment offer letter with Mr. Almeida that is effective until December 31, 2023 and replaces his existing employment offer letter. See “—Executive Compensation Tables—Certain Employment Arrangements” below for a more detailed description of the terms of Mr. Almeida’s new offer letter.

Independent Board Chairman

What am I voting on?

If properly presented, you will be asked to vote on a stockholder proposal that asks the Board to amend the company’s governing documents to require the Chairman of the Board, whenever possible, to be an independent member of the Board.

What is the Board’s recommendation? The Board of Directors recommends a vote AGAINST the stockholder proposal. Where can I find more information? Concise supporting information is presented below.
See “Stockholder Proposals—Proposal 4—Independent Board Chairman” for additional information.

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Proxy Statement Highlights	9

Items to consider when evaluating this proposal:

•  Baxter’s Existing Governance Structure: The company’s existing governance structure, including its robust lead independent director role, provides effective independent oversight while allowing the Board the flexibility to make changes in the company’s leadership structure in accordance with the best interests of the company and its stockholders

•  The Combined CEO/Chair Role Ensures Consistent Communication and Coordination: Having Mr. Almeida serve as Chief Executive Officer and Chairman allows consistent communication and coordination throughout the company and effective and efficient implementation and evolution, as appropriate, of corporate strategy. Under Mr. Almeida’s leadership, the company delivered strong results for 2019, with the fourth quarter reflecting its strongest operational sales growth since the 2015 spin-off of Baxalta, driven by outstanding performance across all its global businesses and regions

•  Strong Lead Independent Director: The responsibilities of the lead independent director are significant and include functioning as the primary liaison between the independent directors and the Chief Executive Officer and Chairman. Additionally, Mr. Stallkamp, who has served in the role since 2014, has helped oversee the company and Board through significant milestones and periods of transition, including the July 2015 spin-off of Baxalta Incorporated (Baxalta), the recruitment and appointment of Joe Almeida as Chief Executive Officer and Chairman, and the company’s ongoing corporate governance outreach efforts

•  Established Independent Oversight and Stockholder Accountability: The Board’s existing leadership structure and corporate governance practices, including having a majority of independent directors, fully-independent committees, annual evaluations of the Board and its committees, ongoing board refreshment practices and regular stockholder engagement, ensures effective independent oversight of management and accountability to the company’s stockholders

•  Baxter Stockholders Have Rejected Similar Proposals in Both 2018 and 2019: In both years, this proposal received less than 30% support, which indicates that the company’s stockholders are supportive of the Board’s position on this proposal and current leadership structure

Right to Act by Written Consent

What am I voting on?

If properly presented, you will be asked to vote on a stockholder proposal that asks the Board to undertake such steps as may be necessary to permit stockholders to act by written consent.

What is the Board’s recommendation? The Board of Directors recommends a vote AGAINST the stockholder proposal. Where can I find more information? Concise supporting information is presented below.
See “Stockholder Proposals—Proposal 5—Right to Act by Written Consent” for additional information.

Items to consider when evaluating this proposal:

•  Baxter Stockholders Have the Right to Call a Special Meeting: The company’s organizational documents allow holders of 25% of the outstanding shares of the company’s common stock to call a special meeting. This is approximately one-half of the percentage that would be required to act by written consent under the proposal

•  Minority Stockholders May be Left Out of the Written Consent Process: The proposal does not include a requirement that all stockholders be given prior notice and an opportunity to be heard. Furthermore, stockholders holding a mere majority of the company’s outstanding voting shares could adopt an action by written consent that is binding on the company and the company’s stockholders. In contrast, holders of just 25% of the outstanding shares of the company’s common stock are already permitted to call a special meeting which requires prior notice and gives all stockholders the opportunity to participate in the process

•  Baxter is Committed to Maintaining Strong Corporate Governance Practices and Protecting Stockholder Rights: This commitment is evidenced by, among other things, Baxter’s proxy access bylaw, the ability of stockholders to call a special meeting, the complete declassification of the Board (which was completed in 2018), majority voting standard for directors, the removal of super-majority voting provisions from Baxter’s organizational documents and Board composition and refreshment efforts

•  Baxter Stockholders Have Rejected Similar Proposals in Both 2018 and 2019: The decreased level of support this proposal received in 2019 (approximately 37%, down from 42% in 2018) indicates that the company’s stockholders are supportive of the Board’s position on this proposal and current governance structure

investor.baxter.com

10	Corporate Governance at Baxter International Inc.

Corporate Governance at Baxter International Inc.

Election of Directors

The Board currently consists of 12 members. The Board has nominated all of the directors for reelection as directors for a term of one year.

The Board of Directors recommends a vote FOR the election of each of the director nominees named below under “—Nominees for Election as Directors.”

Baxter’s Bylaws require each director to be elected by the majority of the votes cast with respect to that director in uncontested elections; that is, the number of shares voted “for” a director must exceed 50% of the number of votes cast with respect to that director. Abstentions will not be considered votes cast. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy and entitled to vote on the election of directors. If a nominee who is serving as a director is not elected at an annual meeting of stockholders, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under the company’s Bylaws, any incumbent director who fails to be reelected at an annual meeting must offer his or her resignation to the Board. The Corporate Governance Committee would then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. In accordance with the Bylaws, the Board would consider the Corporate Governance Committee’s recommendation when deciding whether to accept or reject the tendered resignation and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results are certified. The director who offers his or her resignation would not participate in the Board’s decision.

All of the nominees have indicated their willingness to serve if elected, but if any nominee should be unable or unwilling to stand for election, proxies may be voted for a substitute nominee designated by the Board. No nominations for directors were received from stockholders (including as a result of any proxy access nominations), and no other candidates are eligible for election as directors at the Annual Meeting. Accordingly, there is no director election contest and each director nominee must receive a majority of the votes cast with respect to that director in order to be reelected to the Board. Unless proxy cards are marked otherwise, the individuals named as proxies intend to vote the shares represented by proxy in favor of all of the Board’s nominees.

Set forth below under “—Nominees for Election as Directors” is information concerning the nominees for election.

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	11

Nominees for Election as Directors

José (Joe) E. Almeida

Chairman of the Board, President and CEO

Age 57

Director since 2016

Biography

Mr. Almeida was appointed Chairman of the Board, President and Chief Executive Officer effective January 1, 2016. He began serving as an executive officer of the company in October 2015. He served as Senior Advisor with The Carlyle Group, a multinational private equity, alternative asset management and financial services corporation, from May 2015 to October 2015. Previously, he served as the Chairman, President and Chief Executive Officer of Covidien plc (Covidien), a global health care products company, from March 2012 through January 2015, prior to the acquisition of Covidien by Medtronic plc (Medtronic), and President and Chief Executive Officer of Covidien from July 2011 to March 2012. Mr. Almeida is a member of the Board of Directors of Walgreens Boots Alliance, Inc. and Ortho-Clinical Diagnostics, Inc., a Carlyle Group company. He also serves on the board of trustees of Partners in Health. Mr. Almeida served on the board of directors of State Street Corporation from October 2013 to November 2015, Analog Devices, Inc. from December 2014 to November 2015 and EMC Corporation from January 2015 to November 2015. He previously served as director and chairman of the board for The Advanced Medical Technology Association (AdvaMed).

Key Attributes, Experience and Skills

Substantial knowledge of the medical device industry and extensive experience leading, operating and transforming global corporations as a result of his roles as Chairman and Chief Executive Officer at Baxter and Covidien and in other senior management roles at other medical device companies.

Thomas F. Chen

Independent Director

Age 70

Director since 2012

Committees: Corporate Governance and Quality, Compliance and Technology

Biography

Mr. Chen served as Senior Vice President and President of International Nutrition of Abbott Laboratories (Abbott), a global health care company, before retiring in 2010. During his 22-year career at Abbott, Mr. Chen served in a number of roles with expanding responsibilities, primarily in Pacific/Asia/Africa where he oversaw expansion into emerging markets. Prior to Abbott, he held several management positions at American Cyanamid Company, which later merged with Pfizer Inc. Mr. Chen currently serves as a director of Stericycle, Inc. and an advisor to Cooperation Fund, a partnership between Goldman Sachs and the sovereign fund, China Investment Cooperation, to bolster U.S. manufacturers’ market presence in China. Mr. Chen previously served as a director of Cyanotech Corporation.

Key Attributes, Experience and Skills

Extensive international business experience in pharmaceuticals, hospital products and nutritionals through his 22-year career at Abbott, with a distinct global perspective resulting from his focus on emerging markets, particularly in China, India and other Asia Pacific regions.

investor.baxter.com

12	Corporate Governance at Baxter International Inc.

John D. Forsyth

Independent Director

Age 72

Director since 2003

Committees: Compensation and Corporate

Governance

Biography

Mr. Forsyth has been Chairman of Wellmark Blue Cross Blue Shield, a healthcare insurance provider for residents of Iowa and South Dakota, since 2000 and Chief Executive Officer since 1996. Prior to that, he spent 26 years at the University of Michigan, holding various positions, including President and Chief Executive Officer of the University of Michigan Health System. Mr. Forsyth currently serves as a director of the National Institute of Healthcare Management and previously served as a director of Baxalta, before it was acquired by Shire plc (Shire) in June 2016 and before Shire was acquired by Takeda Pharmaceutical Company in 2019.

Key Attributes, Experience and Skills

Extensive experience in the healthcare industry and with healthcare payors. An understanding of the challenges associated with leading and operating within large, complex organizations as current Chairman and Chief Executive Officer of Wellmark Blue Cross Blue Shield and given his 26 years of management experience in the University of Michigan Health System.

James R. Gavin III, M.D., Ph.D.

Independent Director

Age 74

Director since 2003

Committees: Corporate Governance and Quality, Compliance and Technology

Biography

Dr. Gavin is the Chief Medical Officer of Healing Our Village, Inc., a healthcare corporation that specializes in targeted advocacy, training, education, disease management and outreach for healthcare professionals and minority communities, having previously served as Chief Executive Officer and Chief Medical Officer from 2007 until November 2019, and Executive Vice President for Clinical Affairs from 2005 to 2007. Dr. Gavin is also Clinical Professor of Medicine and Senior Advisor of Health Affairs at Emory University, a position he has held since 2005, and Clinical Professor of Medicine at Indiana University School of Medicine in Indianapolis, a position he has held since 2008. From 2002 to 2005, Dr. Gavin was President of the Morehouse School of Medicine and from 1991 to 2002 he served as Senior Science Officer at Howard Hughes Medical Institute, a non-profit medical research organization. He previously served as a director of Amylin Pharmaceuticals, Inc. and Baxalta, before it was acquired by Shire in June 2016 and before Shire was acquired by Takeda Pharmaceutical Company in 2019.

Key Attributes, Experience and Skills

Extensive experience with, and medical and scientific expertise and knowledge of, the healthcare industry and its providers as a result of the positions he has held at Emory and Indiana Universities, the Morehouse School of Medicine and Howard Hughes Medical Institute as well as significant leadership experience as Chief Executive Officer and Chief Medical Officer of Healing Our Village, Inc.

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	13

Peter S. Hellman

Independent Director

Age 70

Director since 2005

Committees: Audit and Compensation

Biography

From 2000 until his retirement in 2008, Mr. Hellman held various positions at Nordson Corporation, a manufacturer of systems that apply adhesives, sealants and coatings during manufacturing operations, the most recent of which was President and Chief Financial and Administrative Officer. From 1989 to 1999, Mr. Hellman held various positions with TRW Inc., the most recent of which was President and Chief Operating Officer. Mr. Hellman currently serves as a director of The Goodyear Tire & Rubber Company and Owens-Illinois, Inc. (Owens-Illinois). Mr. Hellman previously served as a director of Qwest Communications International Inc.

Key Attributes, Experience and Skills

Significant experience leading global industrial companies and a multi-billion dollar information technology business and overseeing global supply operations, manufacturing and distribution practices. Extensive financial, capital markets and operational expertise and experience leading complex corporations with a considerable global presence as a result of the various senior positions held at Nordson Corporation and TRW Inc. as well as extensive experience serving on public company boards, including as the audit committee chair of The Goodyear Tire & Rubber Company and Owens-Illinois, Inc.

Michael F. Mahoney

Independent Director

Age 55

Director since 2015

Committees: Compensation and Quality,

Compliance and Technology

Biography

Mr. Mahoney is Chairman, President and Chief Executive Officer of Boston Scientific Corporation (Boston Scientific), a global developer, manufacturer and marketer of medical devices. He has served in that role since 2016. Between 2012 and 2016, he served as President and Chief Executive Officer of Boston Scientific. He first joined Boston Scientific in 2011, with a 24-year track record of building medical device, capital equipment and healthcare IT businesses. Prior to joining Boston Scientific, Mr. Mahoney served as Worldwide Chairman of Johnson & Johnson Medical Devices and Diagnostics Division and as Worldwide Group Chairman of Johnson & Johnson’s DePuy Orthopedics and Neuro Science Business. He was President and Chief Executive Officer of the Global Healthcare Exchange, a leading supply chain solutions company, from 2001 to 2007 before joining Johnson & Johnson. Earlier in his career, he advanced through a series of leadership roles at General Electric Medical Systems. He serves as a director of AdvaMed.

Key Attributes, Experience and Skills

Significant knowledge of the global medical products business and extensive experience leading and operating within global, multi-faceted medical products companies as a result of his roles at Boston Scientific and Johnson & Johnson. These experiences includes significant merger and acquisition activity.

investor.baxter.com

14	Corporate Governance at Baxter International Inc.

Patricia B. Morrison

Independent Director

Age 60

Director since 2019

Committees: Audit

Biography

From 2009 to 2018, Ms. Morrison served as Executive Vice President, Customer Support Services and Chief Information Officer (CIO), of Cardinal Health Inc. (Cardinal), a global, integrated healthcare services and products company. At Cardinal, she led global information technology (IT) operations, which included the transformation of multiple business segments, acquisition integration and digital strategy. Prior to Cardinal, Ms. Morrison was the Chief Executive Officer of Mainstay Partners, a technology advisory firm, from 2008 to 2009. She previously served as CIO of both Motorola, Inc. and Office Depot, Inc. and held senior-level IT positions at General Electric Company, PepsiCo, Inc., The Procter & Gamble Company, and The Quaker Oats Company. She currently serves as a director of Splunk Inc. She previously served as a director of Aramark Corporation.

Key Attributes, Experience and Skills

Extensive experience of across diverse global industries overseeing strategic, operational and financial aspects of information technology including cybersecurity, global IT master planning and digital transformation. Most recently, this experience included work in the medical products industry while at Cardinal.

Stephen N. Oesterle, M.D.

Independent Director

Age 69

Director since 2017

Committees: Corporate Governance and Quality, Compliance and Technology

Biography

Dr. Oesterle is a consultant, advising private equity and operating companies in the healthcare industry. From 2002 to 2015, he served as a member of the Executive Committee of Medtronic (Medtronic), a global medical technology, services and solutions company, and as Medtronic’s Senior Vice President, Medicine and Technology. Previously, he served as an Associate Professor of Medicine and Director of Invasive Cardiology Services at each of Massachusetts General Hospital (1998 to 2002), Stanford University Medical Center (1992 to 1998) and Georgetown University Medical Center (1991 to 1992). He served as a director of REVA Medical, Inc. (REVA) from February 2018 to May 2019 and of HeartWare International, Inc. (HeartWare) from January 2016 to November 2016, prior to Medtronic’s acquisition of HeartWare.

Key Attributes, Experience and Skills

Extensive experience in the medical products and healthcare industries with a strong scientific and medical background. Substantial knowledge of the medical device industry and extensive medical and leadership experience as a result of his role as Senior Vice President, Medicine and Technology at Medtronic and as a director at HeartWare and REVA as well as positions held at Harvard Medical School, Stanford University Medical Center and other leading hospitals.

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	15

Cathy R. Smith

Independent Director

Age 56

Director since 2017

Committees: Audit

Biography

Ms. Smith has served as Chief Financial Officer of Bright Health, a diversified consumer-focused healthcare company, since January 6, 2020. Prior to that, Ms. Smith was Executive Vice President and Chief Financial Officer at Target Corporation (Target), a retailer, from September 2015 to November 2019. Prior to joining Target in 2015, Ms. Smith served as Executive Vice President and Chief Financial Officer at Express Scripts Holding Company, (Express Scripts), an independent pharmacy benefits management company, from 2014 to 2015 and at Walmart International (Walmart), a division of Walmart Stores Inc., a discount retailer, from 2010 to 2014. Earlier in her career, she served as Chief Financial Officer at GameStop and others. Ms. Smith currently serves as director of PPG Industries, Inc.

Key Attributes, Experience and Skills

Significant financial expertise and corporate leadership experience as a result of her senior positions held at Bright Health, Target, Express Scripts and Walmart. This experience includes work helping to oversee cybersecurity incident response.

Thomas T. Stallkamp

Lead Independent Director

Age 73

Director since 2000

Lead Director since 2014

Committees: Audit and Compensation

Biography

Mr. Stallkamp is the current lead independent director and has been elected annually as such by the other independent directors since May 2014. Mr. Stallkamp is the founder and principal of Collaborative Management LLC, a private supply chain consulting firm. From 2004 to 2010, Mr. Stallkamp was an Industrial Partner in Ripplewood Holdings L.L.C., a New York private equity group. From 2003 to 2004, Mr. Stallkamp served as Chairman of MSX International, Inc. (MSX), a global provider of technology-driven engineering, business and specialized staffing services, and from 2000 to 2003, he served as Vice-Chairman and Chief Executive Officer of MSX. From 1980 to 1999, Mr. Stallkamp held various positions with DaimlerChrysler Corporation and its predecessor Chrysler Corporation, the most recent of which was Vice Chairman and President. Mr. Stallkamp previously served as a director of BorgWarner Inc.

Key Attributes, Experience and Skills

Extensive experience leading complex, global organizations, including global manufacturers, through his senior management roles at DaimlerChrysler Corporation and its predecessor Chrysler Corporation and MSX. Significant financial and business development expertise with Ripplewood Holdings L.L.C. and supply chain expertise as founder and principal of Collaborative Management LLC.

investor.baxter.com

16	Corporate Governance at Baxter International Inc.

Albert P.L. Stroucken

Independent Director

Age 72

Director since 2004

Committees: Audit and Corporate Governance

Biography

Mr. Stroucken served as Executive Chairman of the Board of Owens-Illinois, a glass packaging company, from January 1 to June 30, 2016, having served as Chairman, President and Chief Executive Officer from 2006 through 2015. From 1998 to 2006, Mr. Stroucken served as President and Chief Executive Officer of H.B. Fuller Company, a manufacturer of adhesives, sealants, coatings, paints and other specialty chemicals. Mr. Stroucken served as Chairman of H.B. Fuller Company from 1999 to 2006. From 1997 to 1998, he was General Manager of the Inorganics Division of Bayer AG. From 1992 to 1997, Mr. Stroucken was Executive Vice President and President of the Industrial Chemicals Division of Bayer Corporation. Mr. Stroucken previously served as a director of Baxalta and as a director of Shire until its acquisition by Takeda Pharmaceutical Company Ltd. in January 2019.

Key Attributes, Experience and Skills

Substantial experience leading and operating large, complex corporations and significant financial expertise through his leadership roles with Owens-Illinois, Inc. and H.B. Fuller Company as well as through positions at Bayer Corporation.

Amy A. Wendell

Independent Director

Age 59

Director since 2019

Committees: Quality, Compliance and Technology

Biography

Ms. Wendell served as Senior Advisor at Perella Weinberg Partners L.P., a global financial services firm, consulting on strategy, corporate finance and investing practices in the healthcare industry from January 2016 to May 2019. From 2015 to September 2018, Ms. Wendell served as a Senior Advisor to McKinsey & Company, a management consulting firm, in its strategy and corporate finance practice and also served as a member of McKinsey’s transactions advisory board. She previously served as Senior Vice President of Strategy and Business Development and Licensing at Covidien from 2006 to 2015, where she led the company’s strategy and portfolio management initiatives and managed business development activities. From 1986 to 2015, Ms. Wendell held prior roles of increasing responsibility at Covidien (including its predecessors, Tyco International plc and Kendall Healthcare Products Company), from engineering to product management and business development. Ms. Wendell currently serves as a director of Axogen, Inc. and Hologic, Inc. She previously served as a director of EKSO Bionics Holdings, Inc.

Key Attributes, Experience and Skills

Extensive expertise in the healthcare section in the areas of global business development and licensing, portfolio management, mergers and acquisitions, resource allocation, and identifying new market opportunities, as a result of her roles at Covidien and its predecessors. She has significant restructuring and integration experience as well.

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	17

Board of Directors

As of March 17, 2020, the Board consists of 12 members.

The Board has determined that each of the following current directors satisfies Baxter’s independence standards and the listing standards of the New York Stock Exchange (NYSE) for independence: Thomas F. Chen, John D. Forsyth, James R. Gavin III, M.D., Ph.D., Peter S. Hellman, Michael F. Mahoney, Patricia B. Morrison, Stephen N. Oesterle, M.D., Cathy R. Smith, Thomas T. Stallkamp, Albert P.L. Stroucken and Amy A. Wendell. Please refer to “—Director Independence” below for a discussion of Baxter’s independence standards.

Mmes. Morrison and Wendell joined the Board in February 2019. In 2019, the Board held seven meetings. Each director attended at least 75% of the total number of Board meetings and meetings of the committees on which he or she served in 2019. Baxter’s Corporate Governance Guidelines set forth the company’s expectation that directors attend each annual meeting of stockholders. In 2019, all of the directors then in office attended the 2019 annual meeting.

The Board has a mix of relatively new and longer-tenured directors. This mix provides the Board with the benefit of new perspectives from shorter-tenured directors. It also helps to maintain the continuity of the Board and the Board’s familiarity with, and knowledge of, the Baxter organization. As of March 17, 2020, the average tenure of the Board is 8.7 years.

Director Independence

Baxter’s Corporate Governance Guidelines require that the Board be composed of a majority of directors who meet the criteria for “independence” established by the rules of the NYSE. To be considered independent, the Board must affirmatively determine that a director does not have any direct or indirect material relationship with Baxter (either directly or as a partner, stockholder or officer of an organization that has a relationship with Baxter), and solely with regard to Compensation Committee members, consider all relevant factors that could impair his or her ability to make independent judgments about executive compensation.

In making its independence determinations, the Board considers transactions, relationships and arrangements between Baxter and entities with which directors are associated as partner, stockholder or officer. When these transactions, relationships and arrangements have existed, they have generally been in the ordinary course of business and of a type customary for a global diversified company such as Baxter.

Director Qualifications

As discussed below in “—Nomination of Directors,” directors are selected on the basis of the specific criteria set forth in Baxter’s Corporate Governance Guidelines. The experience, expertise and knowledge represented by the Board as a collective body allow the Board to lead Baxter in a manner that serves its stockholders’ interests appropriately. Key attributes, experience and skills for each of the company’s director nominees are included above under “—Board Qualifications, Experiences and Backgrounds.”

Nomination of Directors

It is the policy of the Corporate Governance Committee to consider candidates for director recommended by stockholders, members of the Board and management.

Each year, the Corporate Governance Committee oversees a review of the structure and composition of the Board and each committee. This review or self-evaluation is conducted to help assess how the Board and each committee functions in light of the company’s strategic objectives, the company’s Corporate Governance Guidelines and each committee charter. As part of this process, the Board considers the structure and composition of the Board and each committee to identify any potential gaps or areas that the Board would like to augment by appointing new directors, rotating existing directors off the Board or refreshing committee assignments.

In 2018, the Board engaged a third party, an outside law firm with significant experience advising the boards of directors of other S&P 500 companies, to help oversee this self-evaluation process. In 2019, the Board conducted this self-evaluation internally. It intends to retain a third party to oversee this process in 2020 and every two to three years in the ordinary course.

investor.baxter.com

18	Corporate Governance at Baxter International Inc.

In connection with its annual self-evaluation process, the Board has retained an outside search firm to identify potential new Board members with medical/scientific, audit/internal controls or corporate governance backgrounds. Consistent with its historical practices, the Board has charged the search firm to seek out a diverse slate of candidates. The Corporate Governance Committee will be actively involved in identifying and evaluating candidates for Board consideration.

The Corporate Governance Committee evaluates all candidates for director in the same manner regardless of the source of the recommendation. Stockholder recommendations for candidates for director should include the same information required by Baxter’s Bylaws for stockholder director nominees and be sent to the Corporate Governance Committee, c/o Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015.

Baxter’s Corporate Governance Guidelines provide that (as described below), director nominees selected by the Corporate Governance Committee must:

•	possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility;
•	have a genuine interest in the company and recognition that, as a member of the Board, each director is accountable to all stockholders of the company, not to any particular interest group;
•	have a background that demonstrates an understanding of business and financial affairs and the complexities of a large, multifaceted, global business, governmental or educational organization;
•	be or have been in a senior position in a complex organization such as a corporation, university or major unit of government or a large not-for-profit institution;
•	have no conflict of interest or legal impediment that would interfere with the duty of loyalty owed to the company and its stockholders;
•	have the ability and be willing to spend the time required to function effectively as a director;
•	be compatible and able to work well with other directors and executives in a team effort with a view to a long-term relationship with the company as a director; and
•	have independent opinions and be willing to state them in a constructive manner.

In addition, the Corporate Governance Guidelines require directors to retire at the age of 75, subject to certain exceptions (such as, during a CEO succession or during a material merger, acquisition or disposition).

A nominee’s ability to meet the independence criteria established by the NYSE is a factor in the nominee selection process. The Corporate Governance Guidelines provide that directors are selected on the basis of talent and experience. Diversity of background, including diversity of gender, race, ethnic or geographic origin, age and experience (including in business, government and education as well as healthcare, science, technology and other areas relevant to the company’s activities), is a relevant factor in the selection process. A diverse Board is likely to be a well-balanced Board with varying perspectives and a breadth of experience that will positively contribute to robust discussion at Board meetings. A diverse board is also more reflective of Baxter’s global customer base. As discussed above, the Board conducts an annual self-evaluation, supplemented with third party oversight every two to three years in the ordinary course, to help identify potential gaps or areas that the Board may look to augment in light of the company’s strategies.

If a vacancy occurs or is expected to occur on the Board (and the Board desires to fill the position), the Board initiates a process to identify potential candidates, if that process has not already been launched. Once a candidate has been identified, the Corporate Governance Committee (on behalf of the Board) and the independent search firm will engage in a process that includes a thorough investigation of the candidate, an examination of his or her business background and education, research on the individual’s accomplishments and qualifications, in-person interviews and reference checking. If this process generates a positive indication, the lead director, members of the Corporate Governance Committee and the Chairman of the Board will meet separately with the candidate and then confer with each other regarding the candidate. After consideration of these background screens and interviews (possibly with multiple candidates), the Corporate Governance Committee may then recommend an individual to the full Board for further evaluation, and ultimately, election. If the full Board agrees, the Chairman of the Board is then authorized to extend an offer to the individual candidate to join the Board at that time or nominate the candidate for election at the next annual meeting of stockholders.

In addition to making recommendations to the Board, eligible stockholders are able to nominate a candidate for election to the Board through the proxy access provisions of Baxter’s Bylaws. Subject to compliance with the related requirements (including with respect to

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	19

the nominating stockholders and the nominee), the nominee will be included in the proxy statement as a stockholder nominee. The proxy access provision provides that a group of up to 20 stockholders that have held at least 3% of Baxter’s outstanding shares for at least three years can nominate up to two individuals or 20% of the Board, whichever is greater, for election at an annual stockholders’ meeting. No stockholders submitted any proxy access nominees for consideration at the Annual Meeting.

Communicating with the Board of Directors

Stockholders and other interested parties may contact any of Baxter’s directors, including the lead director or the non-management directors as a group, by writing a letter to Baxter Board of Directors c/o Corporate Secretary, Baxter International Inc., One Baxter Parkway, Deerfield, Illinois 60015, or by sending an e-mail to boardofdirectors@baxter.com. Baxter’s Corporate Secretary will forward communications directly to the lead director, unless a different director is specified.

See “Executive Compensation—Compensation Discussion and Analysis—Summary—Stockholder Engagement” for a discussion of the company’s stockholder outreach efforts.

Other Corporate Governance Information

Corporate Governance Guidelines

Baxter’s Board of Directors has long adhered to corporate governance principles designed to ensure effective corporate governance. Since 1995, the Board of Directors has had in place a set of corporate governance guidelines reflecting these principles. Baxter’s current Corporate Governance Guidelines, most recently revised in February 2018, cover topics including director qualification standards, mandatory retirement age, director responsibilities (including those of the lead director), director access to management and independent advisors, director compensation, director orientation and continuing education, succession planning and the annual evaluations of the Board and its committees. Baxter’s Corporate Governance Guidelines are available on Baxter’s website at www.baxter.com under “Our Story—Our Governance—Corporate Governance Matters—Corporate Governance Guidelines.”

Board Responsibilities

Code of Conduct

Baxter has adopted a Code of Conduct that applies to all members of the Board and all employees of the company, including the Chief Executive Officer, Chief Financial Officer, Controller and other senior financial officers. Any amendment to, or waiver from, a provision of the Code of Conduct that applies to Baxter’s Chief Executive Officer, Chief Financial Officer, Controller or persons performing similar functions will be disclosed on Baxter’s website, at www.baxter.com under “Our Story—Our Governance—Corporate Governance Matters.” The Code of Conduct is available on Baxter’s website at www.baxter.com under “Our Story—Our Governance—Corporate Governance Matters—Code of Conduct.”

Board’s Oversight of Risk

Baxter’s risk management activities include the identification and assessment of the key risks facing the company among the universe of business risks (strategic, operational, financial, regulatory/compliance, cybersecurity, etc). These risks are identified across the organization and come from multiple businesses, regions and functions. The Board and, as appropriate, its committees review these risks on at least an annual basis after they have been identified and assessed by management and regularly review the initiatives put in place to mitigate the effects of these risks.

These reviews include updates throughout the year from the businesses, regions and functions from which the key risks arise. Over the course of the year, each of the key risks and related mitigation strategies is reviewed with the Board or one or more committees of the Board, as applicable. For example, the Audit Committee reviews the financial risk assessment process and findings of the internal auditors while the Quality, Compliance and Technology Committee and the Audit Committee jointly receive an update from the ethics and compliance function at least annually. The Audit Committee has assumed oversight responsibility for the company’s information technology (IT) functions, including non-product related cybersecurity matters. The Quality, Compliance and Technology Committee is responsible for overseeing product or service based IT matters, including cybersecurity. The Audit Committee has, however, maintained responsibility for the oversight of any cybersecurity incident, including ones related to Baxter products and services. Both

investor.baxter.com

20	Corporate Governance at Baxter International Inc.

committees receive updates from company management on these topics throughout the year. Additionally, the full Board generally receives at least one update on IT and cybersecurity matters each year. Other key risks are reviewed by the Board as well as one or more Board committees throughout the year. These reviews are conducted as part of the company’s enterprise risk management process and include the mapping of risks to key components of the company’s long-range plan (as refreshed each year). For example, quality and technology updates are provided to the full Board throughout the year during the review of business and technology strategies of related global business units, capital expenditures or business development activities. The Quality, Compliance and Technology Committee receives a quality update as part of each regularly scheduled meeting. Through its risk oversight activities, the company identifies opportunities to further embed systematic enterprise risk management into its business processes. The Board actively encourages management to continue to identify enterprise risk and develop appropriate mitigation strategies.

In addition to the Board’s role in enterprise risk management (ERM), various committees of the Board are also expressly tasked by their charters to be responsible for the oversight of certain risks. More specifically and in addition to the IT and cybersecurity matters described above, the Audit Committee is charged with oversight of the process by which management assesses and manages risk as well as the company’s major financial risk exposures and the steps taken to monitor and control these exposures, while the Quality, Compliance and Technology Committee is charged with oversight of Baxter’s quality, compliance and innovation strategy programs (including with respect to product cybersecurity and IT matters) as well as review of strategic issues and corporate actions relating to current and emerging political issues, corporate citizenship and public policy.

As a result of the events leading to the internal investigation and the restatement described in “Restatement of Certain Financial Statements” below, Baxter has commenced a fulsome review of its enterprise risk management processes. The Audit and Corporate Governance Committees will be actively involved in this process, including in the review of proposed modifications or enhancements with management within the finance organization.

Certain Relationships and Related Person Transactions

The Board recognizes that related person transactions present a heightened risk of conflicts of interest. Accordingly, pursuant to Baxter’s Corporate Governance Guidelines, the Corporate Governance Committee has been charged with reviewing related person transactions regardless of whether the transactions are reportable pursuant to applicable rules of the SEC. For purposes of this policy, a “related person transaction” is any transaction in which the company was, is or is to be a participant and in which any related person has a direct or indirect material interest other than transactions that involve less than $50,000 when aggregated with all similar transactions. For any related person transaction to be consummated or to continue, the Corporate Governance Committee must approve or ratify the transaction. The Corporate Governance Committee will approve or ratify a transaction if it determines that such transaction is in Baxter’s best interest. Related person transactions are reviewed as they arise and are reported to the Corporate Governance Committee. The Corporate Governance Committee also reviews materials prepared by the Corporate Secretary (including information identified in questionnaires distributed annually to the company’s directors, executive officers and controller and in the company’s annual search of certain of its IT systems) to determine whether any related person transactions have occurred that have not been reported.

Board Structure and Processes

Board Leadership Structure; Lead Director

Mr. Almeida has served as Chairman of the Board and Chief Executive Officer since January 1, 2016. Thomas T. Stallkamp currently serves as the lead director and has been elected annually to such position since May 2014. That annual election is made solely by the independent directors, instead of by the full Board.

The Board regularly reviews the leadership structure of the company, including whether the position of Chairman should be held by an independent director. In connection with Mr. Almeida’s appointment, the Board determined that it was in Baxter stockholders’ best interests to keep the Chairman and Chief Executive Officer roles combined. The Board reached this decision in light of Mr. Almeida’s significant industry and leadership experience, including as Chairman and Chief Executive Officer of Covidien. The Board also believed that Mr. Almeida would effectively connect the Board and Baxter management as he worked with management to establish Baxter’s new strategic framework and refresh its long range plan. As Chairman of the Board, he has developed a process through which each component of this strategic framework is reviewed with the Board on a regular basis.

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	21

As Chairman of the Board and pursuant to Baxter’s Bylaws, Mr. Almeida presides at all Board and stockholder meetings, serves as the primary spokesperson for Baxter and acts as a liaison between the Board and the stockholders. As Chief Executive Officer and pursuant to Baxter’s Bylaws, Mr. Almeida supervises the business of the company, subject to the direction of the Board.

As lead director and pursuant to Baxter’s Corporate Governance Guidelines, Mr. Stallkamp (or in his absence, another independent director) has the following responsibilities and authority:

•	presiding at all executive sessions and all meetings of the Board when the Chairman and Chief Executive Officer is not present;
•	acting as the principal liaison between the independent directors and the Chairman and Chief Executive Officer;
•	reviewing and approving meeting agendas for the Board and working with the Chairman and Chief Executive Officer to facilitate timely and appropriate information flow to the Board;
•	reviewing and approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	ability to call meetings of the independent directors;
•

in consultation with the chair of the Corporate Governance Committee, leading the annual performance evaluations of the Chairman and Chief Executive Officer and the Chief Executive Officer succession process;

•	engaging with Baxter’s stockholders on selected topics including corporate governance and executive compensation; and
•	serving as the contact person for interested parties to communicate directly with the independent directors.

In 2019, executive sessions of the Board occurred as part of every regularly scheduled meeting of the Board and covered critical issues facing the company, including matters related to the company’s product portfolio and inventory levels, capital allocation strategies and potential and ongoing business development opportunities. The lead director, together with the chairpersons of the Compensation and Corporate Governance Committees, lead the non-employee directors in the annual review and approval of compensation for the Chief Executive Officer. Mr. Stallkamp serves as the contact person for interested parties to communicate directly with the independent members of the Board and has engaged with Baxter stockholders on selected topics, including corporate governance matters.

Each May, the Corporate Governance Committee recommends a lead director for approval. Mr. Stallkamp has served in this role since May 2014 and was most recently elected in May 2019.

As discussed above, the Board has determined that the combined Chief Executive Officer—Chairman structure serves the best interests of the company and its stockholders at this time in light of Mr. Almeida’s significant industry and leadership experience and the strong role played by the lead director in accordance with Baxter’s Corporate Governance Guidelines. The Board made this determination in advance of extending an offer to Mr. Almeida to serve as Baxter’s Chairman and Chief Executive Officer.

Executive Sessions

As discussed above, independent directors of the Board met in executive session without management at every regularly scheduled meeting during 2019 in accordance with Baxter’s Corporate Governance Guidelines. Mr. Stallkamp, as lead director, led these executive sessions. Additionally, the Audit Committee is required by its charter to regularly hold separate sessions during committee meetings with each of the internal auditor, the independent registered public accounting firm and management. The Compensation, Corporate Governance and Quality, Compliance and Technology Committees generally meet in executive session at each meeting.

Committees of the Board

The standing committees of the Board of Directors consist of the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Quality, Compliance and Technology Committee.

Each committee consists solely of independent directors and is governed by a written charter. All standing committee charters are available on Baxter’s website at www.baxter.com under “Our Story—Our Governance—Board Committees & Charters.”

investor.baxter.com

22	Corporate Governance at Baxter International Inc.

Audit Committee

The Audit Committee is currently composed of Albert P.L. Stroucken (Chair), Peter S. Hellman, Patricia B. Morrison, Cathy R. Smith and Thomas T. Stallkamp, each of whom is independent under the rules of the NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (Exchange Act). The Board has determined that Messrs. Hellman, Stallkamp, Stroucken and Ms. Smith each qualify as an “audit committee financial expert” as defined by the rules of the SEC. The Audit Committee is primarily concerned with the integrity of Baxter’s financial statements, system of internal accounting controls, the internal and external audit process and the process for monitoring compliance with laws and regulations (including with regard to cybersecurity matters). The Audit Committee’s duties include: (1) reviewing the adequacy and effectiveness of Baxter’s internal control over financial reporting with management and the external and internal auditors and reviewing with management Baxter’s disclosure controls and procedures; (2) retaining and evaluating the qualifications, independence and performance of the independent registered public accounting firm; (3) approving audit and permissible non-audit engagements to be undertaken by the independent registered public accounting firm; (4) reviewing the scope of the annual external and internal audits; (5) reviewing and discussing Baxter’s financial statements (audited and unaudited), as well as earnings press releases and related information, prior to their filing or release; (6) overseeing legal and regulatory compliance as it relates to financial matters; (7) overseeing the company’s IT functions, including non-product related cybersecurity matters; (8) holding separate executive sessions with the independent registered public accounting firm, the internal auditor and management; (9) discussing guidelines and policies governing the process by which Baxter assesses and manages risk; and (10) approving certain financing matters, proposed corporate transactions and capital expenditures. The Audit Committee met 18 times in 2019. The Audit Committee Report appears on page 60.

Compensation Committee

The Compensation Committee is currently composed of John D. Forsyth (Chair), Peter S. Hellman, Michael F. Mahoney, and Thomas T. Stallkamp, each of whom is independent under the rules of the NYSE and is a non-employee director under the rules promulgated by the SEC under Section 16 of the Exchange Act. The Compensation Committee exercises the authority of the Board relating to employee benefit and equity-based plans and the compensation of the company’s officers. The Compensation Committee’s duties include: (1) making recommendations for consideration by the Board, in executive session and in coordination with the Corporate Governance Committee, concerning the compensation of the Chief Executive Officer; (2) determining the compensation of the company’s officers (other than the Chief Executive Officer) and advising the Board of such determination; (3) making recommendations to the Board with respect to incentive compensation plans and equity-based plans and exercising the authority of the Board concerning benefit plans; (4) serving as the administration committee of the company’s equity-based plans and exercise the authority of the Board to issue Baxter stock as compensation or incentive to non-employee directors, officers, employees, consultants or advisors; (5) making recommendations to the Board concerning director compensation; (6) reviewing the adequacy of the company’s stock ownership guidelines and periodically assessing compliance with these guidelines; and (7) overseeing the company’s compensation philosophy and strategy and periodically assessing the risk related to its compensation policies and practices. The Corporate Governance and Compensation Committees work together to establish a link between the Chief Executive Officer’s performance and decisions regarding his compensation. All compensation actions relating to the company’s Chief Executive Officer are subject to the approval of the independent directors of the Board. The Compensation Committee met four times in 2019. The Compensation Committee Report begins on page 30.

The Compensation Committee has the sole and direct responsibility for the appointment, compensation and oversight of the work of any advisor retained by the Compensation Committee, and it has directly engaged George B. Paulin, Chairman of Frederic W. Cook & Co., Inc. (FW Cook), as its independent compensation consultant. Additionally, Aon Hewitt assists the Compensation Committee with the compilation of market data from time to time. Mr. Paulin reports directly and exclusively to the Compensation Committee and his firm provides no services to Baxter except advising on executive and Board compensation matters. He provides analyses and recommendations that help inform the Compensation Committee’s decisions, but he does not decide or approve any compensation actions. During 2019, he advised the Compensation Committee Chairman on setting agenda items for Compensation Committee meetings, reviewed management proposals presented to the Compensation Committee, assisted in the Compensation Committee’s assessment of Baxter’s compensation policies and practices and conducted a review of the compensation of non-employee directors at Baxter’s peer companies. See “Executive Compensation—Compensation Discussion and Analysis—Structure of Compensation Program—Baxter’s Peer Group and Use of Peer Group Data” for additional information on Baxter’s peer groups. In accordance with the rules of the SEC and the NYSE regarding the independence of compensation consultants, Mr. Paulin provided the Compensation Committee information regarding any personal, financial, or business relationships between FW Cook and Baxter, its management or the members of the Compensation Committee that could impair its independence or present a conflict of interest. Based on its review

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	23

of this information, the Compensation Committee determined that there were no relationships that impair the independence or create a conflict of interest between Baxter and FW Cook and the partners, consultants and employees who provide services to the Compensation Committee (including Mr. Paulin). In addition, the Compensation Committee annually reviews the substantive performance of Mr. Paulin and FW Cook as part of its engagement process. In February 2020, the Compensation Committee appointed Mr. Paulin and FW Cook as its independent compensation consultant for 2020.

Corporate Governance Committee

The Corporate Governance Committee is currently composed of James R. Gavin III, M.D., Ph.D. (Chair), Thomas F. Chen, John D. Forsyth, Stephen N. Oesterle, M.D., and Albert P.L. Stroucken, each of whom is independent under the rules of the NYSE. The Corporate Governance Committee assists and advises the Board on director nominations, corporate governance and general Board organization and planning matters. The Corporate Governance Committee’s duties include: (1) developing criteria for use in evaluating and selecting candidates for election or re-election to the Board and assisting the Board in identifying and attracting qualified director candidates; (2) selecting and recommending that the Board approve the director nominees for the next annual meeting and recommending persons to fill any vacancy on the Board; (3) determining Board committee structure and membership; (4) overseeing the succession planning process for management, including the Chief Executive Officer; (5) developing and implementing an annual process for evaluating the performance of the Chief Executive Officer; (6) developing and implementing an annual process for evaluating Board and committee performance; (7) overseeing the continuing education of the Board; and (8) reviewing at least annually the adequacy of Baxter’s Corporate Governance Guidelines. The Corporate Governance Committee met four times in 2019.

Quality, Compliance and Technology Committee

The Quality, Compliance and Technology Committee is currently composed of Stephen N. Oesterle, M.D. (Chair), Thomas F. Chen, James R. Gavin III, M.D., Ph.D., Michael F. Mahoney, and Amy A. Wendell. The Quality, Compliance and Technology Committee assists the Board in fulfilling its oversight responsibilities with respect to quality and other compliance matters and scientific and technical direction. These responsibilities include oversight over cybersecurity and other IT matters as they relate to the development of Baxter products and services. The committee also advises the Board with respect to Baxter’s responsibilities as a global corporate citizen. The Quality, Compliance and Technology Committee’s duties include: (1) overseeing risk management in the area of product quality and safety; (2) reviewing periodic reports on significant compliance matters from senior executives in charge of the company’s quality and compliance functions; (3) coordinating with the Audit Committee with respect to its oversight of quality and compliance issues; (4) overseeing the company’s innovation strategy (including with respect to product cybersecurity matters); and (5) reviewing strategic issues and corporate actions relating to current and emerging political, corporate citizenship and public policy issues that may affect Baxter. The Quality, Compliance and Technology Committee met five times in 2019.

Special Litigation Committee

The Special Litigation Committee is composed of Stephen N. Oesterle, M.D. (Chair), Michael F. Mahoney and Cathy R. Smith. The committee was established in September 2017 by the Board to investigate, on behalf of Baxter stockholders, a stockholder demand relating to alleged breaches of fiduciary duties by certain Baxter directors and officers. The Special Litigation Committee met one time in 2019. While it is not a standing committee of the Board, it is continuing to work on the matter.

Restatement of Certain Financial Statements

Internal Investigation and Restatement

On October 24, 2019, Baxter reported that it had commenced an internal investigation into certain intra-company transactions that impacted its previously reported non-operating foreign exchange gains and losses.

As a result of the investigation, on February 13, 2020, the company concluded, in consultation with the Audit Committee, that certain of its previously issued financial statements should be restated because of misstatements to previously reported foreign exchange gains and losses.

On March 17, 2020, Baxter filed the restated financial statements in its 2019 Form 10-K and in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2019 (the “Form 10-Q”). As a result, Baxter is now current in its reporting obligations with the SEC. For more information about the restatement, including impacts on the company’s financial statements, see the 2019 Form 10-K and the Form 10-Q.

investor.baxter.com

24	Corporate Governance at Baxter International Inc.

Board Oversight

The internal investigation, which is now complete as it pertains to the evaluation of related financial statement impacts, was overseen by the Audit Committee. Since the investigation began, the Audit Committee held 19 meetings, with active participation by the full Board, to consider and take action on matters relating to the internal investigation, the restatement and management’s remediation efforts.

In 2020, the Audit Committee intends to continue to actively oversee management’s comprehensive remedial actions to help ensure that the events leading to the restatement do not recur. These steps include:

•	Increasing the frequency of regularly scheduled Audit Committee meetings to oversee the continuing progress of remediation activities;
•	Reviewing agenda topics to ensure focus on critical matters that may be impacted by the insights gained during the internal investigation;
•	Engaging in functional detailed reviews of high risk areas as informed by the company’s ERM process; and
•	Considering the desirability of recommending that the Board add new Board members with medical/scientific, audit/internal controls or corporate governance backgrounds.

In connection with the restatement, the Board, among other measures, took action under the Executive Compensation Recoupment Policy to recoup amounts (via reductions in 2019 cash bonuses) from the Chief Executive Officer, the Chief Financial Officer and other officers covered by the policy in an aggregate amount of $1,793,911. These 2019 cash bonus reductions reflect the aggregate amount necessary to conform these officers’ cash bonuses paid for the years 2015 to 2018 to performance actually achieved. The Board determined to further reduce the Chief Financial Officer’s 2019 cash bonus by $164,970 and his 2020 equity award target opportunity by 50% based on the individual performance assessment made by the Board. For more information, see “Compensation Discussion and Analysis—Structure of Compensation Program—Executive Compensation Recoupment Policy.”

Affirmative Steps to Enhance Our Internal Control Over Financial Reporting

Management performed an assessment of the effectiveness of our internal control over financial reporting and concluded that our internal control over financial reporting was not effective as of December 31, 2019 due to a material weakness in our internal controls over the accounting for certain foreign exchange gains and losses. The Audit Committee continues to monitor the company’s activities to remediate the material weakness. The company has already commenced comprehensive remediation actions, including the following:

•

Baxter has discontinued the use of its historical exchange rate convention and is using the exchange rates determined in accordance with U.S. GAAP for purposes of measuring foreign currency transactions and remeasuring monetary assets and liabilities denominated in a foreign currency.

•	Baxter has implemented an automated feed that extracts foreign exchange rates on a daily basis from a recognized third-party exchange rate source.
•

Baxter has implemented a daily rate comparison control that extracts foreign exchange rates from (a) a third-party exchange rate source, (b) its treasury application, and (c) its Enterprise Resource Planning system and compares those rates in order to identify any potential differences and provide assurance that the correct rates were captured and are being used in its financial systems.

•	Baxter has updated its policies to require additional approvals of intra-company transactions and implemented a requirement that such transactions be supported by a documented business purpose.
•

Baxter has made personnel changes including hiring a new Treasurer from outside the company with more than thirty years of treasury experience and responsibility, including at four publicly traded companies. We have also hired another experienced treasury professional in a newly created director role responsible for treasury governance and controls. Additionally, Baxter has created a treasury controller role within its accounting function and is continuing to add resources as appropriate to improve its financial reporting controls related to treasury activities.

For more information, see Item 9A, Controls and Procedures, in the 2019 Form 10-K.

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Corporate Governance at Baxter International Inc.	25

Director Compensation

Non-employee directors are compensated for their service under Baxter’s non-employee director compensation plan with cash compensation and equity awards of fully vested Baxter shares. Baxter’s director compensation program utilizes equity awards in order to further align the interests of directors with Baxter stockholders.

Cash Compensation

In 2019, each non-employee director was paid a $90,000 annual cash retainer and a $2,000 fee for each committee meeting attended, including meetings of the Special Litigation Committee and Special Demand Committee. Directors do not receive additional compensation for each Board meeting attended.

Each non-employee director who acts as the chairperson of any standing committee receives an additional annual retainer of $15,000, except for the Chair of the Audit Committee who receives an additional retainer of $20,000 in light of the increased frequency of meetings held by this committee. The lead independent director is paid an additional annual cash retainer of $50,000. Non-employee directors are eligible to participate in a deferred compensation plan that allows for the deferral of all or any portion of cash payments until their Board service ends. The plan provides participants with a select subset of investment elections available to all eligible employees under Baxter’s tax-qualified Section 401(k) plan.

Effective January 1, 2020, the annual cash retainer paid to each non-employee director increased by $10,000 to an aggregate of $100,000 per year. Additionally, the annual retainer for the chairperson of the Compensation Committee increased by $5,000 to an aggregate of $20,000 per year.

Equity Grant

For 2019, the aggregate value of a non-employee director’s annual equity grant was $185,000. One hundred percent (100%) of this grant was made in fully vested Baxter shares unless a director elected to receive 50% of the value of the grant in fully vested options. All equity awards are subject to a six-month forfeiture period in the event the director stops serving on the Board during that period (other than as a result of death, disability or qualifying retirement). Beginning in 2019, each non-employee director can now elect to defer receipt of all of his or her fully vested stock awards under the deferred compensation plan each year. Effective January 1, 2020, the annual equity grant to each non-director employee was increased by $10,000 to an aggregate equity grant of $195,000 per year.

In addition, in connection with their respective appointments as directors, effective February 18, 2019, Mses. Morrison and Wendell were each granted 444 fully vested Baxter shares on February 18, 2019.

Other Director Compensation

Directors are eligible to participate in the Baxter International Foundation matching gift program, under which Baxter’s foundation matches gifts made by employees and directors to eligible non-profit organizations. The maximum gift total for a director participant in the program is $20,000 in any calendar year.

Baxter’s Stock Ownership Guidelines for Directors; Prohibitions on Trading

Baxter’s Corporate Governance Guidelines provide that after five years of Board service, each director is expected to hold common stock equal to five times the annual cash retainer provided to directors. In 2019, all directors whom have served on the Board for at least five years were in compliance with these guidelines.

Pursuant to Baxter’s securities trading policy, Baxter directors are prohibited from engaging in short-term trading activities (including hedging) and option transactions in Baxter stock. As a result, directors cannot enter into any “put” or “call” options or otherwise buy or sell derivatives on any Baxter stock. Additionally, it is Baxter’s policy not to permit directors to pledge Baxter securities as collateral for loans or otherwise as a security interest.

investor.baxter.com

26	Corporate Governance at Baxter International Inc.

Director Compensation Table

The following table provides information on 2019 compensation for non-employee directors who served during any portion of 2019.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Thomas F. Chen	106,000	184,976	—	7,613	298,589
John D. Forsyth	121,000	92,488	92,456	15,000	320,944
James R. Gavin, M.D., Ph.D.	123,000	184,976	—	28,676	336,652
Peter S. Hellman	134,000	92,488	92,456	17,750	336,694
Munib Islam(5)	36,000	—	—	—	36,000
Michael F. Mahoney	110,000	92,488	92,456	20,000	314,944
Patricia B. Morrison	105,000	217,579	—	13,500	336,079
Stephen Oesterle, M.D.	120,000	184,976	—	19,781	324,757
Carole J. Shapazian(5)	39,000	—	—	—	39,000
Cathy Smith	128,000	92,488	92,456	—	312,944
Thomas T. Stallkamp	182,000	184,976	—	20,000	386,976
Albert P.L. Stroucken	154,000	184,976	—	—	338,976
Amy A. Wendell	85,000	125,091	92,456	20,000	322,547

[1]	Consists of the amounts described above under “—Cash Compensation.”
[2]

The amounts shown in this column are valued based on the grant date fair value of the underlying fully vested Baxter share awards computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (FASB ASC Topic 718). For more information on how these amounts are calculated, please see Note 10 to the Consolidated Financial Statements included in the company’s 2019 Form 10-K. Each non-employee director (other than Mr. Islam and Ms. Shapazian) had the following number of fully vested shares granted in May 2019: Mr. Chen (2,412); Mr. Forsyth (1,206); Dr. Gavin (2,412); Mr. Hellman (1,206); Mr. Mahoney (1,206); Ms. Morrison (2,412) Dr. Oesterle (2,412); Ms. Smith (1,206); Mr. Stallkamp (2,412); Mr. Stroucken (2,412) and Ms. Wendell (1,206). In connection with their respective appointments as Directors effective February 18, 2019, Mses. Morrison and Wendell were each granted 444 fully vested Baxter shares on February 18, 2019. No other fully vested shares were issued to non-employee directors in 2019.

[3]

The amounts shown in this column are valued based on the grant date fair value of the underlying stock option award computed in accordance with FASB ASC Topic 718. For more information on how these amounts are calculated, please see Note 10 to the Consolidated Financial Statements included in the company’s 2019 Form 10-K. Each of Messrs. Forsyth, Hellman and Mahoney, and Mses. Smith and Wendell elected to receive 50% of the value of their May 2019 equity grant in the form of fully vested stock options. This resulted in the issuance of 6,138 fully vested stock options to each electing independent director. As of December 31, 2019, each non-employee director had the following number of stock options outstanding, all of which were fully vested as of such date: Mr. Chen (33,306); Mr. Forsyth (54,121); Dr. Gavin (36,723); Mr. Hellman (60,121); Mr. Mahoney (26,915); Ms. Morrison (0); Dr. Oesterle (1,060); Ms. Smith (12,575); Mr. Stallkamp (36,723); Mr. Stroucken (38,519); and Ms. Wendell (6,138).

[4]

The amounts in this column include matching gift contributions made by Baxter’s charitable foundation as of March 1, 2020 on qualifying charitable donations made by the following directors in 2019: Mr. Forsyth ($15,000); Dr. Gavin ($20,000); Mr. Hellman ($17,750); Mr. Mahoney ($20,000); Ms. Morrison ($13,500); Dr. Oesterle ($19,781); Mr. Stallkamp ($20,000); and Ms. Wendell ($20,000). These are the only components of “All Other Compensation” that involved an amount equal to or greater than $10,000 for any director in 2019. All other amounts in this column represent dividend equivalent payments made in 2019 on RSUs held by the non-employee directors (including any RSUs with deferred vesting pursuant to the deferred compensation plan).

[5]

Mr. Islam disclaimed receipt of his Board fees due to his employment arrangement with Third Point, and therefore, the amount shown for Mr. Islam was paid in cash to Third Point. Mr. Islam and Ms. Shapazian resigned from the Board effective May 2019, which made them ineligible to receive an equity award for 2019. Mr. Islam had most recently served on the Audit Committee of the Board. Ms. Shapazian had most recently served on the Quality, Compliance and Technology Committee of the Board.

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Corporate Responsibility	27

Corporate Responsibility

Corporate responsibility is integral to Baxter’s strategic aspirations and supports its mission to save and sustain lives. The company is focused on achieving top quartile results relative to its industry peers and other comparators across four dimensions: quality and patient safety, best place to work, growth through innovation and industry leading performance. Baxter’s corporate responsibility strategy focuses on the environmental, social and governance issues that matter most to the company and its stakeholders (in accordance with its mission and strategic goals), drive positive business performance, and advance long-term sustainability. This strategy is reflected in Baxter’s Corporate Responsibility Priorities and Goals (which are set forth in Baxter’s annual Corporate Responsibility Report and briefly highlighted below).

Management and Board Oversight

Baxter’s Corporate Responsibility Council, composed of executives and subject matter experts from across the company, helps lead and oversee Baxter’s corporate responsibility strategies and integration throughout the business. The full Board is regularly updated on corporate responsibility matters (including a discussion of related goals and industry trends). Topics included in these discussions in 2019 included environmental, health and safety matters and a review of Baxter’s philanthropic contributions (consistent with the company’s mission and strategic goals), as well as updates on the company’s Best Place to Work initiatives and Baxter’s diversity and inclusion efforts.

Pursuant to Baxter’s enhanced stockholder engagement program, Baxter directors and management have engaged in corporate responsibility discussions with certain investors. Outputs from these discussions are shared with the entire Board during Board-wide corporate responsibility updates and to the Corporate Governance Committee as part of its oversight of corporate governance matters generally. See “Executive Compensation—Compensation Discussion and Analysis—Summary—Stockholder Engagement” for additional Information.

Priorities and Goals

Baxter has a long-standing commitment to responsible operations and corporate responsibility reporting. Baxter is ever conscious of its global impact, including with respect to its employees, the communities it operates in and the people who use its products. The company believes that it has an obligation to ensure that these commitments are reflected in its global impact. Baxter’s 2020 Corporate Responsibility Priorities and Goals (set from 2015 baseline) cover the following eight categories:

Many of these goals contain quantitative targets against which performance is assessed, tracked and disclosed in the company’s Corporate Responsibility Report annually.

investor.baxter.com

28	Corporate Responsibility

In 2019, Baxter was again honored for its efforts as an employer of choice and a socially responsible and sustainable business, receiving a number of recognitions including: Agenda’s most transparent company in the S&P 500 in reporting ESG metrics, Corporate Responsibility Magazine’s 100 Best Corporate Citizens, Forbes’ America’s Best Large Employers and Best Employers for Women, Working Mother’s 100 Best Companies and Best Companies for Dads, and NAFE’s Top Companies for Executive Women. The company was again named one of America’s Most JUST Companies by JUST Capital and was additionally recognized as one of JUST Capital’s Top 100 U.S. companies supporting Healthy Communities and Families. Baxter has consistently received a top score of 100 percent on the Human Rights Campaign Foundation’s Corporate Equality Index (CEI) and is proud to have also been included in the Dow Jones Sustainability Index, the FTSE4Good Index Series, the Diversity Best Practices Leading Inclusion Index of U.S. companies, CDP’s A List companies on environmental leadership, and Newsweek Magazine’s America’s Most Responsible Companies. These awards are among numerous other regional and country-specific recognitions across the globe.

Annual Reporting

Baxter is committed to sharing information about its corporate responsibility programs, priorities, goals and performance. The annual Corporate Responsibility Report illustrates the company’s commitment to sound governance and balanced, transparent disclosure. It also serves as a platform for stakeholder engagement and provides an important means for soliciting feedback on the company’s activities. More information about Baxter’s corporate responsibility efforts and initiatives, including the 2018 Corporate Responsibility Report, is available on Baxter’s website at www.baxter.com under “Our Story — Corporate Responsibility.”

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	29

Executive Compensation

Advisory Vote to Approve Named Executive  Officer Compensation

At the 2017 annual meeting, stockholders recommended that the Board continue to hold annual advisory votes approving the compensation of Baxter’s named executive officers (commonly referred to as “say-on-pay”). The Board determined to follow the stockholders’ recommendation and continues to hold annual say-on-pay votes. Accordingly, the Board is requesting that stockholders approve, pursuant to a non-binding vote, the compensation of the company’s named executive officers as disclosed in the proxy statement.

The Board of Directors recommends a vote FOR approval of the compensation of the company’s named executive officers for 2019.

In accordance with Section 14A of the Exchange Act, stockholders are being asked to vote on a resolution to approve, on a non-binding, advisory basis, the compensation of Baxter’s named executive officers for 2019. The Board encourages stockholders to carefully review the “Executive Compensation—Compensation Discussion and Analysis” section of the proxy statement, in connection with this advisory vote. The Compensation Discussion and Analysis section describes Baxter’s executive compensation program and the decisions made by the Compensation Committee and the Board with respect to the compensation of the company’s named executive officers for 2019.

The company has designed its executive compensation programs to attract, motivate, reward and retain the senior management talent required to help achieve its corporate and strategic objectives and increase stockholder value. As discussed below in Compensation Discussion and Analysis, pay-for-performance is the most significant structural element of Baxter’s executive compensation program, where the majority of executive pay is at risk and is only delivered if specific annual and long-term performance requirements are met.

In addition, Baxter has also adopted policies, like the stock ownership guidelines and the Executive Compensation Recoupment Policy, to help ensure long-term focus and appropriate levels of risk-taking by executive officers.

The Board believes that Baxter’s executive compensation program is designed to meet the objectives discussed in the Compensation Discussion and Analysis section. Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders of Baxter International Inc. approve the compensation paid to the company’s named executive officers as described in the proxy statement under “Executive Compensation,” including the Compensation Discussion and Analysis, the compensation tables and other narrative disclosure contained therein.

This say-on-pay advisory vote is non-binding on the Board. Although the vote is non-binding, the Board and the Compensation Committee will review and thoughtfully consider the voting results when making future decisions concerning the compensation of the company’s future named executive officers. The next say-on-pay advisory vote will be held at the 2021 annual meeting of stockholders.

investor.baxter.com

30	Executive Compensation

Compensation Committee Report

The Compensation Committee is responsible for the oversight of Baxter’s compensation programs on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in the proxy statement.

Based on the review and discussions referred to above, the Compensation Committee recommended to the Board of Directors that the following Compensation Discussion and Analysis be included in Baxter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and the proxy statement, each of which has been or will be filed with the SEC.

Compensation Committee

John D. Forsyth (Chair)

Peter S. Hellman

Michael F. Mahoney

Thomas T. Stallkamp

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the 2019 compensation paid to Baxter’s executive officers who are identified as named executive officers below. The purpose of this discussion is to provide investors with an understanding of the company’s executive compensation policies and practices, and the decisions regarding the compensation for the named executive officers.

Summary

2019 Results

Baxter’s financial results for 2019 reflect the company’s achievement of significant financial, operational and strategic objectives. The related highlights include the following, all of which are consistent with the company’s previously reported results except with respect to net sales, adjusted earnings per share and adjusted operating margin, each of which have been adjusted (or further adjusted), as described below:

•

exceeded the net sales target (calculated at budgeted exchange rates established on January 1, 2019) of $11,446 million by $259 million (or 102.3% of target), after having eliminated the sales associated with the company’s newly acquired DOXIL products;

•	achieved adjusted EPS of $3.28, which is 99.4% of the adjusted EPS target of $3.30, after having eliminated the results associated with DOXIL (based on further adjusted EPS results);
•	achieved free cash flow of $1.414 billion, which is 89.2% of the free cash flow target of $1.585 billion;
•	exceeded the adjusted operating margin target of 18.3% by 20 basis points (or 101.1% of target), after having eliminated the results associated with DOXIL;
•

enhanced delivery of innovative products for patients and expanded access to life-sustaining therapies – as evidenced by delivery of $600 million in 2019 sales from new product launches vs. $300 million in 2018 sales; and

•	returned $1.7 billion to stockholders in 2019 through cash dividends and share repurchases.

As discussed in “—Structure of Compensation Program—Financial Targets” below, Baxter’s short-term cash compensation program for 2019 was based on the company’s further adjusted EPS, adjusted net sales and free cash flow performance for 2019, subject to adjustments for individual performance. Payouts for PSU awards earned under Baxter’s long-term incentive plan in 2019 are based on Baxter’s total shareholder return (for the period between January 1, 2019 and December 31, 2021) and the company’s further adjusted operating margin performance in 2019.

Baxter’s global net sales totaled $11.4 billion in 2019 (or $11.7 billion calculated on an adjusted basis for purposes of Baxter’s short-term compensation program), with adjusted EPS of $3.31 and adjusted operating margin of 18.7%. For purposes of the company’s 2019 cash bonus plan, adjusted EPS, as reported, was reduced by $0.03 to $3.28 to exclude results associated with DOXIL. Baxter achieved free cash flow (operating cash flow less capital expenditures) of $1.4 billion. Additionally, for purposes of adjusted operating

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	31

margin PSUs earned in 2019 under the company’s long-term incentive plan, adjusted operating margin, as reported, was reduced by 20 basis points to 18.5% to also exclude DOXIL results. This approach is consistent with the company’s historical practice of excluding the financial effect of material acquisitions from its results for purposes of calculating company performance under its compensation plans. See “—Structure of Compensation Program—Financial Targets” and “—Performance Over the Long-Term—Performance Against Adjusted Operating Margin Target” for a reconciliation of adjusted net sales, further adjusted EPS, further adjusted operating margin and free cash flow to the closest GAAP measure.

The company’s financial, operational and strategic performance (as discussed above) were all significant factors in the compensation decisions made for 2019. A comparison of the performance of Baxter’s common stock against certain of its peers over the past three and four years provides other perspectives on Baxter’s overall performance. These comparisons are additional factors that the Compensation Committee or the Board, as applicable, considered when making compensation decisions for 2019. While the Compensation Committee has historically considered the relative performance of Baxter’s common stock over a longer period when making compensation decisions (in addition to its consideration of the three-year performance period, consistent with the performance period of the total shareholder return PSUs), the four-year evaluation period is intended to reflect the impact of Mr. Almeida’s appointment as the company’s Chief Executive Officer and Chairman (effective January 1, 2016) and the subsequent changes made to the company’s strategic framework and long range plan.

investor.baxter.com

32	Executive Compensation

The graphs below compare the cumulative total shareholder return (including reinvested dividends) on Baxter common stock and the Standard & Poor’s 500 Composite Index and the Standard & Poor’s 500 Health Care Index for the three- and four- year periods ended December 31, 2019. As set forth below, the total shareholder return for Baxter for the three-year period totaled approximately 95%, as compared to 53% for the S&P 500 Composite Index and 57% for the S&P 500 Health Care Index over the same period. For the four-year period, the total shareholder return for Baxter totaled approximately 129%, as compared to 71% for the S&P 500 Composite Index and 53% for the S&P 500 Health Care Index over the same period.

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	33

2019 Named Executive Officers

For 2019, the Baxter named executive officers include:

Named Executive Officer	Title
José E. Almeida	Chairman of the Board, President and Chief Executive Officer
Giuseppe Accogli	Senior Vice President and President, Americas
Cristiano Franzi	Senior Vice President and President, EMEA
Sean Martin	Senior Vice President and General Counsel
James K. Saccaro	Executive Vice President and Chief Financial Officer

2019 Say-on-Pay Vote

At the 2019 annual meeting, approximately 94% of the stockholders voting at the meeting approved the compensation paid to Baxter’s named executive officers in 2018. Due to the strong level of stockholder support and consistent with discussions with select institutional investors (as described below), the company substantially maintained its executive compensation policies for 2019.

The Compensation Committee and management are committed to continuing to strengthen pay-for-performance alignment, as well as the overall design of Baxter’s executive compensation programs. Informed by stockholder feedback obtained from prior corporate governance outreach discussions (as discussed below in “—Stockholder Engagement”) the Compensation Committee made the following changes to its 2019 or 2020 executive compensation programs, as applicable:

•	The company did not issue any RSUs to named executive officers in 2019;
•	The Compensation Committee has not authorized and does not intend to authorize the issuance of any RSUs in 2020, except as may be required to retain and attract key personnel; and
•	The Compensation Committee made all PSUs subject to three-year performance conditions beginning in 2020 (as discussed below in “—Pay-for-Performance”).

Stockholder Engagement

Baxter sponsors an ongoing stockholder engagement program. At the direction of the Board, this program was expanded in 2017 to cover additional topics, including corporate responsibility matters, and to target additional stockholders. Additionally, Thomas Stallkamp, the lead independent director, took part in many of these discussions. As part of this program, the company is committed to engaging in constructive dialogue with its stockholders. Management is primarily responsible for stockholder communications and engagement, with involvement from the lead director and the chairs of the Corporate Governance and Compensation Committees. Management provides regular updates to the Board on topics or concerns raised by stockholders. The Board considers this feedback as well as the interests of all stakeholders when overseeing company strategy, formulating governance practices and designing or evaluating compensation programs, as discussed above.

During 2018 and early 2019, Mr. Stallkamp and select members of management met with stockholders as part of the company’s annual outreach program. These discussions followed an outreach to top Baxter investors representing over 50% of Baxter’s outstanding shares. These investors include institutional investors, hedge funds, mutual funds and public pension funds. Following the completion of the restatement and the filing of the company’s 2019 Form 10-K, we intend to continue our outreach efforts following the filing of this proxy statement.

Topics covered in these discussions will continue to include Baxter’s strategy and performance, Board composition, structure and refreshment, succession planning, executive compensation and corporate responsibility matters. Additionally, Albert Stroucken, the chair of the Audit Committee, and Mr. Stallkamp, a member of the Audit Committee, will participate in these outreach efforts. Messrs. Stroucken and Stallkamp participated in the oversight of the investigation and have been actively involved in the oversight of the implementation of the company’s remediation efforts.

2019 Compensation Program Summary

Baxter’s NEO compensation program for 2019 was consistent with the 2018 program and was made up of (1) base salary, (2) annual cash bonuses and (3) annual long-term incentive awards (50% in the form of stock options and 50% in the form of PSUs).

investor.baxter.com

34	Executive Compensation

The annual financial measures and weightings used for 2019 annual cash bonus assessment were as follows:

Measure	Weighting
Adjusted EPS	50%
Net Sales	30%
Free Cash Flow	20%

•

Stock options constitute 50% of the annual equity grant for named executive officers in 2019 and vest ratably in annual installments over the three-year period beginning on the first anniversary of the grant date.

•

PSUs constitute 50% of the annual equity grant for named executive officers in 2019. One-half of the 2019 PSUs are measured against Baxter’s TSR relative to its healthcare index peer group (as described below) over a three-year period, and one-half of the 2019 PSUs are measured against three annual adjusted operating margin targets. For 2019, Baxter utilized three annual measures for adjusted operating margin. This approach is consistent with the practices of several of Baxter’s peer companies for similar performance measures. Each annual measure only affects one-third of the initial grant requiring sustained performance over the three-year period to earn the full target award. Additionally, all PSU awards are subject to the satisfaction of a three-year time vesting requirement. Stockholder feedback has expressed a preference for three-year performance metrics. Since it has been several years since the business separation of Baxalta in 2015 and has become less challenging for Baxter to set meaningful three-year performance goals, Baxter moved to three-year performance metrics for all 2020 PSUs. These changes are described in more detail in “—Structure of Compensation Program.”

•	The performance schedule for both the TSR and adjusted operating margin PSUs are aligned with peer group practice. With respect to TSR PSUs, the performance and payout schedule is as follows:

TSR PSU Plan Payout	Peer Group Achievement Level
200% of target	75th Percent Rank
150% of target	65th Percent Rank
100% of target	50th Percent Rank
25% of target	25th Percent Rank

•

The peer group used to determine Baxter’s achievement level for TSR PSUs is the Dow Jones Medical Equipment Index. The Compensation Committee has elected to use an indexed based peer group for this purpose, consistent with the recommendation of FW Cook, in the interest of potentially dampening volatility (given the larger number of companies contained in the index as compared to those in the peer group used by the Compensation Committee for benchmarking executive compensation) and providing continuity as companies leave the executive compensation peer group due to mergers and acquisitions and other corporate activity. This approach of utilizing an indexed peer group for purposes of TSR calculations is utilized by many of Baxter’s peer companies.    Additionally, Baxter’s Investor Relations group utilizes this index for performance comparisons.

•	With respect to the adjusted operating margin PSUs, the schedule for 2019 awards is as follows:

Adjusted Operating Margin PSU Plan Payout	Baxter Achievement Level
200% of target (Maximum)	110%
Target	100%
25% of target (Threshold)	90%

2019 Executive Compensation Awarded and Earned

For his service as Baxter’s Chairman and Chief Executive Officer in 2019, Mr. Almeida has compensation reported in the Summary Compensation Table of $13,913,821. In reviewing the company’s programs and the decisions made relative to Mr. Almeida’s compensation, the independent members of the Board (including all Compensation Committee members) believe that Mr. Almeida was fairly rewarded for leading the company in 2019. They also believe that Mr. Almeida’s compensation reflects the increased value delivered to Baxter stockholders beginning with the start of his tenure in 2016, as reflected in the and four-year total shareholder return graphs set forth above.

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	35

A primary component of Mr. Almeida’s 2019 compensation was his base salary of $1,300,000, as established in October 2015 in connection with his hiring. Mr. Almeida has not received a salary increase since he began serving as Baxter’s Chairman and Chief Executive Officer in January 2016. His new offer letter (entered into in March 2020) maintains that same base salary.

Another primary component of Mr. Almeida’s 2019 compensation was his annual cash bonus of $690,750. Mr. Almeida’s annual bonus funded at 95% of target reflecting the company’s adjusted net sales, further adjusted EPS and free cash flow achievements, and he received 100% of his funded bonus target, resulting in a bonus of $1,790,750, which was then reduced by $1,100,000 to reflect amounts recouped under the Executive Compensation Recoupment Policy, as discussed below.

In 2019, Mr. Almeida received 50% of his equity awards in stock options and 50% in PSUs. One-half of the PSUs are measured against Baxter TSR performance for the period from January 1, 2019 through December 31, 2021, and one-half are measured against three annual adjusted operating margin targets for 2019, 2020 and 2021, subject to satisfaction of the three-year time vesting requirements. Mr. Almeida’s long-term incentive grant for 2019 had a grant date fair value of $11,794,889. This value represents:

•	the full amount of the stock options granted to him as part of the 2019 annual grant process;
•	the full amount of the TSR PSUs granted to him as part of the 2019 annual grant process;
•	the first one-third of the adjusted operating margin PSUs granted to him in connection with the 2019 annual grant process;
•	the second one-third of the adjusted operating margin PSUs awarded to him in connection with the 2018 annual grant process; and
•	the final one-third of the adjusted operating margin PSUs awarded to him in connection with the 2017 annual grant process.

The remaining two-thirds of the adjusted operating margin PSUs awarded to Mr. Almeida as part of the 2019 annual grant process will be deemed granted in 2020 and 2021 (in two equal installments). Similarly, the final one-third of the adjusted operating margin PSUs awarded in connection with his 2018 annual grant will be deemed granted in 2020. These PSUs are deemed granted at these times because the related performance criteria will be established in each of these years.

Each named executive officer (other than Mr. Almeida) received total performance based compensation (cash bonus, stock options and PSUs) for 2019 as follows: $3,211,547 for Mr. Accogli; $2,279,197 for Mr. Franzi; $2,481,096 for Mr. Martin; and $3,016,550 for Mr. Saccaro. These amounts reflect input made by the Compensation Committee and Mr. Almeida regarding the individual’s 2019 performance or potential, as well as the Board’s recoupment decisions under the Executive Compensation Recoupment Policy, as discussed below.

A significant component of the total compensation paid to the named executive officers in 2019 was in the form of equity. The ability of the named executive officers to realize the grant date fair value of long-term incentives that are subject to the satisfaction of future performance vesting requirements will ultimately depend on the company’s performance over the long term.

Compensation Philosophy

Baxter’s compensation program is designed to:

•	recognize company and individual performance;
•	drive the long-term financial performance of the company (and in doing so, encourage innovation and appropriate levels of risk-taking); and
•	reflect the value of each officer’s position in the market and within the company.

The objectives of the program are to compensate Baxter’s executive officers in a manner that is consistent with these principles, align the interests of management and stockholders and drive sustained and superior performance relative to the company’s peers. The program is also designed to be comparable with companies with which Baxter competes for executive talent in order to attract, retain and motivate high-performing executives.

investor.baxter.com

36	Executive Compensation

Components of Executive Compensation

The table below describes the components of Baxter’s executive compensation for 2019. See “—Elements of Executive Compensation” below for additional information on each component. In addition to the compensation components listed below and in order to ensure we provide an overall competitive total compensation program, we also offer our executives employee benefits that are generally available to all employees.

Component	Objectives	Determination of Amount

Base Salary
• Fixed component of compensation	• Provides a base level of competitive compensation • Used to attract and retain executive talent

•    Targeted within a competitive range between the 25th to the 75th percentile of the peer group based on multiple factors (as discussed below) with a general focus on the 50th percentile of the peer group

•    Reviewed annually, and when executives are hired or promoted

Cash Bonuses
• Variable short-term compensation component • Target awards are based on a percentage of base salary

•    Used to motivate and reward executives for company and individual performance against annually established financial targets and individual objectives

•    For 2019, financial targets included adjusted earnings per share (50%), adjusted net sales (30%) and free cash flow (20%)

•    Bonus targets generally set within a competitive range between the 25th to the 75th percentile of the peer group with a general focus on the 50th percentile of the peer group

•    Bonus targets are reviewed annually, and when executives are hired or promoted

Long-Term Incentive Awards (LTI)

•    Variable long-term compensation component

•    Represent a significant component of each named executive officer’s compensation package

•    In 2019, annual equity awards consisted of 50% stock options and 50% PSUs

•    Used to motivate and reward an executive’s contributions to achieving the company’s long-term objectives and increasing stockholder value

•    Stock options recognize that it is in the best interests of the company to provide equity that will vest as long as the executive continues to serve at Baxter and the value of which depends, in part, on the company’s performance over the vesting period

•    PSUs recognize that a portion of an executive’s equity awards should be completely “at-risk”

•    For 2019, financial objectives for PSU awards include adjusted operating margin (50%) and TSR (50%)

•    LTI targets generally set within a competitive range between the 25th and 75th percentile of the peer group with a general focus on the 50th percentile of the peer group

•    LTI targets are reviewed annually, and when executives are hired or promoted

•    Actual awards may be adjusted based on an assessment of the officer’s individual performance and future potential

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	37

Structure of Compensation Program

Pay-for-Performance

Pay for performance is the most significant structural element of Baxter’s compensation program. Baxter’s focus on pay-for-performance is best demonstrated through the structure of its executive compensation programs, where the majority of executive pay is at risk and subject to specific annual and long-term performance requirements (including in the case of stock options, the performance of Baxter common stock). As shown below for 2019, 90% of Mr. Almeida’s target compensation and 78% of the average target compensation for the other named executive officers was at risk and subject to performance.

Named Executive Officer (NEO) Total Target Direct Compensation

For 2019, Baxter’s annual performance against financial targets of adjusted EPS, adjusted net sales and free cash flow helped to determine the payout of cash bonuses under Baxter’s cash bonus plan. The payout amounts determined in relation to these financial targets were adjusted to reflect the officer’s individual performance for 2019, as discussed below under “—Individual Performance.”

For 2019, Baxter named executive officers received 50% of their annual equity grants in the form of PSUs, of which:

•	one-half will be measured against Baxter’s three-year TSR relative to the company’s peer group (as discussed in “—Performance Against Peers”), and
•	one-half will be measured against three annual adjusted operating margin targets.

For 2020, Baxter made the changes described below to its PSU annual equity grants. Notably, the company moved to three-year targets for each PSU grant metric:

•	one-third will be measured against Baxter’s three-year TSR relative to the company’s peer group,
•	one-third will be measured against a three-year sales compound annual growth rate (CAGR) target, and
•	one-third will be measured against a three-year Return on Invested Capital (ROIC) target.
•	In addition, the TSR PSUs will be capped at 100% of target for a negative TSR result.

For 2019, Baxter’s named executive officers received the remaining 50% of annual equity awards in the form of stock options, which provide returns aligned with the returns of Baxter’s stockholders. The overall performance of Baxter’s common stock determines the value of the stock options. The size of the equity awards is intended to reflect the officer’s potential for future performance or advancement, as assessed by the Compensation Committee or the Board. See “—Individual Performance” for additional information.

Financial Targets

The Compensation Committee selected adjusted EPS, net sales at budgeted exchange rates and free cash flow as the financial measures for funding the cash bonus pool and as financial metrics for the cash bonus plan for 2019.    The table below shows the relative weight assigned to each measure for 2019:

Metric	Weight
Adjusted EPS	50%
Net Sales	30%
Free Cash Flow	20%

investor.baxter.com

38	Executive Compensation

Adjusted EPS, adjusted net sales (or net sales at budgeted exchange rates) and free cash flow were selected as financial metrics for the 2019 cash bonus plan as they are of immediate interest to stockholders and are the primary measures on which Baxter regularly provides guidance and publicly announces earnings to the market.

Baxter generally calculates adjusted EPS for purposes of funding its cash bonus pool the same way it calculates adjusted EPS when publicly announcing earnings. The company uses net sales at budgeted exchange rates as a target for the same reason that Baxter provides sales guidance excluding the impact of foreign currency fluctuations and certain other items—that is, the company believes it provides a better perspective on underlying sales growth. The use of budgeted exchange rates allows Baxter to evaluate final performance on the same foreign currency basis that was used for setting the target and establishing the budget. The company uses free cash flow (rather than operating cash flow) as it gives effect to the company’s capital expenditures and better reflects the cash available for future investment. Additionally, the company’s historical practice has been to exclude the financial effect of material acquisitions from its results for purposes of calculating company performance under its compensation plans.

The table below provides adjusted EPS, net sales and free cash flow targets for 2019, as well as actual results. For the first two metrics, actual results for 2019 constitute further adjusted EPS and adjusted net sales, reflecting the elimination of DOXIL results (as discussed below). The Compensation Committee approved the company funding percentage under the 2019 cash bonus plan of 95%.

	2019
	Threshold	Target	Maximum	Actual	Achievement as a Percent of Target(4)	Payout as a Percent of Target(5)

Further Adjusted EPS(1)	$2.97	$3.30	$3.63	$3.28	99.4%	97%

Adjusted Net Sales (in millions)(2)	$10,874	$11,446	$12,018	$11,705	102.3%	123%

Free Cash Flow (in millions)(3)	$1,347	$1,585	$1,823	$1,414	89.2%	46%

					Weighted Payout:	95%

[1]

Further adjusted EPS for purposes of the 2019 cash bonus plan was calculated as the company’s diluted earnings per share (determined in accordance with U.S. GAAP) as adjusted for special items and the impact of DOXIL results. Special items for 2019 totaled $1,103 million (or $716 million on an after-tax basis), or $1.38 per diluted share. These adjustments primarily related to the annuitization of a portion of our U.S. pension plan, intangible asset amortization, an intangible asset impairment, business optimization initiatives, Hurricane Maria insurance recoveries, acquisition and integration costs related to multiple acquisitions and upfront payments related to research and development collaborations and license agreements, our allocation of insurance proceeds received pursuant to a settlement and cost-sharing arrangement for a legacy product-related matter, costs associated with complying with certain European regulations (medical device reporting regulations), investigation-related costs, the impact of tax reform in Switzerland and India and an adjustment for U.S. federal tax reform. Adjusted EPS for the 2019 bonus plan was further adjusted to remove the impact of $16 million, or $0.03 per diluted share, of DOXIL results from the year. We refer to this further adjusted amount as further adjusted EPS throughout the proxy statement. Total U.S. GAAP EPS from continuing operations in 2019 was $1.93.

[2]

Net Sales for purposes of the 2019 cash bonus plan were calculated as the company’s reported net sales (determined in accordance with U.S. GAAP) at budgeted exchange rates as of January 1, 2019. These amounts were adjusted to reflect the elimination of $20 million of DOXIL net sales in 2019. We refer to this adjusted amount as adjusted net sales throughout the proxy statement. Adjusted net sales totaled $11.7 billion for 2019. U.S. GAAP net sales for 2019 totaled $11.4 billion.

[3]

Free Cash Flow is calculated from the company’s operating cash flow from continuing operations calculated in accordance with GAAP less capital expenditures. This amount excluded $696 million in capital expenditures in 2019.

[4]	Level of achievement used to determine funding of the cash bonus pool may not foot due to rounding.
[5]

Bonus payout approved by the Compensation Committee based on performance of each financial metric. The funding of each metric (listed in the following table) ranges from 0% to 200% with the achievement of target performance at 100%. Each metric funds linearly between the threshold and target, the target and mid-point, and the mid-point and maximum. The band of funding around the target varies by metric. This variation reflects the probability of achievement of a given target based on historical performance data.

	Adjusted EPS (50%)		Net Sales (30%)		Free Cash Flow (20%)
	Performance	Payout	Performance	Payout	Performance	Payout

Threshold	90%	50%	95%	50%	85%	25%

Target	100%	100%	100%	100%	100%	100%

Mid-Point	105%	125%	102.5%	125%	107.5%	125%

Maximum	110%	200%	105%	200%	115%	200%

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	39

Performance Over the Long-Term

As a healthcare company, Baxter operates in a rapidly changing, increasingly competitive and heavily regulated environment. Accordingly, encouraging its executive officers to focus on the long-term performance of the company is particularly important to Baxter. In 2019, Baxter granted 50% of the named executive officers’ annual equity awards in the form of PSUs designed to reward strong and sustained long-term performance by the company on two important measures: TSR and adjusted operating margin. Fifty percent of each PSU award in 2019 was based on each of TSR and adjusted operating margin.

Performance Against Peers

TSR PSUs were granted in 2017, 2018 and 2019, and each have a three-year performance period. The performance period for the 2017 TSR PSUs ended on December 31, 2019. The performance periods for the 2018 and 2019 TSR PSUs will end on December 31, 2020 and December 31, 2021, respectively.

The TSR PSUs described in this section are measured based on the following formula:

Average Closing Stock Price Over the Last Twenty Consecutive Trading Days of the Performance Period

minus Average Closing Stock Price Over the Last Twenty Consecutive Trading Days Immediately

Preceding the Commencement of the Performance Period

plus Reinvested Dividends

Divided (÷) by

Average Closing Stock Price Over the Last Twenty Consecutive Trading Days Immediately Preceding the

Commencement of the Performance Period

The TSR PSUs pay out in shares of Baxter common stock in a range of 0% to 200% of the number of PSUs awarded. The performance and payout schedule for the 2017, 2018 and 2019 TSR PSUs is shown in the following table, based on the company’s TSR performance relative to the related performance of the companies in the Dow Jones Medical Equipment Index—which Baxter’s Compensation Committee elected to use to measure Baxter’s relative performance for all outstanding TSR PSU grants—over the relevant period:

Performance	Payout

Below 25th Percentile Rank	0%

25th Percentile Rank	25%

50th Percentile Rank	100%

65th Percentile Rank	150%

75th Percentile Rank or Above	200%

See “—Baxter’s Peer Group and Use of Peer Group Data” for additional information.

TSR PSUs pay out linearly between each set of data points above the 25th percentile and below the 75th percentile. In order to pay out at the 100% target level, Baxter must outperform its peers at the 50th percentile over the relevant performance period.

Performance Against Adjusted Operating Margin Target

Adjusted operating margin PSUs were granted in 2017, 2018 and 2019. One-third of the adjusted operating margin PSUs are deemed granted on the annual grant date of the year the award is made and on each of the annual grant dates of the subsequent two years. The third tranche of the 2017 PSUs, the second tranche of the 2018 PSUs and the first tranche of the 2019 PSUs were deemed granted in 2019, in connection with the establishment of the related adjusted operating margin target (as discussed below). Adjusted operating margin is calculated by dividing adjusted operating income by net sales for the period. Historically, Baxter has calculated adjusted operating margin (for purposes of its long-term incentive plan) in the same manner that it calculates and publicly announces its adjusted operating margin guidance and performance. Adjusted operating margin PSUs will pay out in shares of Baxter common stock in a range of 0% to 200% of the number of PSUs awarded.

investor.baxter.com

40	Executive Compensation

The performance and payout schedule for all adjusted operating margin PSUs deemed granted in 2019 is as follows:

Performance as a Percentage of Target	Payout
Below 90%	0%
90%	25%
100%	100%
110% and above	200%

Adjusted operating margin PSUs pay out linearly between each set of data points from 90% achievement to 110% achievement.

The company set the adjusted operating margin target for 2019 at 18.3%. This target applies to the third tranche of the 2017 PSUs, the second tranche of the 2018 PSUs and the first tranche of the 2019 PSUs. Baxter achieved further adjusted operating margin of 18.5% in 2019, or 101.1% of the adjusted operating margin target. Special adjustment items impacting 2019 operating income totalled $348 million. These adjustments primarily related to intangible asset amortization, an intangible asset impairment, business optimization initiatives, acquisition and integration costs related to the acquisitions of Claris and the RECOTHROM and PREVELEAK products, upfront payments related to research and development collaborations and license agreements, Hurricane Maria insurance recoveries, costs associated with complying with certain European regulations (medical device reporting regulations) and investigation-related costs. In connection with the calculation of 2019 further adjusted operating income, the elimination of DOXIL results account for the reduction of an additional $20 million in operating income. U.S. GAAP operating income for 2019 totalled $1.8 billion.

Performance of Baxter Common Stock

The performance of Baxter common stock helps to determine the value of the stock options and TSR PSUs that were granted to the named executive officers in 2019.

Individual Performance

The Compensation Committee assesses the individual performance and/or future potential of each company officer (other than the Chief Executive Officer) in making compensation decisions related to cash bonuses and equity awards. The independent members of the Board make this determination with respect to the Chief Executive Officer. Baxter believes it is important to consider an individual’s performance in assessing compensation and not just the company’s overall performance relative to the financial targets discussed above.

The assessment of an individual’s performance in the prior fiscal year may result in an adjustment of the amount that would otherwise be paid out to that individual under the cash bonus plan for that year based on the company’s financial performance. Assessment of the future potential of an officer (which is informed by past performance) may cause the Compensation Committee or the Board, as applicable, to adjust the size of equity grants that would otherwise be made to that officer in a given year under the company’s long-term incentive plan based on peer group positioning.

The Compensation Committee’s assessment of individual performance and future potential is inherently subjective and requires significant input from the Chief Executive Officer, who reviews the performance goals and self-evaluations of each of the other executive officers and shares his insights and recommendations with the Compensation Committee. Based on that input, the Compensation Committee assesses how well an officer fulfilled his or her obligations in the past year and an officer’s potential for future contributions to Baxter. The assessment of the prior year’s performance focuses on how well the operations or function for which an officer is responsible performed during the year. The Compensation Committee also considers how well an officer performed against the performance goals set for the officer.

The independent members of the Board are responsible for assessing the Chief Executive Officer’s performance each year and making adjustments to any bonus or equity award that would otherwise be made to the Chief Executive Officer under the cash bonus plan or long-term incentive plan, as applicable. As part of this assessment, they review the extent to which the Chief Executive Officer has satisfied his goals for the year (as described below). This review is conducted with the support of the lead independent director and the Corporate Governance and Compensation Committees, which oversee the establishment of the Chief Executive Officer’s goals and the annual review process.

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	41

The goals set for each named executive officer for 2019 reflect the diversity of the company’s business and the wide range of responsibilities that are attributed to each of these officers. For example, Mr. Almeida had performance goals for 2019 covering the areas of patient safety and quality, growth through innovation, best place to work and industry-leading performance. These goals are in addition to the financial targets established for the company generally under the cash bonus and long-term incentive plans. For the other named executive officers, the Compensation Committee considers various performance criteria depending on the nature of the executive’s role. These criteria include goals such as achievement of specific financial objectives, oversight of key product launches, implementation of critical projects (like acquisitions or divestitures), enhanced regulatory or quality performance and innovation or research.

In evaluating each officer’s performance against his or her goals, consideration is given not only to whether an objective was met but most significantly how the objective was met. This consideration reflects how appropriately the officer prioritized meeting an objective relative to the officer’s other responsibilities.

Accordingly, the adjustments that are made to an officer’s compensation based on his or her performance are not directly correlated to the number of goals that an officer achieved. The Compensation Committee believes that this type of rigid correlation could motivate an officer to focus on achieving his or her performance goals rather than on fulfilling his or her job responsibilities in a manner that is in the best interests of the company and its stockholders. For 2019, to take into account the restatement and the material weakness referenced in the 2019 Form 10-K, the Board reduced Mr. Saccaro’s 2019 cash bonus award by $164,970. Mr. Saccaro received no 2019 cash bonus as a result of this reduction and the reduction referenced in “—Executive Compensation Recoupment Policy.” Messrs. Accogli and Franzi received an individual performance adjustment of 110% as a result of the successful reorganization of their regions (the Americas and Europe, Middle East and Africa, respectively). Mr. Martin received an individual performance adjustment of 120% based on his oversight of the legal department’s work in connection with the restatement (as described above in “Summary—Restatement of Previously Issued Financial Statements”).

In March 2020, the Board determined to reduce Mr. Saccaro’s 2020 equity award target opportunity by 50% based on the same rationale as the adjustment made to his 2019 cash bonus discussed above. No individual performance adjustments were made to the 2020 equity award targets for the other named executive officers. See “—Elements of Executive Compensation—Equity Awards—Individual Equity Grants” and “—Elements of Executive Compensation—Cash Bonuses—Determination of 2019 Annual Bonus Payouts—Individual Performance” for additional information regarding individual adjustment determinations made for the named executive officers.

Baxter’s Peer Group and Use of Peer Group Data

Use of peer group data plays a significant role in the structure of the compensation program as it is a primary input in assessing appropriate target ranges for base salaries, cash bonuses and equity awards and helps to ensure that compensation is market competitive in order to attract and retain top talent. Baxter uses data from companies that the Compensation Committee has objectively selected as comparable companies (the peer group) to help identify a reasonable starting point for base salaries, cash bonuses and equity awards and then analyzes company and individual performance to determine whether it is appropriate to move away from this baseline. Peer group data also plays a role in what non-cash compensation is paid to the named executive officers as the market data the company obtains regarding companies in its peer group helps determine what types and amounts of non-cash compensation are appropriate for competitive purposes. If data is not available for a particular officer’s position at the company, the Compensation Committee utilizes the information that is available to Aon Hewitt as well as internal equity principles to set an officer’s compensation targets at levels that are competitive with other officers at Baxter.

The companies in Baxter’s compensation peer group are intended to be its closest comparators as a medical products company.

For 2019, the following companies were included in Baxter’s updated peer group for purposes of benchmarking executive compensation:

Abbott Laboratories	Danaher Corporation	Quest Diagnostics Incorporated
Agilent Technologies, Inc.	DaVita Inc.	Stryker Corporation
Becton, Dickinson and Company	DENTSPLY Sirona Inc.	Thermo Fisher Scientific Inc.
Boston Scientific Corporation	Laboratory Corporation of America Holdings	Varian Medical Systems, Inc.
Cerner Corporation	Medtronic Public Limited Company	Zimmer Biomet Holdings, Inc.

investor.baxter.com

42	Executive Compensation

For 2019, Danaher Corporation has been added to the peer group for purposes of benchmarking executive compensation. FW Cook proposed this addition in response to further industry consolidation and in the interest of adding a company with a financial profile similar to that of Baxter’s to the peer group.

For all outstanding TSR PSUs as of December 31, 2019, the Compensation Committee approved the use of the Dow Jones Medical Equipment Index for purposes of evaluating the company’s TSR performance over the applicable three-year period. It did so consistent with the recommendation of FW Cook which was made based upon other peer company practices and in light of the fact that Baxter management uses this index within its investor relations function. The Dow Jones Medical Equipment Index consisted of approximately 50 companies as of December 31, 2019.

Elements of Executive Compensation

Base Salaries

As discussed above, the Compensation Committee or the Board (in the case of the Chief Executive Officer) generally aims to set salaries within a competitive range between the 25th to the 75th percentile of salaries paid to comparable officers of companies in the peer group based on multiple factors, with a general focus on the 50th percentile of the peer group. These factors include the individual’s prior performance, overall experience, tenure in position and impact on company results, current comparison to benchmark position and an assessment of internal equity among peers.

For 2019, Mr. Almeida’s annual base salary remained $1,300,000. Effective as of February 23, 2019, the base salaries of each of the named executive officers (other than Mr. Almeida) were increased as part of the annual review process. As a result of these adjustments, salaries increased from (i) $710,000 to $735,000 (for Mr. Accogli), (ii) $635,000 to $651,000 (for Mr. Martin) and (iii) $717,000 to $739,000 (for Mr. Saccaro). Effective March 1, 2019, Mr. Franzi’s salary was increased from CHF 689,000 to CHF 710,000 (or from $709,505 to $731,130, converted from Swiss Francs to United States Dollars using the December 31, 2019 exchange rate published by oanda.com). For 2020, the base salaries for Messrs. Accogli, Martin and Franzi have been increased to $765,000, $677,000 and $749,665 (converted from Swiss Francs to United States Dollars using the December 31, 2019 exchange rate published by oanda.com), respectively. For 2020, Mr. Almeida’s base salary remains $1,300,000, and Mr. Saccaro’s base salary remains $739,000.

Cash Bonuses

Like salaries, the Compensation Committee (or the Board in the case of Mr. Almeida) generally aims to set cash bonus targets within a competitive range generally between the 25th to the 75th percentile of the peer group, with a general focus on the 50th percentile of the peer group. The same factors which influence the setting of salaries also impact the establishment of cash bonus targets. Payouts under the cash bonus plan range from 0% to 250% based on a combination of company (0% to 200%) and individual performance (0% to 125%). In the event that an individual incurs a termination of employment on or after July 1 of the performance year due to death or disability, the individual remains eligible for cash bonus program and the target amount will be prorated to reflect the number of full days of participation.

Target Setting

Cash bonus targets for all applicable named executive officers are set within a range that is competitive with cash bonuses targets of comparable officers at companies in Baxter’s peer group (as in effect for the applicable period). The Compensation Committee has the discretion to further adjust each officer’s cash bonus target as it deems appropriate. Typical reasons for adjusting cash bonus targets are experience, sustained individual performance, promotability and internal equity.

Determination of 2019 Annual Bonus Payouts

Based on the company’s performance against its 2019 financial targets, application of the funding schedule associated with each metric resulted in an aggregate funding percentage of 95%, which the Compensation Committee approved as presented by company management. The actual cash bonus paid to each named executive officer was calculated using the following formula: (x) such officer’s cash bonus target multiplied by (y) the company’s aggregate performance across the three applicable metrics (as discussed below) multiplied by (z) each named executive officer’s individual assessment. The Compensation Committee or the Board then had the ability to further adjust the resulting amount in light of the applicable officer’s individual performance for the relevant period, as discussed below in “—Individual Performance.”

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	43

Company Performance. For 2019, Baxter performed relative to its adjusted EPS, net sales and free cash flow financial targets at 99.4%, 102.3% and 89.2%, respectively; provided that adjusted EPS and net sales performance for 2019 were assessed as adjusted net sales and further adjusted EPS. This resulted in aggregate company performance of 95%. See “ —Structure of Compensation Program—Financial Targets” for a reconciliation of these non-GAAP financial measures to the closest GAAP measures.

Individual Performance. The goals for each Baxter named executive officer for 2019 reflect the responsibilities that are attributed to each of these officers. In evaluating each officer’s performance against his goals, consideration was given not only to whether an objective was met, but also to how the objective was met.

The Compensation Committee believes that the methodology it uses in paying cash bonuses is consistent with providing compensation that reflects how an officer is valued within the company and the marketplace. The named executive officers received cash bonus payouts for 2019 based on the company’s financial performance (95% of target), with adjustments and recoupments as described above, resulting in the following payouts: for Mr. Accogli, $691,790 (110% of the funded target), for Mr. Franzi, $611,224 (110% of the funded target), for Mr. Saccaro, $0 and for Mr. Martin, $593,940 (120% of the funded target).

Equity Awards

Equity awards are a significant component of each named executive officer’s compensation package. The company’s compensation program emphasizes equity awards to motivate executive officers to drive the long-term performance of the company and to align their interests with those of the company’s stockholders. This emphasis is appropriate as these officers have the greatest role in establishing the company’s direction and should have the greatest proportion of their compensation aligned with the long-term interests of Baxter’s stockholders. This alignment is furthered by requiring officers to satisfy the stock ownership guidelines discussed below under “—Baxter’s Stock Ownership Guidelines for Executive Officers; Prohibitions on Trading.”

Structure of Equity Compensation Program

Baxter’s equity compensation program for named executive officers has historically provided for annual grants in equal proportion of PSUs and stock options based on grant value.

The company also periodically grants equity to named executive officers for recognition, recruitment and retention purposes, and as discussed above, utilizes equity as a primary vehicle to attract and retain high performing executives. In general, the Compensation Committee views one-time grants and grants not tied to performance as appropriate in limited circumstances and seeks to avoid their use to the extent it may be inconsistent with a pay-for-performance philosophy. The company did not make any retention grants to the named executive officers in 2019.

Individual Equity Grants

In order to determine the size of equity grants to be granted to each named executive officer (other than Mr. Almeida) in connection with the annual grant process in February 2019, the Compensation Committee reviewed market data on the size of equity awards made to similarly situated officers at companies in Baxter’s peer group. The Compensation Committee (or the Board in the case of the Chief Executive Officer) set targets that are competitive with the peer group for each of the named executive officers as of the assessment date.

Each named executive officer, including Mr. Almeida, received his 2019 target equity award amount with no further adjustment.

One-half of the PSUs granted to the named executive officers in 2019 are measured on Baxter’s TSR performance for the period from January 1, 2019 through December 31, 2021, and one-half are measured on annual adjusted operating margin (OM) targets for 2019, 2020 and 2021.

Perquisites

Baxter provides a very limited range of perquisites to its named executive officers. Baxter permits limited personal travel on company aircraft due to the potential efficiencies associated with such use. All personal aircraft usage must be pre-approved by the Chief Executive Officer in accordance with the terms of the company’s aircraft policy. The company and Mr. Almeida entered into an Aircraft Time Sharing Agreement in March 2018 whereby Mr. Almeida leases the company’s aircraft on a non-exclusive, time sharing basis in accordance with the terms of the company’s aircraft policy. Consistent with the company’s practices, the agreement requires him to pay the company for any personal use at a reimbursement rate set by the Federal Aviation Regulations.

investor.baxter.com

44	Executive Compensation

Baxter may from time to time reimburse business-related travel and other related entertainment and incidental costs for officers and their significant others. Reimbursement for spouses or significant others of company officers is currently limited to incentive sales meetings at which the attendance of a significant other is encouraged. When such significant other travel occurs, Baxter pays these expenses and costs as the business purpose served is closely related to the benefits received. During 2019, Baxter’s named executive officers were also eligible for reimbursement for executive physical examinations and related health services.

In 2019, except as disclosed in the footnotes to the “—Executive Compensation Tables—Summary Compensation Table,” the aggregate incremental cost associated with providing each perquisite was less than $10,000 for each named executive officer.

Retirement and Other Benefits

Mr. Saccaro is a participant in Baxter’s pension and supplemental pension plans due to his prior employment with Baxter. These plans were closed to new participants as of December 31, 2006. Since Mr. Saccaro rejoined the company after this date, he is not eligible to accrue additional benefits in the company’s pension plans. Messrs. Almeida, Accogli, Martin and Franzi are not eligible to participate in Baxter’s pension plans as each executive was hired by Baxter or transferred to the United States after the plans were closed to new participants in 2006.

Employees hired or rehired after December 31, 2006, including each named executive officer based in the United States, receive an additional employer contribution equal to 3% of their compensation in Baxter’s tax-qualified Section 401(k) plan and nonqualified deferred compensation plan if their compensation exceeds the compensation that can be taken into account under Baxter’s 401(k) plan. A more detailed discussion of the pension program is provided under the caption “—Executive Compensation Tables—Pension Benefits.”

Each of the named executive officers is eligible to participate in Baxter’s U.S. deferred compensation plan, with the exception of Mr. Franzi, who is based in Switzerland. This plan permits the officer to defer the receipt of covered compensation and receive a 3.5% company match. Baxter allows U.S.-based named executive officers to participate in a deferred compensation plan in order to provide a market competitive plan as well as to facilitate retirement savings as part of the total compensation program in a cost- and tax-effective way for the company. The terms of Baxter’s deferred contribution plan are more fully described under the caption “—Executive Compensation Tables—2019 Nonqualified Deferred Compensation.”

Mr. Franzi participates is a Swiss Baxter-sponsored defined contribution retirement plan, to which Baxter makes contributions based on the employee’s age.

Risk Assessment of Compensation Policies and Practices

With the assistance of the Compensation Committee’s independent compensation consultant, the Compensation Committee reviewed Baxter’s material compensation policies and practices applicable to its employees, including its executive officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company. The key features of the executive compensation program that support this conclusion include:

•	appropriate pay philosophy, peer group and market positioning;
•

effective balance in cash and equity mix, short- and long-term focus, corporate, business unit and individual performance focus and financial and non-financial performance measurement and discretion; and

•	meaningful policies that mitigate risk, such as the stock ownership guidelines and Executive Compensation Recoupment Policy discussed below.

Baxter’s Stock Ownership Guidelines for Executive Officers

In order to align their economic interests with those of stockholders, executive officers are required to own a certain amount of Baxter stock. The Chief Executive Officer is required to achieve ownership of Baxter common stock valued at a minimum of six times annual base salary within five years of his or her appointment. Each of the other executive officers is required to achieve ownership of Baxter common stock valued at a minimum of four times annual base salary, in each case within five years of becoming an executive officer. As of December 31, 2019, Messrs. Almeida, Accogli, and Saccaro have met their ownership requirements, and Mr. Martin and Mr. Franzi are expected to meet their ownership requirements within the five-year phase-in period (which will end in February 2022 and September 2022, respectively). This requirement, like the Executive Compensation Recoupment Policy discussed below, helps ensure long-term focus and appropriate levels of risk-taking by executive officers.

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	45

Prohibitions on Trading; No-Hedging

Pursuant to Baxter’s securities trading policy, all company employees (regardless of role or title), directors, consultants, contract workers and temporary staff worldwide, together with their family members, are prohibited from directly or indirectly participating in certain trading activities with respect to company securities that by their nature are aggressive or speculative or may give rise to an appearance of impropriety. Such prohibited activities include:

•	Same-day or short-term trading (i.e., “day trading”) of company stock;
•	Selling company stock that the seller does not own or a sale that is completed by delivery of borrowed company stock (i.e., a “short sale”);
•	Purchasing or holding company securities on margin;
•	Pledging company securities as collateral for a loan; or
•

Entering into any derivative (including purchasing, selling or writing put or call options, forward contracts, “equity” or “performance” swap or any similar agreements denominated in company securities) or similar transactions with respect to company securities.

Prior to effecting any transaction in company securities, certain executive officers, directors and other company employees who are routinely exposed to information that would necessarily be considered material (such as financial information or important press releases) before it is released to the public must first obtain pre-clearance of the transaction from the Corporate Secretary, Assistant Corporate Secretary or General Counsel.

Executive Compensation Recoupment Policy

Baxter has an Executive Compensation Recoupment Policy that applies to all cash bonuses paid by Baxter under its incentive plans and all grants of equity awarded by the company to any person designated as an officer by the Board. Following any restatement of the company’s financial results or if an officer violates a restrictive covenant contained in any agreement between the company and the officer, the Board will review the facts and circumstances that led to the requirement for the restatement or the violation, as applicable, and take any actions it deems appropriate under the recoupment policy. With respect to a restatement, the Board will consider, among other things, whether an officer received compensation based on performance reported, but not actually achieved. Actions the Board may take include recovery, reduction or forfeiture of all or part of any bonus or equity compensation previously provided or to be provided in the future, disciplinary actions and the pursuit of any other remedies. Baxter intends to disclose the aggregate amount of incentive compensation recovered under this policy, so long as the underlying event has already been publicly disclosed by the company.

As described in “Restatement of Certain Financial Statements” above, Baxter filed a restatement of certain of the company’s financial results on March 17, 2020. In connection with the restatement, the Board, among other measures, took action under the Executive Compensation Recoupment Policy to recoup amounts (via reductions in 2019 cash bonuses) from the Chief Executive Officer, the Chief Financial Officer and other officers covered by the policy in an aggregate amount of $1,793,911, including a reduction to Mr. Almeida’s 2019 cash bonus in the amount of $1,100,000 and a reduction in Mr. Saccaro’s 2019 cash bonus in the amount of $501,930. These 2019 cash bonus reductions reflect the aggregate amount necessary to conform these officers’ cash bonuses paid for the years 2015 to 2018 to performance actually achieved. In addition, the Board considered Mr. Saccaro’s performance when determining his overall incentive compensation for 2019 and long-term incentive compensation opportunity for 2020, as described in “Structure of Compensation Program—Performance of Baxter Common Stock—Individual Performance.”

Post-Termination Compensation

Named executive officers may be entitled to receive certain payments if Baxter undergoes a change in control and the officer ceases to be employed by the company pursuant to severance agreements between Baxter and each executive officer. Providing for payments in a change in control situation is consistent with market practice and helps ensure that if a change in control is in the best interests of the stockholders (as determined by the Board), officers have appropriate incentives to remain focused on their responsibilities before, during and after the transaction without undue concern for their personal circumstances. In consideration for these benefits, the named executive officers have agreed to be bound for two years from the date of their respective termination to non-competition, non-solicitation and non-disparagement covenants. The named executive officers’ severance benefits were not a significant factor in determining their other compensation elements because the Compensation Committee did not believe that these benefits, as provided, exceeded market practices of peer companies in a way that justified a reduction in or any enhancement of any other elements. None of the named executive officers is entitled to any excise tax gross-up covering the officer’s change in control benefits.

investor.baxter.com

46	Executive Compensation

In addition, under the terms of his amended offer letter, Mr. Almeida is entitled to receive two years’ base salary and target bonus, and certain health and welfare benefit coverage in the event that his employment with Baxter is terminated by Baxter other than for cause or by Mr. Almeida for good reason before December 31, 2023.

Under his employment contract, dated as of June 8, 2017, Mr. Franzi is entitled to receive 18 months’ base and bonus as severance, reduced by any severance benefit payable under any applicable Baxter plan, including his change in control agreement, in the event that his employment with Baxter is terminated by Baxter other than for breach of law, regulation or Baxter policy.

For a more detailed discussion of these agreements, including the estimated amounts that would be payable assuming a termination date of December 31, 2019, please refer to the information under the caption “Executive Compensation Tables—Potential Payments Upon Termination or Following a Change in Control.”

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	47

Executive Compensation Tables

2019 Summary Compensation Table

The following table shows for the years indicated below the compensation provided by Baxter and its subsidiaries to its named executive officers.

Name and Principal Position	Year(1)	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total
José E. Almeida Chairman of the Board, Chief Executive Officer and President	2019	1,300,000	—	6,648,082	5,146,807	690,750	—	128,182	13,913,821
	2018	1,300,000	—	6,728,166	4,899,990	2,582,450	—	134,519	15,645,125
	2017	1,300,000	—	5,373,599	5,185,130	2,808,000	—	266,935	14,933,664
James K. Saccaro Executive Vice President and Chief Financial Officer	2019	735,805	—	1,678,374	1,338,176	—	318,016	99,228	4,169,599
	2018	714,485	—	1,667,170	1,273,996	883,650	—	115,460	4,654,761
	2017	681,658	—	5,863,351	1,140,729	1,108,800	139,156	110,970	9,044,664
Giuseppe Accogli Senior Vice President and President, Americas	2019	731,370	—	1,387,463	1,132,294	691,790	—	94,037	4,036,954
	2018	706,597	—	1,072,958	979,998	827,480	—	186,536	3,773,569
	2017	632,986	—	2,335,306	907,399	1,012,000	—	139,813	5,027,504
Cristiano Franzi Senior Vice President, President, EMEA	2019	727,634	—	844,488	823,485	611,224	—	160,879	3,167,710

Sean Martin Senior Vice President and General Counsel	2019	648,677	—	1,063,671	823,485	593,940	—	83,299	3,213,072
	2018	632,781	—	853,539	784,004	695,960	—	82,214	3,048,498
	2017	521,479	500,000	1,704,447	2,284,047	694,400	—	16,324	5,720,697

[1]	2019 is the first year in which Mr. Franzi became a named executive officer.
[2]

Amounts shown in this column represent salary earned in each year, based on the executive’s applicable base salary for each portion of the year. For additional information regarding each named executive officer’s salary for 2019, see “—Elements of Executive Compensation—Base Salaries.” Mr. Franzi’s salary has been converted from Swiss Francs to United States Dollars using the December 31, 2019 exchange rate from oanda.com.

[3]	Amount shown in this column includes a discretionary cash award paid to Mr. Martin in 2017 as an incentive to join Baxter from his prior company.
[4]

Amounts shown for 2019 represent the grant date fair value of TSR PSUs granted in 2019 and adjusted operating margin PSUs deemed granted in 2019 that pertain to grants made in 2017, 2018 and 2019. Amounts shown for 2018 represent the grant date fair value of TSR PSUs granted in 2018, and adjusted operating margin PSUs deemed granted in 2018 that pertain to grants made in 2016, 2017 and 2018. Amounts shown for 2017 represent the grant date fair value of TSR PSUs granted in 2017, PSUs deemed granted in 2017 that pertain to grants made in 2016 and 2017, retention RSUs granted to Messrs. Accogli and Saccaro, and a hiring RSU grant made to Mr. Martin. The grant date fair value of the maximum amount of shares payable under the PSUs granted in 2019 is as follows: $13,296,164 for Mr. Almeida; $2,774,926 for Mr. Accogli; $2,127,342 for Mr. Martin; $3,356,748 for Mr. Saccaro; and $1,688,976 for Mr. Franzi.

PSU awards reflect the grant date fair value computed in accordance with FASB ASC Topic 718. Refer to Note 10 to the Consolidated Financial Statements included in the company’s 2019 Form 10-K for a discussion of how grant date fair value of PSU awards were calculated. RSU awards were valued as of the grant date by multiplying the per share closing price of Baxter common stock on the grant date by the number of shares subject to the awards. Dividend equivalents accrue on the unvested PSUs and RSUs included in this table but are paid only if the underlying awards vest. For further information on these awards, see the “—2019 Grants of Plan-Based Awards” table.

[5]

Amounts shown in this column represent the value of Baxter stock options based on the grant date fair value computed in accordance with FASB ASC Topic 718. For more information on how these amounts are calculated, please see Note 10 to the Consolidated Financial Statements included in the company’s 2019 Form 10-K. For further information on these awards, see the “—2019 Grants of Plan-Based Awards” table.

[6]

Amounts shown in this column represent cash bonuses paid for performance in the applicable year. The methodology applied in determining the cash bonus amounts earned by the named executive officers is discussed under “Compensation Discussion and Analysis—Elements of Executive Compensation—Cash Bonuses.”

[7]

Amounts shown in this column represent the aggregate of the increase in actuarial values of each of the named executive officer’s benefits under the company’s pension plan and supplemental pension plan. As discussed below in connection with the “Pension Benefits” table, none of Messrs. Almeida, Accogli, Martin or Franzi are eligible to participate in the pension plans. While a participant in the pension plans, Mr. Saccaro is not eligible to accrue additional benefits under the pension plans. For more information on these pension benefits, see the “—Pension Benefits” table below.

investor.baxter.com

48	Executive Compensation

[8]

Amounts shown in this column represent (i) the dollar value of term life insurance premiums paid by the company on behalf of the named executive officers in the United States, and supplemental health insurance payments for Mr. Franzi; (ii) contributions made by the company to Baxter’s United States deferred compensation plan; (iii) contributions made by the company to Baxter’s tax-qualified Section 401(k) plan in the United States and Baxter’s defined contribution retirement plan in Switzerland for Mr. Franzi; (iv) tax preparation services provided to Mr. Accogli in support of his transfer from Switzerland to the United States in 2016; and (v) a company paid car allowance, transportation payment and child allowance for Mr. Franzi. Contributions made by the company to Baxter’s deferred compensation and tax-qualified Section 401(k) plans on behalf of Messrs. Almeida, Accogli, Martin and Saccaro include an additional employer contribution equal to 3% of their compensation as a result of their ineligibility to participate in, or accumulate additional benefits under, the company’s pension and supplemental pension plans.

The following table quantifies the amounts paid to each named executive officer in 2019 for any component discussed above that involved an amount equal to or greater than $10,000:

	Deferred Compensation Contributions ($)	Retirement Plan Contributions ($)	Car Allowance ($)	Transportation Payment ($)
Mr. Almeida	108,074	18,200	—	—
Mr. Saccaro	79,120	18,200	—	—
Mr. Accogli	72,270	18,200	—	—
Mr. Martin	64,310	18,200	—	—
Mr. Franzi	—	122,832	22,243	11,015

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	49

The following table summarizes grants of plan-based awards made during 2019.

2019 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mr. Almeida

Cash Bonus(3)	2/19/2019		1,885,000

Stock Option Grant	2/28/2019								342,933	74.73	5,146,807

TSR PSU Grant(4)	2/28/2019				8,535	34,139	68,278				3,609,858

OM 2017 PSU Grant(5)	2/28/2019				4,190	16,761	33,522				1,252,550

OM 2018 PSU Grant(5)	2/28/2019				3,129	12,516	25,032				935,321

OM 2019 PSU Grant(5)	2/28/2019				2,845	11,379	22,758				850,353

Mr. Saccaro

Cash Bonus(3)	2/18/2019		702,000

Stock Option Grant	2/28/2019								89,163	74.73	1,338,176

TSR PSU Grant(4)	2/28/2019				2,219	8,876	17,752				938,548

OM 2017 PSU Grant(5)	2/28/2019				922	3,688	7,376				275,604

OM 2018 PSU Grant(5)	2/28/2019				814	3,254	6,508				243,171

OM 2019 PSU Grant(5)	2/28/2019				740	2,958	5,916				221,051

Mr. Accogli

Cash Bonus(3)	2/18/2019		662,000

Stock Option Grant	2/28/2019								75,445	74.73	1,132,294

TSR PSU Grant(4)	2/28/2019				1,878	7,510	15,020				794,107

OM 2017 PSU Grant(5)	2/28/2019				734	2,934	5,868				219,258

OM 2018 PSU Grant(5)	2/28/2019				626	2,503	5,006				187,049

OM 2019 PSU Grant(5)	2/28/2019				626	2,503	5,006				187,049

Mr. Franzi

Cash Bonus(3)	2/18/2019		584,904

Stock Option Grant	2/28/2019								54,869	74.73	823,485

TSR PSU Grant(4)	2/28/2019				1,366	5,462	10,924				577,552

OM 2018 PSU Grant(5)	2/28/2019				438	1,752	3,504				130,927

OM 2019 PSU Grant(5)	2/28/2019				455	1,820	3,640				136,009

Mr. Martin

Cash Bonus(3)	2/18/2019		521,000

Stock Option Grant	2/28/2019								54,869	74.73	823,485

TSR PSU Grant(4)	2/28/2019				1,366	5,462	10,924				577,552

OM 2017 PSU Grant(5)	2/28/2019				671	2,682	5,364				200,426

OM 2018 PSU Grant(5)	2/28/2019				501	2,003	4,006				149,684

OM 2019 PSU Grant(5)	2/28/2019				455	1,820	3,640				136,009

[1]	All stock option awards made in 2019 are non-qualified stock options and vest ratably in annual one-third increments over the three-year period beginning on the grant date.
[2]	The option exercise prices reflect the closing price of Baxter’s common stock on the grant date.
[3]

The amounts shown represent award opportunities under Baxter’s 2019 annual cash bonus program at 100% of target bonus. There is no threshold amount for cash bonuses. The maximum bonus opportunity amount is 200% of the target, subject to an additional upward adjustment for individual performance. Mr. Franzi’s cash bonus opportunity has been converted from Swiss Francs to United States Dollars for disclosure purposes using the December 31, 2019 rate as disclosed on oanda.com. The actual cash bonus paid to each named executive officer for his 2019 performance is reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

[4]

These PSUs will be paid out in shares of Baxter common stock based on the change in Baxter TSR during the three-year performance period ending on December 31, 2021. The amounts set forth under “Threshold,” “Target” and “Maximum” represent the number of shares of Baxter common stock that would be paid out after the three-year performance period if Baxter’s TSR performance for the measurement period achieves the 25th, 50th and 75th percentiles of the indexed peer group, respectively. For more information on how these payouts are determined, please see “Compensation Discussion and Analysis—Structure of Compensation Program—Performance over the Long-Term—Performance Against Peers.”

investor.baxter.com

50	Executive Compensation

[5]

The OM 2017 PSU Grants represent the third tranche of adjusted operating margin PSUs deemed granted in 2019 in connection with the establishment of the 2019 adjusted operating margin target. The OM 2018 PSU Grants represents the second tranche of adjusted operating margin PSUs deemed granted in 2019 with the establishment of the same target. The OM 2019 PSU Grants represent the first tranche of adjusted operating margin PSUs deemed granted in 2019, in connection with the establishment of the same target. These PSUs will be paid out in shares of Baxter common stock based on the achievement of the 2019 adjusted operating margin goal, subject to satisfaction of the three-year time vesting requirement. The amounts set forth under “Threshold,” “Target” and “Maximum” represent the number of shares of Baxter common stock that would be paid out following the conclusion of the three-year time vesting requirement if Baxter’s adjusted operating margin performance for 2017 and 2018 met 90%, 100% and 110% of the applicable target. For more information on how these payouts are determined, please see “Compensation Discussion and Analysis—Structure of Compensation Program—Performance over the Long-Term—Performance Against Adjusted Operating Margin Target.”

Description of Certain Awards Granted in 2019

Consistent with the company’s executive compensation program, each named executive officer’s grant for 2019 consisted of 50% stock options, and 50% PSUs, with adjusted operating margin PSUs and TSR PSUs each comprising 50% of the PSU award.

Performance Share Units

The TSR PSUs granted in 2019 will be paid out in shares of Baxter stock based on the change in total Baxter TSR during the performance period ending on December 31, 2021 compared to its indexed peer group. The adjusted operating margin PSUs granted in 2019 will be paid out in shares of Baxter stock after the end of the same three-year performance period based on achievement of three annual adjusted operating margin targets. The company’s 2019 further adjusted operating margin performance of 18.5% exceeded the related adjusted operating margin target and the number of adjusted operating margin PSUs corresponding to the 2019 performance period have been awarded. The adjusted operating margin target for 2020 was established by the Board in March 2020. The adjusted operating margin target for 2021 will be established by the Board in the first quarter of 2021.

One third of the adjusted operating margin PSUs granted in 2019 will be awarded after the end of each applicable annual performance period. Notwithstanding these annual awards, none of the awarded adjusted operating margin PSUs will vest until the end of the third annual performance period. TSR PSUs granted in 2019 are scheduled to vest at the end of the three-year performance period.

Generally, if an officer ceases to be employed at Baxter before his or her PSUs vest, the PSUs will terminate on the date of termination unless the termination is due to death, disability, retirement or a change in control. If an officer who is retirement eligible (as defined below) retires after December 31, 2019, then the officer’s PSUs will continue to vest based upon their original vesting schedule. If an officer is terminated due to death or disability after December 31, 2019, the officer’s PSUs will be deemed to have been earned at 100% of target and paid out within 60 days of the death or disability termination date. See “—Potential Payments Upon Termination or Following a Change in Control” for a discussion of the impact of a change of control transaction on outstanding PSUs. An individual is retirement eligible if he or she is at least 65 years of age, or at least 55 years of age with at least ten years of service.

Stock Options

Each named executive officer received a stock option grant in connection with the company’s annual equity award process in February 2019.

All stock options granted to named executive officers in 2019 vest one-third per year over a three-year period, starting on the first anniversary of the grant date. The exercise price of each stock option granted by Baxter to its executive officers under the company’s incentive compensation programs is the closing price of Baxter’s common stock on the grant date. Generally, if an officer ceases to be employed at Baxter before his or her stock options vest, these options will be forfeited on the date such officer’s employment is terminated unless the termination is due to death, disability, retirement or a change in control. If an officer who is retirement eligible (as defined above) retires after December 31, 2019, then the officer’s stock options will continue to vest based upon their original vesting schedule and expire on the fifth anniversary of the termination date. If an officer is terminated due to death or disability after December 31, 2019, the officer’s options will vest immediately and expire five years later. Except as discussed above, each of these options expires on the ten-year anniversary of the grant date. These grants are reflected in the “All Other Option Awards: Number of Securities Underlying Options” column in the 2019 Grants of Plan-Based Awards table above. See “—Potential Payments Upon Termination or Following a Change in Control” for a discussion of the impact of a change of control transaction on outstanding stock options.

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	51

Certain Employment Arrangements

Almeida Offer Letter

On March 12, 2020, the company entered into a new offer letter with Mr. Almeida that replaced his prior offer letter. The terms of the new offer letter will be effective until December 31, 2023. Under the new letter, Mr. Almeida will continue to serve as Chairman of the Board and President and Chief Executive Officer of the company. Mr. Almeida’s base salary will remain $1,300,000 per annum. His target bonus and target long-term incentive opportunity were increased starting in 2020 commensurate with such compensation elements for Chief Executive Officers in Baxter’s peer group. Specifically, Mr. Almeida’s target bonus opportunity was increased from 145% of base salary to 165% of base salary, and his long-term incentive opportunity was increased from $10,000,000 to $11,000,000. Mr. Almeida remains eligible to receive benefits to the same extent and on the same terms as those benefits provided to other senior executives, such as health, disability, insurance and retirement benefits. The offer letter also continues to provide Mr. Almeida with the right to receive cash severance equal to two years’ base salary and target bonus in the event of an involuntary termination without cause or termination with good reason prior to December 31, 2023. In addition, beginning with Mr. Almeida’s 2020 equity award grants (to be made on or after the date hereof) and for all future annual equity awards granted through the end of 2023, Mr. Almeida will be eligible to receive Baxter’s equity award retirement treatment when he attains 60 years of age (as opposed to 65 years of age), which will provide for continued vesting of his stock option and PSU awards and a longer period of time to exercise his outstanding stock options upon his retirement.

In addition to these benefits, in accordance with the terms of his change of control agreement, Mr. Almeida is eligible for certain payments in the event of his termination for good reason or termination without cause following a change in control. For more information about these payments, please see “—Potential Payments Upon Termination or Following a Change in Control.” Mr. Almeida also is subject to certain restrictive covenants, including non-competition, non-solicitation of customers, suppliers and employees and non-disparagement.

Franzi Employment Contract

On June 8, 2017, the Company entered into an employment contract with Mr. Franzi effective as of September 1, 2017 that provides for, among other things, base salary, target bonus opportunity and benefits in accordance with his employment in Switzerland. Under the contract, Mr. Franzi also has the right to receive cash severance equal to 18 months’ base salary and target bonus, reduced by any severance benefit payable under any applicable Baxter plan, including his change in control agreement, in the event that his employment with Baxter is terminated by Baxter other than for breach of law, regulation or Baxter policy. Mr. Franzi, like the other named executive officers, is also eligible for certain payments in the event of his termination for good reason or termination without cause following a change in control. For more information about these payments, please see “—Potential Payments Upon Termination or Following a Change in Control.”

Non-Compete / Non-Solicit Agreements; Equity Clawback Provision

Effective in 2017, long term incentive plan participants, including named executive officers, were required to execute updated non-competition, non-solicitation and confidentiality agreements (Non-Competition Agreement). In addition, each annual equity grant since 2017 contains an equity clawback provision in the event that a participant violates the terms of his or her Non-Competition Agreement after leaving Baxter. In this event, all unvested awards (including awards that would otherwise have vested if the individual were retirement eligible) are terminated. Additionally, all awards that vested within the 12 months prior to termination that have not otherwise been sold or exercised are cancelled and any gain from the sale or exercise of any award that vested within the 12 months prior to termination is subject to recoupment by Baxter.

investor.baxter.com

52	Executive Compensation

The following table summarizes equity awards outstanding as of December 31, 2019.

Outstanding Equity Awards at 2019 Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Performance Period and PSU Type(3)(4)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)
Mr. Almeida	720,000		37.25	10/28/2025	59,090	4,941,106	2017 - 2019	(T)	103,424	8,648,277
	356,506	178,253	50.77	3/2/2027			2018 - 2020	(T)	38,232	3,196,919
	124,478	248,957	66.31	3/1/2028			2019 - 2021	(T)	68,797	5,752,828
		342,933	74.73	2/28/2029			2017	(O)	34,476	2,882,874
							2018	(O)	25,487	2,131,223
							2019	(O)	22,931	1,917,497
Mr. Saccaro	85,000		40.00	8/30/2024	90,308	7,551,555	2017 - 2019	(T)	22,754	1,902,652
	185,093		37.38	3/3/2025			2018 - 2020	(T)	9,939	831,136
	167,660		39.33	3/3/2026			2019 - 2021	(T)	17,887	1,495,712
	78,431	39,216	50.77	3/2/2027			2017	(O)	7,586	634,332
	32,364	64,729	66.31	3/1/2028			2018	(O)	6,626	554,091
		89,163	74.73	2/28/2029			2019	(O)	5,961	498,458
Mr. Accogli	8,334		46.18	9/1/2026	36,277	3,033,483	2017 - 2019	(T)	18,099	1,513,418
	62,388	31,195	50.77	3/2/2027			2018 - 2020	(T)	7,647	639,401
	24,895	49,792	66.31	3/1/2028			2019 - 2021	(T)	15,134	1,265,524
		75,445	74.73	2/28/2029			2017	(O)	6,035	504,645
							2018	(O)	5,093	425,850
							2019	(O)	5,044	421,785
Mr. Franzi	46,666	23,334	62.23	9/1/2027	21,438	1,792,646	2018 - 2020	(T)	5,353	447,581
	17,427	34,854	66.31	3/1/2028			2019 - 2021	(T)	11,007	920,412
		54,869	74.73	2/28/2029			2018	(O)	3,568	298,330
							2019	(O)	3,668	306,692
Mr. Martin	57,040	178,521	50.77	3/2/2027	30,022	2,510,440	2017 - 2019	(T)	16,548	1,383,731
	19,916	39,834	66.31	3/1/2028			2018 - 2020	(T)	6,117	511,521
		54,869	74.73	2/28/2029			2019 - 2021	(T)	11,007	920,412
							2017	(O)	5,517	461,301
							2018	(O)	4,079	341,071
							2019	(O)	3,668	306,692

[1]	The chart below represents stock options scheduled to vest as follows (as of December 31, 2019):

Name	March 2020	September 2020	March 2021	September 2021	February 2022
Mr. Almeida	417,042	—	238,790	—	114,311
Mr. Saccaro	101,301	—	62,086	—	29,721
Mr. Accogli	81,239	—	50,044	—	25,149
Mr. Franzi	35,716	23,334	35,717	—	18,290
Mr. Martin	216,727	—	38,207	—	18,290

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	53

[2]

The amounts in the columns represent unvested RSU awards and earned but unvested PSUs, each as of December 31, 2019. The earned but unvested PSUs include the 2018 adjusted operating margin PSUs associated with the 2018 PSU grant and the 2017 and 2018 adjusted operating margin PSUs associated with the 2017 PSU grant. These amounts do not include the adjusted operating margin PSUs granted in 2017, 2018 or 2019 relating to the 2019 performance period, or the TSR PSUs granted in 2017, 2018 or 2019, as related performance had not been assessed (or the related performance period had not completed) as of December 31, 2019.

Amounts shown in the columns also include the dividend shares accrued on the RSUs granted to each of the named executive officers. The market value of these unvested RSUs is based on the closing price of Baxter common stock on December 31, 2019 ($83.62).

In addition, the amounts in the columns include the following scheduled RSU vesting (as of December 31, 2019):

Name	March 2020	September 2020	March 2021	September 2021	February 2022
Mr. Almeida	—	—	—	—	—
Mr. Saccaro	—	—	—	75,000	—
Mr. Accogli	—	—	—	25,000	—
Mr. Franzi	—	19,000	—	—	—
Mr. Martin	20,000	—	—	—	—

[3]

For the grants noted with a (T) in the “Performance Period and PSU Type” column, amounts represent the maximum number and value of shares of common stock that an officer would receive under the 2017 and 2019 TSR PSUs and the target number and value of shares of common stock that an officer would receive under the 2018 TSR PSUs, respectively. The performance periods for such awards are January 1, 2017 through December 31, 2019, January 1, 2018 through December 31, 2020 and January 1, 2019 through December 31, 2021, respectively. The final payout for the 2017 TSR PSUs was 112%. Final payouts under the 2018 and 2019 TSR PSUs will not be known until the applicable performance periods are completed. The market value of the PSUs included in these columns is based on the closing price of Baxter common stock on December 31, 2019 ($83.62). Amounts in these columns also include the related accrued dividend shares. For more information on how payouts under the TSR PSUs are determined, please see “Compensation Discussion and Analysis—Structure of Compensation Program—Performance over the Long-Term—Performance Against Peers.”

[4]

For the grants noted with an (O) in the “Performance Period and PSU Type” column, amounts represent the maximum number and value of shares of common stock that an officer would receive under the 2017, 2018 and 2019 adjusted operating margin PSUs attributable to the 2019 performance period. The market value of the PSUs included in these columns is based on the closing price of Baxter common stock on December 31, 2019 ($83.62). Amounts in these columns also include the dividend shares, if any, accrued on such PSUs.

The following table sets forth options exercised and PSUs and RSUs that vested in 2019.

2019 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mr. Almeida	—	—	236,303	17,361,215
Mr. Saccaro	—	—	54,894	4,033,087
Mr. Accogli	38,297	1,399,129	11,843	945,833
Mr. Franzi	—	—	7,144	627,102
Mr. Martin	—	—	—	—

[1]	Amounts represent the aggregate dollar amount realized upon the exercise of Baxter stock options.

[2]	Amounts represent the market value of Baxter PSUs or RSUs, as applicable, on the date of vesting as determined by the closing price of Baxter common stock on the vesting date.

investor.baxter.com

54	Executive Compensation

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)

Mr. Almeida	Pension Plan	—	—	—

	Supplemental Pension Plan	—	—	—

Mr. Saccaro	Pension Plan	11	527,081	—

	Supplemental Pension Plan	11	701,627	—

Mr. Accogli	Pension Plan	—	—	—

	Supplemental Pension Plan	—	—	—

Mr. Franzi	Pension Plan	—	—	—

	Supplemental Pension Plan	—	—	—

Mr. Martin	Pension Plan	—	—	—

	Supplemental Pension Plan	—	—	—

[1]

The amounts in this column have been determined by using pensionable earnings and benefit service through 2019. The present value of this accrued benefit is deemed payable at the earlier of normal retirement (age 65) or the earliest point where it would be unreduced (85 points, where each year of age and Baxter service equals one point). It was calculated as an annuity payable for the life of the participant and the present value of the benefit at the assumed payment age was discounted to the current age as of measurement date. Messrs. Almeida, Accogli, Martin and Franzi are not eligible to receive any pension benefits. See note 2 below for information regarding the participation of Mr. Saccaro under these plans. The present values of the accrued benefits are based on the following assumptions:

Assumption	Value

Discount Rate	3.28% for supplemental pension plan benefits and 3.48% for pension plan benefits

Postretirement Mortality	Pri-2012 mortality table with projected mortality improvements

Termination/Disability	None assumed

Retirement Age	Earlier of age 65 or attainment of 85 points

Other assumptions not explicitly mentioned are the same as those assumptions used for Baxter’s financial reporting. Please refer to Note 14 to the Consolidated Financial Statements included in the company’s 2019 Form 10-K for more information on those assumptions.

[2]

Mr. Saccaro is a participant in the pension and supplemental pension plan due to his prior employment with Baxter. However, as he was rehired by Baxter after these plans were closed to new participants in December 2006, he receives an additional employer contribution equal to 3% of his compensation in Baxter’s tax-qualified Section 401(k) plan and nonqualified deferred compensation plan annually in lieu of additional pension accruals. With the exception of Mr. Franzi, who is a non-US employee, these are the same benefits to which the other named executive officers are entitled.

Mr. Saccaro is the only named executive officer who participates in the pension and supplement pension plan based on his prior employment with Baxter. However, as described below, because Mr. Saccaro was rehired by Baxter after December 2006 (when the pension and supplemental pension plans were closed to new participants), he is not eligible receive additional benefits under these plans.

Baxter’s tax-qualified pension plan is a broad-based retirement income plan. The normal retirement (age 65) benefit equals (i) 1.75 percent of a participant’s “Final Average Pay” multiplied by the participant’s number of years of pension plan participation, minus (ii) 1.75 percent of a participant’s estimated primary social security benefit, multiplied by the participant’s years of pension plan participation. “Final Average Pay” is equal to the average of a participant’s five highest consecutive calendar years of earnings out of his or her last ten calendar years of earnings. In general, the compensation considered in determining the pension payable to the named executive officer includes salary and cash bonuses awarded under the officer bonus program. Although age 65 is the normal retirement age under the pension plan, the pension plan has early retirement provisions based on a point system. Under the point system, each participant is awarded one point for each year of pension plan participation and one point for each year of age. Participants who terminate employment after accumulating at least 65 points, and who wait to begin receiving their pension plan benefits until they have 85 points, receive an unreduced pension plan benefit regardless of their actual age when they begin receiving their pension plan benefits.

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	55

Baxter’s supplemental pension plan is offered to provide a benefit for the amount of eligible compensation that is disallowed as pensionable earnings under the pension plan pursuant to provisions of the Internal Revenue Code of 1986, as amended (the Code), that limit the benefit available to highly compensated employees under qualified pension plans. Accordingly, this plan is available to all employees eligible to participate in the pension plan whose benefit under the pension plan is limited by the Code. If the present value of a participant’s benefit in the supplemental plan does not exceed $50,000 when the participant terminates employment, such participant will be paid in a lump sum. If the present value of the benefit exceeds $50,000, the participant will be paid in an annuity commencing when the participant is first eligible for early retirement, regardless of whether the participant elects to commence his or her qualified plan benefit at that time. As permitted by the transitional rules under related tax regulations, persons who were participants in the plan at the end of 2006 were given a one-time option to elect a different commencement date. Deferred salary and bonus amounts that may not be included under the pension plan are included in the supplemental plan. In addition, individual employment agreements may provide for additional pension benefits to be paid through the supplemental pension plan.

Participation in the pension and supplemental pension plans was closed as of December 31, 2006. Any employees hired or rehired after that date (including Mr. Saccaro) are not eligible to participate in or receive additional benefits under the pension plan or supplemental pension plan, but instead receive an additional employer contribution equal to 3% of his or her compensation in Baxter’s tax-qualified Section 401(k) plan (and nonqualified deferred compensation plan if his or her compensation exceeds the compensation that can be taken into account under Baxter’s 401(k) plan). Employees who were hired prior to December 31, 2006, but who did not have a vested interest in the pension plan, were eligible to elect to cease accruing benefits in the pension plan (and supplemental plan, if applicable), and instead receive the additional 401(k) plan employer contribution.

2019 Nonqualified Deferred Compensation

Name	Executive Contributions in 2019 ($)(1)	Registrant Contributions in 2019 ($)(2)	Aggregate Earnings in 2019 ($)(3)	Aggregate Balance at December 31, 2019 ($)(4)

Mr. Almeida	—	114,990	17,318	393,847

Mr. Saccaro	160,092	83,922	96,846	1,208,573

Mr. Accogli	211,337	74,856	16,899	788,026

Mr. Franzi(5)	—	—	—	—

Mr. Martin	75,115	63,959	29,974	281,656

[1]	Amounts in this column are included in either the “Salary” or “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.
[2]

Amounts in this column are included in the “All Other Compensation” column of the Summary Compensation Table and include company non-matching contributions attributable to 2019 but not yet credited to participant accounts.

[3]

Amounts in this column are not included in the Summary Compensation Table as Baxter’s deferred compensation plan provides participants with a subset of investment elections available to all eligible employees under Baxter’s 401(k) plan.

[4]	Amounts in this column exclude company non-matching contributions attributable to 2019 but not credited to participant accounts as of December 31, 2019.
[5]	Mr. Franzi is not eligible to participate in the Deferred Compensation Plan.

A participant in Baxter’s deferred compensation plan may elect to defer a portion of his or her eligible compensation (up to 50% of base salary and up to 100% of eligible bonus) during the calendar year as long as the participant makes such election prior to the beginning of the calendar year. For named executive officers, eligible compensation under the deferred compensation plan includes a participant’s base salary and any annual cash bonus. Participants in the deferred compensation plan may select from a subset of investment elections available to all eligible employees under Baxter’s tax-qualified Section 401(k) plan. Amounts in a participant’s account are adjusted on a daily basis upward or downward to reflect the investment return that would have been realized had such amounts been invested in the investments selected by the participant. Participants may elect to change their investment elections daily. Baxter is also required to match contributions to the deferred compensation plan up to 3.5% of a participant’s eligible compensation. Any participant who either was hired after December 31, 2006, or elected not to continue to accrue benefits in the pension plan, receives a company contribution equal to 3% of his or her eligible compensation in excess of the compensation that is recognized in Baxter’s 401(k) plan, regardless of whether the participant is otherwise eligible to elect to defer a portion of his or her compensation. Deferrals under the plan are not recognized as eligible compensation for the qualified pension plan (but are recognized in the supplemental pension plan) or in calculating benefit pay under Baxter’s welfare benefit plans and result in lower compensation recognized for company matching under Baxter’s tax-qualified Section 401(k) plan.

investor.baxter.com

56	Executive Compensation

Participants may elect to be paid distributions either in a lump sum payment or in annual installment payments over two to 15 years. Such election must be made when the participant first becomes eligible to participate in the plan. Distributions will be paid in the first quarter of the plan year following such participant’s termination of employment unless such participant is a “specified employee” as defined in Section 409A of the Code. No distributions will be paid in connection with the termination of a specified employee until at least six months following such termination and any amounts that would have otherwise been paid during such six-month period shall be accumulated and paid in a lump sum, without interest, at the expiration of such period.

Potential Payments Upon Termination or Following a Change in Control

In consideration for the change in control benefits discussed below, each named executive officer identified in the table below has agreed to be bound for two years from the date of such named executive officer’s termination of employment to non-competition, non-solicitation and non-disparagement covenants. The named executive officer is also required to execute a customary release of claims to receive the benefits discussed below.

Each of the named executive officers has entered into a change in control agreement with the company that provides for certain payments (as described below) in the event Baxter undergoes a change in control and the officer is terminated by the company (other than for cause or as a result of death or disability) or the officer terminates his employment for good reason during the term (which generally lasts two years and automatically extends each year). Additionally, and as set forth in note 1 to the table below, Mr. Almeida is entitled to receive severance in certain cases outside of a change of control if he is terminated within five years of his hire date.

The change of control payments set forth below include:

•

a lump sum cash payment generally equal to twice the aggregate amount of such officer’s salary and target bonus for the year in which termination occurs (reported as severance payments in the table below);

•	a prorated bonus;
•	a lump sum cash payment generally equal to continued retirement and savings plan accruals for two years;
•	two years of continued health and welfare benefit coverage;
•	two years of additional age and service credit for retiree health and welfare benefit purposes; and
•	outplacement expense reimbursement in an amount not to exceed $50,000.

None of the change in control agreements between the company and any of the named executive officers provides for gross-up payments to cover excise taxes that may be payable by them in connection with a change in control.

The table set forth below shows Baxter’s potential payment and benefit obligations to each of the named executive officers assuming that a change in control of the company had occurred and as a result the named executive officer either was terminated without cause or terminated his employment for good reason as of December 31, 2019. The accelerated vesting of equity awards that is included in the table below would occur as a result of the terms of the equity compensation programs governing these awards rather than the terms of the change in control agreements.

	Mr. Almeida ($)	Mr. Saccaro ($)	Mr. Accogli ($)	Mr. Franzi ($)	Mr. Martin ($)
Severance Payments(1)	6,370,000	2,882,000	2,794,000	2,632,067	2,344,000
Prorated Bonus Payments(2)	1,885,000	702,000	662,000	584,904	521,000
Additional Payments Related to Retirement & Savings Plans	266,000	204,000	186,000	246,000	164,000
Health & Welfare Benefits Coverage(1)	67,000	67,000	63,000	4,300	63,000
Retiree Health & Welfare Benefit	—	—	—	—	—
Accelerated Vesting of Equity Awards(3)	34,062,037	14,708,409	8,770,126	5,040,232	12,101,831
Outplacement Expenses	50,000	50,000	50,000	50,000	50,000
Total	42,700,037	18,613,409	12,525,126	8,555,702	15,243,831

[1]

Outside of a change in control, in the event Mr. Almeida is terminated without cause or leaves with good reason on or before December 31, 2023, he would be entitled to receive $6,370,000 in severance payments and $67,000 in health and welfare benefit coverage. Outside of a change in control, the other named executive officers are not contractually entitled to receive severance payments or payments associated with health and welfare benefit coverage with the exception of Mr. Franzi, who is entitled to 18 months base and bonus as severance, reduced by any severance benefit payable under any applicable Baxter plan, including his change in control agreement. Mr. Franzi’s health and welfare benefits coverage is provided in Switzerland, where he resides.

[2]

Represents full 2019 bonus target as the officer would be eligible to receive a prorated annual bonus payment based on target bonus for the year in which the termination occurs, and the table assumes a termination of employment on December 31, 2019.

[3]

Represents the “in-the-money” value of unvested stock options, if applicable, the value of unvested RSUs and the target amount of PSUs based on the closing stock price of Baxter on December 31, 2019 ($83.62).

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Executive Compensation	57

CEO Pay Ratio

As required by the applicable rules of the SEC, the company is providing the following information about the relationship of the annual total compensation of its global employees and the annual total compensation of Mr. Almeida, Chairman, President and Chief Executive Officer (CEO). For the year ended December 31, 2019:

•	the annual total compensation of the median Baxter employee (identified in accordance with the procedures described below) was $43,131; and
•	the annual total compensation of Mr. Almeida as reported in the “Total” column of the Summary Compensation Table above was $13,913,821.

Based on this information, the ratio of Mr. Almeida’s annual total compensation for 2019 to the annual total compensation of the median Baxter employee (as defined in applicable rules of the SEC) in 2019 is 323 to 1. The company believes this ratio is a reasonable estimate based on Baxter-specific employee demographics and compensation and was calculated in accordance with applicable rules of the SEC. Baxter’s ratio may not be comparable to the ratio disclosed by its peer companies due to a number of factors, including the geographic distribution of its employees, the nature of the business (products or services), the performance of the company and whether the company manufactures its own products.

The company used the methodology, material assumptions, adjustments and estimates as described in this section to identify the median Baxter employee and to calculate the annual total compensation of the median Baxter employee. As of December 31, 2019, Baxter’s employee population consisted of approximately 50,000 individuals. The company did not utilize any exceptions permitted under applicable rules of the SEC to exclude any individuals from the total employee population when identifying the median employee.

Baxter elected to use the same median employee as last year. As described in last year’s proxy statement, to identify the median employee from Baxter’s employee population for 2018, the company compared the amount of salary and target cash bonus for 2018 as reflected in Baxter’s human resources information system for the employees referenced above (but excluding Mr. Almeida). In making this determination, Baxter annualized the compensation of all permanent employees who were hired in 2018 but did not work for Baxter for the entire fiscal year. Using this approach, Baxter initially identified a subset of median individuals with the same salary and 2018 target bonus opportunity. Baxter then identified and calculated the elements of annual total compensation for 2018 for these individuals using the same methodology used to calculate Mr. Almeida’s total compensation. Finally, Baxter selected an individual within the initial subset as its “median employee,” identified as a full-time, hourly employee located in the United States. Application of this approach and using 2019 compensation information resulted in annual total compensation (including overtime and the contributions made by the company to Baxter’s tax-qualified Section 401(k) plan) for such median employee of $43,131.

investor.baxter.com

58	Audit Matters

Audit Matters

Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board is directly responsible for the appointment, retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for Baxter in 2020.

The Audit Committee recommends a vote FOR the ratification of the appointment of PwC as the company’s independent registered public accounting firm for 2020.

In accordance with its charter, the Audit Committee of the Board is directly responsible for the appointment, compensation (including the negotiation of audit fees), retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. The Audit Committee has appointed PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm for Baxter in 2020. PwC, or its predecessor firm, has served as Baxter’s independent registered public accounting firm continuously since 1985.

Before reappointing PwC as the company’s independent auditor for 2020, the Audit Committee carefully considered PwC’s qualifications as an independent registered public accounting firm. This included a review of PwC’s performance in prior years, its knowledge of the company and its operations as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee’s review also included matters required to be considered under rules of the SEC on auditor independence, including the nature and extent of non-audit services, to ensure that the provision of such services will not impair the independence of the auditors. The Audit Committee expressed its satisfaction with PwC in all of these respects. In accordance with SEC rules and PwC policies, the lead partner overseeing the company’s engagement rotates every five years and the Audit Committee and its Chairman are directly involved in Baxter’s selection of the lead engagement partner.

The Audit Committee believes that retaining PwC again in 2020 is in the best interests of the company and our stockholders, and therefore the Audit Committee requests that stockholders ratify the appointment. Further, the Audit Committee believes that, if handled properly, there are numerous benefits of a long independent auditor relationship, including.

•	higher audit quality due to PwC’s deep understanding of Baxter’s business and accounting policies and practices;
•	efficient fee structures due to PwC’s familiarity with Baxter and industry expertise; and
•	avoidance of significant costs and disruptions (including Board and management time and distractions) that would be associated with retaining a new independent auditor.

Nonetheless, the Audit Committee is also aware that a long-tenured auditor may be believed by some to pose an independence risk. To address these concerns, there are robust safeguards for auditor independence, including:

•	a strong regulatory framework for auditor independence, including limitations on non-audit services and mandatory audit partner rotation requirements;
•	oversight of PwC that includes regular communication on and evaluation of the quality of the audit and auditor independence;
•	PwC’s own internal independence processes and compliance reviews;
•

annual assessment of PwC’s qualifications, service quality, sufficiency of resources, quality of communications, independence, working relationship with our management, objectivity, and professional skepticism;

•	conducting regular private meetings separately with each of PwC and Baxter management at the end of each regularly scheduled Audit Committee meeting;
•	overseeing the selection of PwC’s new lead engagement partner with each rotation; and
•	considering periodically whether to conduct a search or request for proposal process for a new independent registered public accounting firm.

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Audit Matters	59

The members of the Audit Committee and the Board believe that the continued retention of PwC as Baxter’s independent registered public accounting firm is currently in the best interests of the company and its stockholders. Therefore, the Audit Committee requests that stockholders vote in favor of the ratification of the appointment of PwC as the company’s independent registered public accounting firm for 2020. If the company’s stockholders do not ratify the appointment of PwC, the Audit Committee may investigate the reasons for our stockholders’ rejection and may consider whether to retain PwC or appoint another independent auditor. Furthermore, even if the appointment is ratified, the Audit Committee may appoint a different independent auditor if, in its discretion, it determines that such a change would be in the company’s and its stockholders’ best interests.

One or more representatives of PwC will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

investor.baxter.com

60	Audit Matters

Audit Committee Report

Dear Stockholders:

The Audit Committee is currently composed of five directors, all of whom meet the independence and other requirements of the NYSE and Rule 10A-3 of the Exchange Act. Additionally, four Audit Committee members qualify as an “audit committee financial expert.” The Audit Committee has the responsibilities set out in its charter, which has been adopted by the Board and is reviewed annually. These responsibilities include: (1) reviewing the adequacy and effectiveness of Baxter’s internal control over financial reporting with management and the external and internal auditors, and reviewing with management Baxter’s disclosure controls and procedures; (2) retaining and evaluating the qualifications, independence and performance of PwC, the company’s independent registered public accounting firm; (3) approving audit and permissible non-audit engagements to be undertaken by PwC; (4) reviewing the scope of the annual external and internal audits; (5) reviewing and discussing Baxter’s financial statements (audited and unaudited), as well as earnings press releases and related information, prior to their filing or release; (6) overseeing legal and regulatory compliance as it relates to financial matters; (7) overseeing the company’s IT functions, including non-product related cybersecurity functions; (8) holding separate executive sessions with PwC, the internal auditor and management; (9) discussing guidelines and policies governing the process by which Baxter assesses and manages risk; and (10) approving certain financing matters, proposed corporate transactions and capital expenditures.

Management is responsible for the preparation, presentation and integrity of Baxter’s consolidated financial statements and Baxter’s internal control over financial reporting. PwC is responsible for performing an independent integrated audit of Baxter’s consolidated financial statements and the effectiveness of Baxter’s internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (PCAOB). PwC also reviews Baxter’s interim financial statements in accordance with the applicable auditing standards. Ultimately, it is the Audit Committee’s responsibility to monitor and oversee these processes on behalf of the Board. The Audit Committee met 19 times in 2019, including meeting with PwC and Baxter’s internal auditor, both privately and with management present and with outside legal counsel.

The Audit Committee oversaw the company’s internal investigation related to certain intra-company transactions undertaken for the purpose of generating non-operating foreign exchange gains or avoiding losses, as first disclosed in Baxter’s Current Report on Form 8-K, filed on October 24, 2019. For more information, see “Restatement of Certain Financial Statements”.

In fulfilling its duties, the Audit Committee has reviewed and discussed with management Baxter’s audited financial statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2019 as well as Baxter’s interim financial statements included in the company’s Quarterly Reports on Form 10-Q in 2019, in all cases including detailed discussions of the accompanying footnotes and related Management’s Discussion and Analysis. These reviews also included, among other things, a discussion of Baxter’s critical accounting policies; the reasonableness of significant financial reporting judgments, including the quality (not just the acceptability) of the company’s accounting principles; the effectiveness of the company’s internal control over financial reporting; corrected and uncorrected misstatements noted by PwC during its audit of the company’s annual financial statements and review of the company’s interim financial statements; and the potential effects of changes in accounting regulation and guidance on the company’s financial statements.

In addition, in connection with its review of the company’s annual audited financial statements, the Audit Committee has discussed with PwC the matters required to be communicated pursuant to PCAOB Auditing Standard No. 16 (Communications with Audit Committees), has received and reviewed the written communications from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. The Audit Committee also has considered whether the provision by PwC of non-audit services to Baxter is compatible with maintaining PwC’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Baxter’s audited financial statements referred to above be included in Baxter’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the SEC.

Respectfully submitted,

The Audit Committee

Albert P.L. Stroucken (Chair)

Peter S. Hellman

Patricia B. Morrison

Cathy R. Smith

Thomas T. Stallkamp

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Audit Matters	61

Audit and Non-Audit Fees

The table set forth below lists the fees billed to Baxter by PwC for audit services rendered in connection with the integrated audits of Baxter’s consolidated financial statements for the years ended December 31, 2019 and 2018, and fees billed for other services rendered by PwC during these periods.

	2019	2018
	(Dollars in thousands)
Audit Fees	$10,270	$8,900
Audit-Related Fees	170	267
Tax Fees	413	755
All Other Fees	41	11
Total	$10,894	$9,933

Audit Fees include fees for services performed by PwC relating to the integrated audit of the consolidated annual financial statements and internal control over financial reporting, the review of financial statements included in the company’s quarterly reports on Form 10-Q and statutory and regulatory filings or engagements. The audit fees in 2019 were higher than 2018 primarily due to audit procedures related to the Company’s internal investigation and restatement of its previously issued consolidated financial statements.

Audit-Related Fees include fees for assurance and related services performed by PwC that are reasonably related to the performance of the audit or review of the financial statements, including accounting consultations. The decrease in these fees from 2018 is attributable to a $100,000 reduction for GAAP accounting consultations.

Tax Fees include fees for services performed by PwC for tax compliance, tax advice and tax planning. Of these amounts, approximately $316,000 in 2019 and $318,000 in 2018 were related to tax compliance services, including transfer pricing support, income tax return preparation or review and VAT compliance. Fees for tax consulting services of approximately $97,000 in 2019 and $437,000 in 2018 were related to international, federal, state and local tax planning, assistance with tax audits and appeals and other tax consultations.

All Other Fees include fees for all other services performed by PwC.

Pre-Approval of Audit and Permissible Non-Audit Fees

The Audit Committee must pre-approve the engagement of the independent registered public accounting firm to audit the company’s consolidated financial statements. Prior to the engagement, the Audit Committee reviews and approves a list of services expected to be rendered during that year by the independent registered public accounting firm. Reports on projects and services are presented to the Audit Committee on a regular basis.

The Audit Committee has established a pre-approval policy for engaging the independent registered public accounting firm for other audit and permissible non-audit services. Under the policy (which is reviewed and approved annually), the Audit Committee has identified specific audit, audit-related, tax and other services that may be performed by the independent registered public accounting firm. The engagement for these services specified in the policy requires the further, separate pre-approval of the chair of the Audit Committee or the entire Audit Committee if specific dollar thresholds set forth in the policy are exceeded. Any project approved by the chair under the policy must be reported to the Audit Committee at the next meeting. Services not specified in the policy as well as the provision of internal control-related services by the independent registered public accounting firm, require separate pre-approval by the Audit Committee.

All audit, audit-related, tax and other services provided by PwC in 2019 were approved by the Audit Committee in accordance with its pre-approval policy.

investor.baxter.com

62	Ownership of Our Stock

Ownership of Our Stock

Security Ownership by Directors and Executive Officers

Except as set for the below, the following table sets forth information as of March 12, 2020 regarding beneficial ownership of Baxter common stock by named executive officers and directors.

Name of Beneficial Owner	Shares of Common Stock(1)	Shares Under Exercisable Options(2)

Non-employee Directors:

Mr. Chen	8,013	33,306

Mr. Forsyth	31,638	54,121

Dr. Gavin	23,118	36,723

Mr. Hellman(3)	24,860	60,121

Mr. Mahoney(4)	20,435	26,915

Ms. Morrison	2,875	—

Dr. Oesterle	8,911	1,060

Ms. Smith	5,059	12,575

Mr. Stallkamp(5)	29,749	36,723

Mr. Stroucken(6)	30,394	38,519

Ms. Wendell	6,650	6,138

Named Executive Officers:

Mr. Almeida	190,932	1,618,026

Mr. Saccaro	73,387	649,849

Mr. Accogli	28,596	176,856

Mr. Franzi	13,503	99,809

Mr. Martin	27,695	293,683

All directors and executive officers as a group (19 persons)(3-6)	638,630	3,893,280

[1]

Includes shares over which the person held voting and/or investment power as of March 12, 2020. Pursuant to Baxter’s Directors’ Deferred Compensation Plan, a non-employee director may elect to defer the receipt of all of his or her shares of common stock that he or she is entitled to receive as an annual grant of fully vested common stock for his or her service on the Board, and as a result, this table does not reflect such deferrals as being beneficially owned for those directors who have elected deferral. None of the holdings represents holdings of more than 1% of Baxter’s outstanding common stock.

[2]	Amount of shares includes options that are exercisable as of March 12, 2020 and options which become exercisable within 60 days thereafter.
[3]	Includes 560 shares not held directly by Mr. Hellman but held by or for the benefit of his spouse.
[4]	Includes 20,397 shares not held directly by Mr. Mahoney but in a family trust for which he serves as trustee.
[5]	Includes 22,600 shares not held directly by Mr. Stallkamp but in a spousal lifetime access trust for which he serves as trustee.
[6]	Includes 696 shares not held directly by Mr. Stroucken but in a family trust for which he serves as trustee.

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Ownership of Our Stock	63

Security Ownership by Certain Beneficial Owners

As of March 12, 2020, the following entities were the only persons known to Baxter to be the beneficial owners of more than five percent of Baxter common stock, based on public filings made with the SEC:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1) (%)

BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10055	40,795,426	8.0

The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	39,301,623	7.7

Wellington Management Group LLP(4) 280 Congress Street Boston, MA 02210	31,227,927	6.1

[1]	Based on 507,263,731 shares outstanding as of February 29, 2020, as set forth on the company’s 2019 Form 10-K.
[2]

Based solely on Amendment No. 6 to Schedule 13G filed with the SEC on February 5, 2020, BlackRock, Inc. has sole voting power with respect to 36,113,788 of the reported shares, shared voting power with respect to none of the reported shares, sole dispositive power with respect to all of the reported shares and shared dispositive power with respect to none of the reported shares. As reported on the amended Schedule 13G, a portion of the reported shares are also beneficially owned by the subsidiaries set forth on Exhibit A to the amended Schedule 13G.

[3]

Based solely on Amendment No. 5 to Schedule 13G filed with the SEC on February 12, 2020, The Vanguard Group has sole voting power with respect to 757,771 of the reported shares, shared voting power with respect to 165,253 of the reported shares, sole dispositive power with respect to 38,422,144 of the reported shares and shared dispositive power with respect to 879,479 of the reported shares. As reported on the amended Schedule 13G, a portion of the reported shares are also beneficially owned by Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., subsidiaries of The Vanguard Group.

[4]

Based solely on Amendment No. 1 to Schedule 13G filed with the SEC on January 28, 2020, Wellington Management Group LLP has sole voting power with respect to none of the reported shares, shared voting power with respect to 30,147,619 of the reported shares, sole dispositive power with respect to none of the reported shares and shared dispositive power with respect to all of the reported shares. As reported on the amended Schedule 13G, a portion of the reported shares are also beneficially owned by the subsidiaries set forth on Exhibit A to the amended Schedule 13G.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the company’s executive officers and directors and persons who own more than 10% of Baxter common stock to file initial reports of ownership and changes in ownership with the SEC. Based solely on the company’s review of the reports that have been filed by or on behalf of such persons in this regard and written representations from them, the company believes that all reports required by Section 16(a) of the Exchange Act were filed on a timely basis during or with respect to 2019.

investor.baxter.com

64	Stockholder Proposals

Stockholder Proposals

Independent Board Chairman

Baxter has been advised that Kenneth Steiner will present the following resolution at the 2020 Annual Meeting. Baxter has also been advised that Mr. Steiner is owner of approximately 300 shares of Baxter common stock. Baxter will furnish the address of Mr. Steiner promptly upon oral or written request. After thoughtful consideration, the Board of Directors recommends that you vote AGAINST this proposal for the reasons set forth in the Board of Directors’ statement that follows the proposal.

In accordance with the rules of the SEC, the proposal and supporting statement are being reprinted as they were submitted to Baxter’s Corporate Secretary by the proponent. Baxter takes no responsibility for them.

The Board recommends a vote AGAINST this stockholder proposal. Proxies solicited by the Board will be voted AGAINST this proposal unless otherwise instructed.

Stockholder Proposal

Proposal 4—Independent Board Chairman

Shareholders request our Board of Directors adopt as policy, and amend our governing documents as necessary, to require that the Chairman of the Board be an independent member of the Board whenever possible. Although it would be better to have an immediate transition to an independent Board Chairman, the Board would have the discretion to phase in this policy for the next Chief Executive Officer transition.

If the Board determines that a Chairman, who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chairman.

This proposal topic won 50%-plus support at 5 major U.S. companies in one-year including 73%-support at Netflix. These 5 majority votes would have been still higher if all shareholders had access to independent proxy voting advice.

It is more important to have an independent Chairman of the Board since our Lead Director, Thomas Stallkamp, has 19-years long-tenure. Long-tenure in a director is the opposite of independence and independence can be the most important attribute for a director—especially a Lead Director. Plus Mr. Stallkamp serves on no other Board of Directors to sharpen his skills.

James Gavin was another long-tenure director on our Board who serves on no other Board of Directors. Mr. Gavin unfortunately chairs the Governance Committee which is responsible for considering this proposal. Mr. Gavin received the record high number of 2019 negative votes at Baxter—10-times more than certain other Baxter directors.

In another matter regarding our directors the Delaware Court of Chancery issued a decision, In Re VAALCO Energy, Inc., in December 2015 in which the Court interpreted Section 141(k) of General Corporation Law of the State of Delaware and held that many companies may improperly state in their certificate of incorporation or bylaws that directors may be removed only for cause. It is not clear whether Baxter directors can be removed without cause.

The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and our company.

Please vote yes:

Independent Board Chairman—Proposal 4

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Stockholder Proposals	65

Board of Directors’ Statement Opposing the Stockholder Proposal

The Board has carefully considered the proposal and the fact that a similar proposal has been rejected by the company’s stockholders in both 2018 and 2019, and recommends that stockholders vote AGAINST the proposal for the following reasons:

Baxter’s leadership structure, including its robust lead independent director role, provides strong and effective independent oversight

The Board recognizes the need for it to effectively operate independent of management and to have the benefit of meaningful independent leadership. As such, the Board regularly evaluates and reviews its leadership structure to determine if any changes are appropriate based on the current needs of the Board and the company. The Corporate Governance Guidelines provide that so long as the Chief Executive Officer is also the Chairman of the Board, the independent directors will annually elect a lead independent director from among the independent directors. The Corporate Governance Committee is responsible for recommending a candidate for lead independent director. The duties and responsibilities of the lead independent director, including as provided in the Corporate Governance Guidelines, are as follows:

•	preside at all Board executive sessions and all meetings of the Board at which the Chairman and CEO is not present;
•	act as principal liaison between the independent directors and the Chairman and CEO;
•	review and approve meeting agendas for the Board and work with the Chairman and CEO to facilitate timely and appropriate information flow to the Board;
•	review and approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	have the authority to call special meetings of the independent directors;
•	in consultation with the chair of the Corporate Governance Committee, lead the annual performance evaluation of the Chair/CEO and the CEO succession process;
•	engage with Baxter’s stockholders on selected topics including corporate governance and executive compensation; and
•	serve as the contact person for interested parties to communicate directly with the independent directors.

The company’s existing governance structure allows the Board to make changes in the company’s leadership structure if and when the Board believes that such actions are in the best interests of the company and its stockholders. The Board believes that the company and its stockholders are best served by a flexible policy that permits, but does not require, the same individual to serve as Chairman and Chief Executive Officer. A policy that would restrict the Board’s discretion in selecting the Chairman would deprive the Board of the opportunity to select the most qualified and appropriate individual to lead the Board as Chairman. The Board expressed the same position in its response to a similar stockholder proposal considered by stockholders in 2018 and again in 2019. In both years, the proposal received less than 30% support, which indicates that the company’s stockholders are broadly supportive of the Board’s position on this issue and current leadership structure.

The Board has acted in the best long-term interests of its stockholders to identify the right leadership structure

At this time, having one individual serve as both Chief Executive Officer and Chairman, complemented by a strong lead independent director, allows consistent communication and coordination throughout the company and effective and efficient implementation of corporate strategy. This combined role has been integral in unifying company employees behind the company’s current long-range strategy and culture. Additionally, as Chairman, Mr. Almeida discusses all material matters with the Board, and provides regular and robust disclosure of the company’s business with the Board.

The independent directors have determined that Mr. Almeida remains eminently qualified to fill this combined role and the Board believes doing so is optimal for the company and its stockholders. Mr. Almeida’s decades of experience in the medical products industry, including his previous experience as the chairman and chief executive officer of another publicly held medical device company, make him well positioned to lead Baxter’s business, operations and strategy and to serve as the chairman of the Board. Under Mr. Almeida’s leadership, the company has achieved strong operational and stock price performance. For example, Baxter delivered strong results for 2019, with the fourth quarter reflecting its strongest operational sales growth since the spin-off of Baxalta, driven by outstanding performance across all its global businesses and regions.

investor.baxter.com

66	Stockholder Proposals

While Mr. Stallkamp has served on the Board since 2000, he has only served as lead independent director since May 2014. He was appointed to that role in advance of the July 2015 Baxalta spin-off and in light of his significant knowledge of the company and his extensive prior experience as an executive and director at other complex, global companies. That experience was invaluable in helping to lead the company through the spin-off and in the recruitment and appointment of Joe Almeida as Chief Executive Officer and Chairman beginning January 1, 2016. In 2019 and 2020, Mr. Stallkamp, together with the other members of the Audit Committee, oversaw the company’s internal investigation and restatement process, which resulted in the filing of the company’s restated financial statements on March 17, 2020. Mr. Stallkamp’s knowledge and experience, and his ability and willingness to devote a significant amount of time and attention to his responsibilities as lead independent director of Baxter, have enabled him to continue to provide the company with valuable insight and effective oversight throughout his tenure.

The proposal is not necessary to ensure effective oversight of management and accountability to stockholders

In addition to having a robust lead independent director, the Board has adopted various governance practices to further promote the active, independent oversight of company management and provide the company’s stockholders with meaningful rights. These practices include:

•

the use of executive sessions of only the independent directors as part of every regularly scheduled Board meeting during which Baxter’s lead independent director facilitates discussions among independent directors of various matters relating to the company and the functioning of the Board.

•	11 out of 12 of the directors on the Board are independent—Mr. Almeida is the single member of management on the Board.
•	the Board’s four standing committees, which are charged with overseeing many critical matters for the company and the Board, are comprised entirely of independent directors.
•	5 of the 12 directors have an average tenure of less than four years as of December 31, 2019.
•	a declassified Board, with all directors standing for election annually.
•	a majority voting standard for uncontested director elections.
•	the elimination of all super-majority provisions from the company’s organizational documents.
•	providing stockholders with the ability to call special meetings and to nominate candidates to the Board both through traditional processes and its proxy access procedures.
•

ongoing board refreshment, with its robust annual self-assessment process, including third party oversight every two to three years, ultimately leading to the recent director appointments of two new diverse directors in 2019.

•

engaging with stockholders in order to seek feedback about the company’s corporate governance policies and practices, and making changes as appropriate (as described in “Executive Compensation—Compensation Discussion and Analysis—Summary—Stockholder Engagement”). As the Board’s lead independent director, Mr. Stallkamp participates in these outreach efforts, including by meeting directly with several of the company’s large institutional stockholders. The company, including Mr. Stallkamp, plans to engage in robust corporate governance outreach with stockholders following the filing of this proxy statement.

In short, the Board believes the adoption of this proposal is unnecessary in light of Baxter’s commitment to strong independent leadership and meaningful corporate governance and stockholder engagement policies and practices. The Board believes it is important that it retain the flexibility and ability to exercise judgment, in accordance with its fiduciary duties, to determine the most effective Board leadership structure to best serve the interests of the company and its stockholders today and in the future.

Thus, the Board recommends a vote AGAINST this proposal.

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Stockholder Proposals	67

Right to Act by Written Consent

Baxter has been advised that John Chevedden will present the following resolution at the 2020 Annual Meeting. Baxter has also been advised that Mr. Chevedden is owner of at least 50 shares of Baxter common stock. Baxter will furnish the address of Mr. Chevedden promptly upon oral or written request. After thoughtful consideration, the Board of Directors recommends that you vote AGAINST this proposal for the reasons set forth in the Board of Directors’ statement that follows the proposal.

In accordance with the rules of the SEC, the proposal and supporting statement are being reprinted as they were submitted to Baxter’s Corporate Secretary by the proponent. Baxter takes no responsibility for them.

The Board recommends a vote AGAINST this stockholder proposal. Proxies solicited by the Board will be voted AGAINST this proposal unless otherwise instructed.

Stockholder Proposal

Proposal 5—Right to Act by Written Consent

Shareholders request that our board of directors take the necessary steps to permit written consent by shareholders entitled to cast the minimum number of votes that would be necessary to authorize the action at a meeting at which all shareholders entitled to vote thereon were present and voting. This written consent is to give shareholders the fullest power to act by written consent consistent with applicable law. This includes shareholder ability to initiate any appropriate topic for written consent.

This proposal is important since our company requires 25% of shares to combine their holdings to call a special meeting—a higher level than the 10% of shares permitted by many states of incorporation. Dozens of Fortune 500 companies provide for both shareholder rights—to act by written consent and to call a special meeting. Plus the right to act by written consent is more valuable to shareholders than the right to call a special meeting.

Our higher 25% threshold for shareholders to call a special meeting is one more reason that we should have the right to act by written consent. Plus our higher 25% threshold has bureaucratic pitfalls (“To be in proper written form ...”) that can trigger minor shareholder errors that could mean that 50% of shares would need to ask for a special meeting in order to be sure of obtaining the threshold of 25% of requests without errors. One can be sure that management will have an eagle eye to spot any errors.

This proposal topic won majority shareholder support at 13 major companies in a single year. This included 67%-support at both Allstate and Sprint. Hundreds of major companies enable shareholder action by written consent.

This proposal topic has received as high as 42%-support at Baxter International. This 42% support would have been majority support if our management had simply allowed shareholders to make up their own minds.

The right for shareholders to act by written consent is gaining acceptance as a more important right than the right to call a special meeting. This seems to be the conclusion of the Intel Corporation (INTC) shareholder vote at the 2019 Intel annual meeting.

The directors at Intel apparently thought they could divert shareholder attention away from written consent by making it less difficult for shareholders to call a special meeting. However Intel shareholders responded with greater support for written consent in 2019 compared to 2018.

This is also a proposal topic that can gain increased shareholder support even if management opposes it. For instance Flowserve Corporation opposed this proposal topic and support increased from 43% to 51% in one-year.

This proposal topic received 45%-support at The Bank of New York Mellon Corporation (BK) in 2018 and BK said it adopted written consent in 2019.

Please vote yes:

Right to Act by Written Consent—Proposal 5

investor.baxter.com

68	Stockholder Proposals

Board of Directors’ Statement Opposing the Stockholder Proposal

The Board has carefully considered the proposal and the fact that a similar proposal has been rejected by the company’s stockholders in both 2018 and 2019, and recommends that stockholders vote AGAINST the proposal for the following reasons:

Minority stockholders may be excluded from the written consent process

The Board believes that all stockholders should have the opportunity to deliberate and vote on pending stockholder actions, not just those acting privately, without open deliberation and discussion, in the majority. The Board also believes that it is preferable to have stockholders take action that affects all stockholders, using the open and transparent process of an annual or special meeting that provides sufficient notice and the opportunity for all voices to be heard before voting. This proposal may actually diminish the rights of minority stockholders to participate in corporate governance, and reduce corporate due process, transparency and minority stockholder protections.

Under the proposal, stockholders holding a mere majority of the company’s outstanding voting shares could take significant corporate actions without any prior notice, and without giving all stockholders an opportunity to consider, deliberate, voice any opposition to and vote on actions that may have important implications for Baxter and all of its stockholders. In contrast, currently under the company’s organizational documents, holders of just 25% of the outstanding shares of the company’s common stock are already permitted to call a special meeting, where notice is provided to all stockholders and all stockholders have an opportunity to consider the proposed actions, express their views and participate in the deliberations prior to decision-making. Moreover, there are thousands of combinations of different stockholders that can be aggregated to reach the 25% special meeting threshold, with no aggregation cap or minimum duration of ownership requirement.

Under the company’s current due process rules, coalitions of investors wanting to act by written consent (as suggested in the proposal) could instead simply call a special meeting and allow for constructive deliberation and voting at the special meeting. In addition to other benefits, this approach helps to ensure that the company governs its affairs in the most efficient, cost-effective and transparent manner consistent with legal and regulatory requirements while also giving company stockholders a meaningful ability to propose actions for stockholder consideration between annual meetings.

The Board believes that action by written consent can be misused to circumvent the important deliberative process of a stockholder meeting. Written consent rights as proposed could deprive many stockholders of the opportunity to deliberate in an open and transparent process, or even receive accurate and complete information on important pending actions. Under this proposal, important actions affecting the rights of all stockholders could be taken by a bare majority, acting in a covert fashion, without the knowledge or participation of many stockholders, thereby disenfranchising those stockholders left out of the process. The written consent process could also be undertaken by different groups at substantially the same time and result in the adoption of written consents that are duplicative or even contradictory.

By contrast, all stockholders can participate in a special meeting. The process of voting at a stockholder meeting provides for transparent, public and deliberate consideration of issues facing the company. It provides stockholders with the ability to discuss concerns with other stockholders, with the Board and with management, and it helps to ensure that all stockholders have sufficient information and an opportunity to weigh the arguments that all sides present before voting on the proposal.

The Board has a demonstrated history of commitment to high standards of corporate governance

The Board remains committed to maintaining strong corporate governance practices and protecting stockholder rights. This commitment has been evidenced through the adoption in recent years of various provisions in the company’s organizational documents, including:

•	providing stockholders with the ability to call special meetings (as discussed above);
•	adopting a proxy access bylaw;
•	declassifying the Board
•	implementing a majority voting standard for uncontested director elections;
•	removing super-majority provisions from the company’s organizational documents;

 | 2020 Annual Meeting of Stockholders and Proxy Statement

Stockholder Proposals	69

•

engaging in a robust self-evaluation process each year in the interest of helping to ensure that its directors possess an appropriate mix of skills, experience and backgrounds. This self-evaluation process resulted in the appointment of two new independent directors in 2019—Patricia Morrison and Amy Wendell.

These corporate governance practices have been designed to ensure Board accountability and enhance stockholder participation and engagement. In contrast, as discussed above, providing stockholders with written consent rights could effectively disenfranchise stockholders and enable a small number of stockholders to impose their will on all stockholders.

The Board’s current leadership structure and engagement practices promote accountability to stockholders

Mr. Stallkamp, as the lead independent director, provides effective, independent leadership to the Board. As reflected in the Board’s response to Proposal 4—Independent Board Chairman, the Board has conferred significant responsibilities upon the lead independent director. Mr. Stallkamp’s leadership and experience were instrumental in helping the company successfully complete the Baxalta spin-off and recruiting Mr. Almeida as the successor to Mr. Robert Parkinson. He also provides a communication channel for stockholders to engage with or contact the independent directors, including as part of the company’s corporate governance outreach efforts (as described in “Executive Compensation—Compensation Discussion and Analysis—Summary—Stockholder Engagement”). Mr. Stallkamp participated in several discussions with company stockholders in 2019. These established stockholder communication and engagement practices provide stockholders with opportunities to raise important matters and propose actions for stockholder consideration outside the annual meeting process.

In short, the Board believes that implementation of the proposal is not in the best interests of the company or its stockholders. The company’s charter already provides stockholders with the ability to call a special meeting at which they could elect to take any action that would otherwise be included in a written consent. Furthermore, the Board has adopted strong corporate governance practices, including ongoing Board refreshment efforts, and established mechanisms through which stockholders can communicate with the Board. Moreover, the company’s stockholders have rejected similar proposals in both 2018 and 2019, with the decreased level of support received by the 2019 proposal (approximately 37% in 2019, down from 42% in 2018) indicating that the company’s stockholders are supportive of the Board’s position on this proposal and current governance structure.

Thus, the Board recommends a vote AGAINST this proposal.

investor.baxter.com

70	General Information

General Information

Questions and Answers about the Annual Meeting

Q:	Who is entitled to vote?

A:

All record holders of Baxter common stock as of the close of business on March 12, 2020 are entitled to vote. On that day, approximately 507,206,095 shares were outstanding. Each share is entitled to one vote on each matter presented at the Annual Meeting.

Q:	How do I vote?

A:	Baxter offers registered stockholders three ways to vote, other than by attending the Annual Meeting and voting in person:

•	By Internet, following the instructions on the Notice or the proxy card;
•	By telephone, using the telephone number printed on the proxy card; or
•	By mail (if you received your proxy materials by mail), using the enclosed proxy card and return envelope.

Q:	How do I attend the Annual Meeting? What do I need to bring?

A:

In order to be admitted to the Annual Meeting, you must bring documentation showing that you owned Baxter common stock as of the record date of March 12, 2020. Acceptable documentation includes (i) your Notice of Internet Availability of Proxy Materials, (ii) the admission ticket attached to your proxy card (if you received your proxy materials by mail), or (iii) any other proof of ownership (such as a brokerage or bank statement) reflecting your Baxter holdings as of March 12, 2020. All attendees must also bring valid photo identification. Stockholders who do not bring this documentation will not be admitted to the Annual Meeting. Please refer to “—Other Information—Attending the Annual Meeting” for more information.

As part of our precautions regarding the coronavirus (COVID-19), Baxter currently expects that the Annual Meeting will be held by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available at https://investor.baxter.com/investors/annual-report-and-proxy/default.aspx.

Q:	How do I vote shares that are held by my broker?

A:

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee to vote your shares by following instructions that your broker or nominee provides to you. Most brokers offer voting by mail, telephone and the Internet.

Q:	What does it mean to vote by proxy?

A:

It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you ensure that your vote will be counted even if you are unable to attend the Annual Meeting. If you give your proxy but do not include specific instructions on how to vote, the individuals named as proxies will vote your shares in accordance with the following recommendations of the Board of Directors:

Company Proposals	Board Recommendation

• Proposal 1—Election of Directors	FOR

• Proposal 2—Advisory Vote to Approve Named Executive Officer Compensation	FOR

• Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm	FOR

Stockholder Proposal	Board Recommendation

• Proposal 4—Independent Board Chairman	AGAINST

• Proposal 5—Right to Act by Written Consent	AGAINST

 | 2020 Annual Meeting of Stockholders and Proxy Statement

General Information	71

Q:	What if I submit a proxy and later change my mind?

A:

If you have given your proxy and later wish to revoke it, you may do so by giving written notice to the Corporate Secretary, submitting another proxy bearing a later date (in any of the permitted forms), or casting a ballot in person at the Annual Meeting.

Q:	What happens if other matters are raised at the meeting?

A:

If other matters are properly presented at the meeting, the individuals named as proxies will have the discretion to vote on those matters for you in accordance with their best judgment. However, Baxter’s Corporate Secretary has not received timely and proper notice from any stockholder of any other matter to be presented at the meeting.

Q:	How is it determined whether a matter has been approved?

A:	Assuming a quorum is present, the approval of the matters specified in the Notice of Annual Meeting of Stockholders will be determined as follows:

•

Each director nominee under Proposal 1 receiving a majority of votes cast (number of shares voted “for” a director must exceed 50% of the number of votes cast with respect to that director) will be elected as a director; and

•	Each other matter requires the affirmative vote of a majority of the shares of common stock, present in person or by proxy and entitled to vote at the Annual Meeting.

Q:	Who will count the vote?

A:

Baxter has engaged Broadridge Financial Solutions, Inc. (Broadridge) to serve as the tabulator of votes and a representative of Broadridge will serve as the Inspector of Election at the Annual Meeting.

Q:	How do I find out the voting results?

A:	Preliminary results are typically announced at the Annual Meeting. Final voting results will be reported on a Form 8-K filed with the SEC following the Annual Meeting.

Q:	What constitutes a quorum?

A:

A majority of the outstanding shares of common stock entitled to vote, represented at the meeting in person or by proxy, constitutes a quorum. Broker non-votes and abstentions will be counted for purposes of determining whether a quorum is present.

Q:	What are broker non-votes and what effect do they have?

A:

Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial holders. If that happens, the nominees may vote those shares only on matters deemed “routine” by the NYSE, such as the ratification of the appointment of the company’s independent registered public accounting firm. On “non-routine” matters nominees cannot vote unless they receive voting instructions from beneficial owners, resulting in so called “broker non-votes.” The items being considered at the Annual Meeting, except for the ratification of the appointment of the company’s independent registered public accounting firm, under “Proposal 3—Ratification of Appointment of Independent Registered Public Accounting Firm,” are considered “non-routine” matters.

Broker non-votes will have no impact on “Proposal 1—Election of Directors,” “Proposal 2—Advisory Vote to Approve Named Executive Compensation,” “Proposal 4—Independent Board Chairman” or “Proposal 5—Right to Act by Written Consent.”

Q:	What effect does an abstention have?

A:

Abstentions or directions to withhold authority will have no effect on the outcome of Proposal 1. Abstentions will have the same effect as a vote against any of the other matters specified in the Notice of Annual Meeting of Stockholders.

investor.baxter.com

72	General Information

Q:	What is “householding” and how does it affect me?

A:

Baxter has adopted “householding,” a procedure under which stockholders of record who have the same address and last name and do not receive proxy materials electronically will receive a single Notice of Internet Availability of Proxy Materials or set of proxy materials, unless one or more of these stockholders notifies the company that they wish to continue receiving individual copies. Stockholders who participate in householding will continue to receive separate proxy cards. This procedure can result in significant savings to the company by reducing printing and postage costs.

If you participate in householding and wish to receive a separate Notice of Internet Availability of Proxy Materials or set of proxy materials, or if you wish to receive separate copies of future Notices, annual reports and proxy statements, please call 1-866-540-7095 or write to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. The company will deliver the requested documents to you promptly upon your request.

Any stockholders of record who share the same address and currently receive multiple copies of proxy materials who wish to receive only one copy of these materials per household in the future may contact Broadridge at the address or telephone number listed above. If you hold your shares through a broker, bank or other nominee, please contact your broker, bank, or other nominee to request information about householding.

Q:	What shares are covered by the proxy card?

A:

The proxy card covers all shares held by you of record (registered in your name), including any shares credited to your Incentive Investment Plan account or Puerto Rico Savings and Investment Plan account held in custody by the plan trustee. If you hold your shares through a broker, bank or other nominee, you will receive separate instructions from your broker, bank or other nominee describing how to vote your shares.

Q:	How do I vote if I hold my shares through the Baxter Incentive Investment Plan or Puerto Rico Savings and Investment Plan?

A:

If you are a current or former Baxter employee with shares credited to your account in the Baxter Incentive Investment Plan or Puerto Rico Savings and Investment Plan, then your completed proxy card (or vote via the Internet or by telephone) will serve as voting instructions to the plan trustee. The trustee will vote the shares credited to your account as you direct, except as may be required by the Employee Retirement Income Security Act (ERISA). Shares for which the trustee has not received timely instructions shall be voted by the trustee to the extent permitted by the Incentive Investment Plan or Puerto Rico Savings and Investment Plan or required by law in its uncontrolled discretion. To allow sufficient time for voting by the plan trustee, your voting instructions must be received by 11:59 p.m. Eastern Daylight Time on April 30, 2020.

Q:	Does the company offer an opportunity to receive future proxy materials electronically?

A:

Yes. If you wish to receive future proxy materials over the Internet instead of receiving copies in the mail, follow the instructions provided when you vote through the Internet. If you vote by telephone, you will not have the option to elect electronic delivery while voting.

If you elect electronic delivery, the company will discontinue mailing the proxy materials to you beginning next year and will send you an e-mail message notifying you of the Internet address or addresses where you may access next year’s proxy materials and vote your shares. You may discontinue electronic delivery at any time.

Q:	What are the benefits of electronic delivery?

A:

Electronic delivery reduces the company’s printing and mailing costs as well as the environmental impact of the Annual Meeting. It is also a convenient way for you to receive your proxy materials and makes it easy to vote your shares over the Internet.

 | 2020 Annual Meeting of Stockholders and Proxy Statement

General Information	73

Other Information

Attending the Annual Meeting

The Annual Meeting of Stockholders will take place at Baxter’s corporate headquarters located at One Baxter Parkway, Deerfield, Illinois 60015 on Tuesday, May 5, 2020 at 9:00 a.m., Central Daylight Time. The registration desk will open at 8:00 a.m. Please see the map provided on the back cover of the proxy statement for more information about the location of the Annual Meeting. If you have other questions about attending the Annual Meeting, please contact Investor Relations at 224-948-3085 or Global_CORP_Investor_Relations@baxter.com.

Admittance to the meeting will be limited to stockholders eligible to vote or their authorized representatives. In order to be admitted to the Annual Meeting, you must bring documentation showing that you owned Baxter common stock as of the record date of March 12, 2020. Acceptable documentation includes your Notice of Internet Availability of Proxy Materials, the admission ticket attached to your proxy card (if you received your proxy materials by mail) or any other proof of ownership (such as a brokerage or bank statement) reflecting your Baxter holdings as of March 12, 2020. All attendees must also bring valid photo identification. Stockholders who do not bring this documentation will not be admitted to the Annual Meeting. Please be aware that all purses, briefcases, bags, etc. that are brought into the facility may be subject to inspection. Cameras and other recording devices will not be permitted at the meeting.

As part of our precautions regarding the coronavirus (COVID-19), Baxter currently expects that the Annual Meeting will be held by means of remote communication. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available at https://investor.baxter.com/investors/annual-report-and-proxy/default.aspx.

Stockholder Proposals for the 2021 Annual Meeting

Any stockholder who intends to present a proposal at Baxter’s annual meeting of stockholders to be held in 2021, and who wishes to have a proposal included in Baxter’s proxy statement for that meeting, must deliver the proposal to the Corporate Secretary. All proposals must be received by the Corporate Secretary no later than November 23, 2020 and must satisfy the rules and regulations of the SEC to be eligible for inclusion in the proxy statement for that meeting.

A stockholder or group of up to 20 stockholders who have continuously owned at least 3% of Baxter’s common stock for at least three years have the ability to submit director nominees (up to the greater of two and 20% of the Board) for inclusion in the related proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements specified in Baxter’s Bylaws. Notice of these proposals must be received no earlier than October 24, 2020 and no later than November 23, 2020 and must include the information required for any Access Proposal (as defined in the Bylaws).

To be eligible for consideration at the 2021 annual meeting of stockholders, any proposal that is a proper subject for consideration which has not been submitted by the deadline for inclusion in the proxy statement (as set forth above) and any nomination for director that is made outside of the proxy access procedures (as described above) must comply with the procedures specified in Baxter’s Bylaws. These procedures require, among other things, that any such proposal or nomination to be received by the Corporate Secretary between January 5, 2021 and February 4, 2021. This advance notice period is intended to allow all stockholders an opportunity to consider all business and nominees expected to be considered at the meeting.

All submissions to, or requests of, the Corporate Secretary should be made to Baxter’s principal executive offices at One Baxter Parkway, Deerfield, Illinois 60015.

Cost of Proxy Solicitation

Baxter will bear the costs of soliciting proxies. Copies of proxy solicitation materials will be mailed to stockholders, and employees of Baxter may communicate with stockholders to solicit their proxies. Banks, brokers and others holding stock in their names, or in the names of nominees, may request and forward copies of the proxy solicitation material to beneficial owners and seek authority for execution of proxies, and Baxter will reimburse them for their expenses.

In addition, Baxter has retained D.F. King & Co., Inc. to assist in the distribution and solicitation of proxies. Baxter has agreed to pay D.F. King & Co., Inc. a fee of approximately $20,500 plus other solicitation-related expenses.

Transfer Agent and Registrar

Correspondence concerning Baxter common stock holdings or lost or missing certificates or dividend checks should be directed to: Computershare Trust Company, N.A., P.O. Box 505000, Louisville, KY 40233-500, (888) 359-8645.

investor.baxter.com

2020 Annual Meeting of Stockholders

Baxter International Inc. Headquarters

One Baxter Parkway

Deerfield, Illinois 60015

224-948-2000

Parking: Limited space is available on campus. Signs will direct you to guest parking for the Annual Meeting.

From Downtown

Kennedy (I-90) to Edens Expressway (I-94). Take Edens Spur/Tollway (I-94) and Exit Deerfield Road. Go West to Saunders Road. Turn South on Saunders to Baxter Parkway.

From O’Hare Airport/South Suburbs

Tri-State Tollway (I-294) North to Lake Cook Road. Take Lake Cook Road West to Saunders Road. North on Saunders Road to Baxter Parkway.

From North Suburbs

Tri-State Tollway (I-94) South to Lake Cook Road Exit. Go West on Lake Cook Road to Saunders Road. North on Saunders Road to Baxter Parkway.

Baxter’s headquarters is located in Deerfield. You may enter the campus as indicated below:

BAXTER INTERNATIONAL INC. ONE BAXTER PARKWAY DEERFIELD, IL 60015

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 4, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on May 4, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS

 — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

1. Election of Directors
Nominees	For	Against	Abstain
1a. José (Joe) E. Almeida	☐	☐	☐			For	Against	Abstain
1b. Thomas F. Chen	☐	☐	☐	1l. Amy A. Wendell		☐	☐	☐
1c. John D. Forsyth	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

1d. James R. Gavin III	☐	☐	☐	2. Advisory Vote to Approve Named Executive Officer Compensation		☐	☐	☐

1e. Peter S. Hellman	☐	☐	☐	3. Ratification of Appointment of Independent Registered Public Accounting Firm		☐	☐	☐

1f. Michael F. Mahoney	☐	☐	☐	The Board of Directors recommends you vote AGAINST proposals 4 and 5.		For	Against	Abstain
1g. Patricia B. Morrison	☐	☐	☐
1h. Stephen N. Oesterle	☐	☐	☐	4. Stockholder Proposal - Independent Board Chairman		☐	☐	☐
1i. Cathy R. Smith	☐	☐	☐	5. Stockholder Proposal - Right to Act by Written Consent		☐	☐	☐
1j. Thomas T. Stallkamp	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
1k. Albert P.L. Stroucken	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

Please note that you will need to bring this admission ticket (or other proof of ownership) and valid photo identification in order to be admitted. Accordingly, this admission ticket should not be returned with the proxy card if you vote by mail.

ADMISSION TICKET

BAXTER INTERNATIONAL INC.

2020 Annual Meeting of Stockholders

May 5, 2020

9:00 a.m. Central Daylight Time

Baxter International Inc. Headquarters

One Baxter Parkway

Deerfield, Illinois 60015

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Form 10-K are available at www.proxyvote.com

— — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —

BAXTER INTERNATIONAL INC. Annual Meeting of Stockholders May 5, 2020 9:00 AM Central Daylight Time This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) José E. Almeida, Sean Martin, and Ellen K. McIntosh, and each of them, as proxyholders with the powers the undersigned would possess if personally present and with full power of substitution, to vote all shares of common stock of the undersigned in Baxter International Inc. at the Annual Meeting of Stockholders to be held on May 5, 2020, and at any adjournment thereof, upon all subjects that may properly come before the meeting, subject to any directions indicated on this card. If no directions are given, the proxyholders will vote: for the election of the twelve directors for a term of one year; for the approval of the advisory vote on the named executive officer compensation; for the ratification of appointment of the independent registered public accounting firm; against the stockholder proposal related to an independent board chairman; against the stockholder proposal related to the right to act by registered written consent; and at their discretion on any other matter or business that may properly come before the meeting or any adjournment thereof. This proxy card will serve as voting instructions to the plan trustee for any shares held for the undersigned in the Incentive Investment Plan or Puerto Rico Savings and Investment Plan. The trustee will vote the shares credited to you as direct, except as may be required by the Employee Retirement Income Security Act (ERISA). Shares for which the trustee has not received timely instructions shall be voted by the trustee in its discretion. To allow sufficient time for voting by the trustee of the plans, as described above, your instructions must be received by 11:59 p.m., Eastern Daylight Time on April 30, 2020.

If no directions are given, this proxy will be voted by the proxy holders FOR proposals 1, 2 and 3 and AGAINST proposals 4 and 5 (or by the plan trustee in its discretion).

Continued and to be signed on reverse side